Exhibit 10.19
SUBLEASE AGREEMENT
     This Sublease Agreement (this “Sublease”), is made and entered into as of this 13th day of April, 2010 (the “Effective Date”), by and between (i) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (“MIASI”), and (ii) BROADSOFT, INC., a Delaware corporation (“BroadSoft”).
Witnesseth:
     Whereas, MIASI and Washingtonian Properties Limited Partnership (“Landlord”) have heretofore made and entered into a Lease Agreement dated as of June 27, 2000, as amended by (i) a First Amendment to Lease Agreement dated as of November 30, 2000, (ii) a Second Amendment to Lease Agreement dated as of March 15, 2000, (iii) a Third Amendment to Lease Agreement dated as of May 15, 2001, (iv) a Fourth Amendment to Lease Agreement dated as of October 10, 2003, and (v) a Fifth Amendment to Lease Agreement dated as of February 13, 2004 (said Lease Agreement as so amended being herein referred to as the “Lease”), pursuant to which Landlord has leased to MIASI the Phase One Premises (as defined in the Lease and referred to herein as the “Phase I Building”) and the Phase Two Premises (as defined in the Lease) (the Phase One Premises and the Phase Two Premises are collectively referred to herein as the “Building”); and
     Whereas, BroadSoft desires to sublease from MIASI the space located on the (3rd) floor of the Building that is depicted on Exhibit A attached hereto, containing approximately 29,000 Rentable Square Feet (hereafter defined) (the “Sublet Office Space”), and the space located on the Lower Level of the Building that is depicted on Exhibit A attached hereto, containing approximately 947 Rentable Square Feet (the “Sublet Lower Level Space”), upon the terms and conditions set forth herein. The Sublet Office Space and the Sublet Lower Level Space are herein collectively referred to as the “Sublet Premises.”
     Now Therefore, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:
     1. Recitals: Incorporation of Terms. The foregoing recitals, and, subject to the provisions of Section 5 hereof, the terms and provisions of the Lease, are incorporated herein by reference and are made a substantive part of this Sublease. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Lease. This Sublease is subject and subordinate to the Lease in all respects. For all purposes of this Sublease, “Rentable Square Feet” shall be determined in accordance with the method of measurement described in Exhibit B attached hereto, but the parties agree that they have mutually determined that (i) the Rentable Square Feet of the Sublet Office Space is 29,000, (ii) the Rentable Square Feet of the Sublet Lower Level Space is 947, and (iii) the Rentable Square Feet of the Building is 293,004, and shall not be subject to further calculation, except in the event of a change in the physical size of any such space.

     2. Sublet Premises Leasehold Improvements; Cafeteria.
          (a) Sublease; Condition of Sublet Premises. MIASI does hereby sublease to BroadSoft and BroadSoft does hereby sublease from MIASI the Sublet Premises upon the terms and conditions set forth herein. BroadSoft has fully inspected the Sublet Premises and, except for the MIASI Work (hereafter defined), BroadSoft shall accept the Sublet Premises in its broom clean, “as is”, “where-is” condition as of the date hereof. Before MIASI tenders possession of the Sublet Premises to BroadSoft, MIASI, at its sole cost and expense, shall remove from the Sublet Premises the unused cabling that had been used by the prior subtenant (but not any existing cabling that serves and will continue to serve equipment used by MIASI and/or its affiliates in the Building), and shall repair any damage to the Sublet Premises caused by such removal (the “MIASI Work”). BroadSoft acknowledges that, except as specifically set forth in this Sublease, no representations, statements or warranties, express or implied, have been made by or on behalf of MIASI with respect to the condition of the Sublet Premises or the Building. However, to MIASI’s actual knowledge as of the date hereof, (i) all mechanical and electrical systems and fixtures serving the Sublet Premises are in good working order and repair, ordinary wear and tear excepted, (ii) there is no existing water damage, mold or leaking into the Building or Sublet Premises, and (iii) the “Base Building” (as defined in Section 2.03 of Exhibit C hereto) complies with all applicable federal, state and local legal requirements. If, however, as of the Sublease Commencement Date, (i) any mechanical or electrical system or any fixtures serving the Sublet Premises are not in good working order and repair, ordinary wear and tear excepted, (ii) there is any existing water damage, mold or leaking into the Building, including the Sublet Premises, which affects BroadSoft’s use and enjoyment of the Sublet Premises and/or the Building, and/or (iii) the Base Building does not, in any way, comply with any applicable federal, state and/or local legal requirements, which affects (A) BroadSoft’s ability to obtain an occupancy permit (or the equivalent) (without regard to any improvements that BroadSoft intends to make in the Building) or (B) BroadSoft’s use and enjoyment of the Sublet Premises and/or the Building, then, at no expense whatsoever to BroadSoft, MIASI shall promptly thereafter procure, respectively: such good working order and repair; the abatement and/or remediation of any such damage, mold or leaking; and compliance with all such legal requirements (as applicable). BroadSoft acknowledges that the Sublet Lower Level Space is not air-conditioned and BroadSoft shall use the Sublet Lower Level Space solely as storage space, and uses ancillary thereto, and for no other purpose.
          (b) Leasehold Improvements; Tenant Work Allowance. The Leasehold Improvements in the Sublet Premises shall be constructed by BroadSoft in accordance with the provisions of Exhibit C attached hereto (the “Work Agreement”). MIASI shall provide BroadSoft with an allowance (the “BroadSoft TI Allowance”) toward the cost of designing, permitting, managing and constructing the initial Leasehold Improvements in the Sublet Premises (“Construction Costs”) in an amount equal to (i) Twenty-Two and 69/100 Dollars ($22.69) multiplied by the Rentable Square Feet of the Sublet Office Space, plus (ii) Ten and No/100 Dollars multiplied by the Rentable Square Feet of the Sublet Lower Level Space, for a total allowance of Six Hundred Sixty-Seven Thousand Four Hundred Eighty and No/100 Dollars ($667,480.00). BroadSoft shall pay for all costs of designing, permitting, managing and constructing the Leasehold Improvements in the Sublet Premises that are in excess of the BroadSoft TI Allowance. MIASI shall pay portions of the BroadSoft TI Allowance to BroadSoft periodically, but not more than once per month, after written requests for payment

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are submitted to MIASI by BroadSoft (“Payment Requests”). At BroadSoft’s direction, MIASI shall disburse the TI Allowance directly to BroadSoft’s contractors, suppliers and vendors. The payments shall be based upon copies of invoices by BroadSoft’s architects, engineers, general contractor, consultants, contractors and subcontractors for services and supplies relating to the improvements to the Sublet Premises, including, without limitation installation of telephone/data cabling, architectural and engineering fees, construction management fees, permit fees, signage, moving and relocation fees. Provided a Payment Request includes a detailed description of the portion of the work performed, or services rendered, as described above, reasonable proof of payment to BroadSoft’s contractors, subcontractors and materialmen who were to be paid pursuant to prior Payment Requests paid by MIASI, and also lien waivers and releases on the forms reasonably approved by MIASI, MIASI shall pay to BroadSoft (or to BroadSoft’s designated contractors, suppliers and vendors) the amount sought by a Payment Request within forty-five (45) days after such Payment Request is received by MIASI. If any Payment Request (that complies with the terms of this Section 2(b)) is not paid within such forty-five (45) day period, and such failure continues for ten (10) days after written notice to MIASI, then MIASI shall pay interest on such late payment from the date due until paid at the Default Rate (defined in the Lease). In addition, if MIASI fails to pay all or any portion of the BroadSoft TI Allowance when due, and such failure continues for ten (10) days after notice to MIASI, then BroadSoft shall have the right at its option to offset the amount of the BroadSoft TI Allowance not paid when due against any Annual Base Subrent or any other Additional Subrent (as such terms are hereinafter defined) otherwise payable hereunder. No later than forty-five (45) days after BroadSoft has completed its Leasehold Improvements and provided MIASI copies of final lien waivers from its contractors and subcontractors, MIASI shall pay to BroadSoft any remaining TI Allowance. Upon completion of the Leasehold Improvements, BroadSoft shall deliver to MIASI a copy in paper and electronically in the latest version of AutoCAD of the “as-built” drawings for the Leasehold Improvements installed in the Sublet Premises. MIASI shall have the right, but not the obligation, to periodically inspect the performance of the construction of the Leasehold Improvements. Without limiting BroadSoft’s removal obligations pursuant to Section 6(a), all Leasehold Improvements that are built into or otherwise affixed to the Sublet Premises and that are performed utilizing the BroadSoft TI Allowance shall become, upon such affixation, the property of MIASI and, except as otherwise provided in Section 6(a), BroadSoft shall have no obligation to remove such Leasehold Improvements prior to the expiration or termination of the Sublease Term.
          (c) Building Cafeteria; Fitness Center; Meeting Space. Certain space on the lower level of the Building has been improved for, and is currently operated as, a cafeteria for use by all occupants of the Building (the “Cafeteria”). For so long as the Cafeteria shall remain in operation, BroadSoft’s employees, agents, members, representatives and an incidental number of guests (the “BroadSoft Parties”) shall be permitted to use the Cafeteria, and MIASI or the operator of such Cafeteria may charge the BroadSoft Parties for food and beverages provided to the BroadSoft Parties upon terms and conditions no less favorable than those terms and conditions made available to employees and guests of MIASI. In addition, subject to availability, the private dining rooms ancillary to the Cafeteria shall be made available to BroadSoft, it being understood that BroadSoft may not use all of the private dining rooms at any one time. BroadSoft shall pay to MIASI or to the operator of the private dining rooms the charge imposed from time to time by MIASI or such operator for the use of the

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private dining rooms (currently $100 per room per session without food service, or free of charge with catered food service or $100 or more), including a set-up and clean-up fee.
          Certain space on the lower level of the Building has been improved for, and is currently operated as, a fitness center (the “Fitness Center”). For so long as the Fitness Center shall remain in operation, BroadSoft employees shall be permitted to use the Fitness Center, and MIASI or the operator of such Fitness Center may charge such employees for such use a “nominal” fee (currently $5.75/week per employee), but in no event higher than the fee, if any, charged from time to time to employees of MIASI. Any employee of BroadSoft who desires to use the Fitness Center may be required to execute and deliver a waiver and release in form reasonably acceptable to MIASI or to the operator of the Fitness Center, and shall be required to comply with rules and regulations reasonably promulgated from time to time by MIASI or by the operator of the Fitness Center.
          Certain space on the lower level of the Building has been improved for, and is currently operated as, meeting space and conference facilities (the “Conference Facilities”). For so long as the Conference Facilities shall remain in operation, BroadSoft Parties shall be permitted to use the Conference Facilities, and MIASI or the operator of such Conference Facilities may charge BroadSoft a fee for the use thereof (currently $250/half day and $500/full day), which fee shall be subject to change from time to time.
     3. Term.
          (a) Sublease Term. The term of this Sublease (the “Sublease Term”) shall begin on the day MIASI tenders possession of the Sublet Premises to BroadSoft (the “Sublease Commencement Date”), and shall terminate on June 29, 2019, subject to earlier termination pursuant to the terms hereof. MIASI shall tender possession of the Sublet Premises to BroadSoft no later than three (3) business days after the execution and delivery of this Sublease.
          (b) Extension Option. MIASI has the right, pursuant to Article 29 of the Lease, to extend the term of the Lease through November 17, 2022 (defined in the Lease as the “First Renewal Option”), by sending notice of such election to Landlord by June 30, 2018. If (i) MIASI exercises the First Renewal Option, (ii) BroadSoft is not in default beyond any applicable grace period set forth herein for curing such default, and (iii) MIASI elects, in its sole and absolute discretion, to sublet the Sublet Premises to an entity that is not a MIASI Affiliate or a MIASI Related Party, then MIASI shall promptly notify BroadSoft in writing (the “Extension Availability Notice”). In such event, BroadSoft shall have the right at its option (the “Extension Option”) to extend the Sublease Term, for all, but not less than all, of the Sublet Premises, for a period (the “Extension Period”) commencing on the day after the expiration of the initial Sublease Term and ending on November 16, 2022. The Extension Option shall be exercisable by BroadSoft by giving written notice (the “Extension Notice”) to MIASI of the exercise of the Extension Option no later than thirty (30) days after BroadSoft’s receipt of the Extension Availability Notice. In the event that the Extension Option is timely exercised, the Sublease Term shall be extended until November 16, 2022, all references to the Sublease Term shall include the Extension Period and all provisions of this Sublease shall apply to the Extension Period in the same manner and with the same effect as if on the date of

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execution of this Sublease the Sublease Term expired on the last day of the Extension Period, except that the Annual Base Subrent and Additional Subrent payable during the Extension Period shall be equal to the base rent and additional rent payable by MIASI to the Landlord under the Lease (on a per rentable square foot basis), and all other costs and expenses reasonably allocable to the Sublet Premises (whether paid by MIASI to the Landlord or to other third parties), so that the total rent to be paid by BroadSoft to MIASI during the Extension Period will cover and be equal to all of MIASI’s rent and other expenses (e.g., Operating Expenses and Taxes) reasonably allocable to the Sublet Premises during the Extension Period. BroadSoft shall not be entitled to the BroadSoft TI Allowance with respect to the Extension Period; provided, however, that in the event MIASI is entitled to any improvement allowance, temporary abatement or reduction in the base rent and/or additional rent, or similar economic concessions (collectively, the “Extension Concessions”) during the Extension Period, BroadSoft shall be entitled to BroadSoft’s Proportionate Share of such Extension Concessions, or if the parties mutually agree, the Annual Base Subrent payable by BroadSoft during the Extension Period shall be reduced to account for BroadSoft’s Proportionate Share of such Extension Concessions.
          (c) Expansion Option.
               (i) Subject to the terms and conditions hereinafter set forth, and provided BroadSoft is not in default beyond any applicable grace period set forth herein for curing such default, BroadSoft shall have the right at its option (the “Expansion Option”) to sublease an additional approximately five thousand five hundred (5,500) Rentable Square Feet of space on the third (3rd) floor of the Building, approximately as shown on Exhibit K attached hereto (the “Expansion Space”), on all of the same terms and conditions as are applicable to the initial Sublet Premises; provided, however, that the Annual Base Subrent payable during the initial Sublease Term with respect to the Expansion Space shall be equal to the Prevailing Market Rent (hereafter defined) for the Expansion Space (but in no event less than the Annual Base Subrent (on a per Rentable Square Foot basis) payable from time to time to for the initial Sublet Premises), and BroadSoft shall not be entitled to the BroadSoft TI Allowance.
               (ii) No earlier than eighteen (18) months before the anticipated delivery date of the Expansion Space to BroadSoft, MIASI shall send BroadSoft notice (“Expansion Option Notice”) setting forth the anticipated delivery date of the Expansion Space (“Expansion Space Anticipated Delivery Date”), which Expansion Space Anticipated Delivery Date shall be between the fifth (5th) and sixth (6th) anniversaries of the Sublease Commencement Date. The Expansion Option shall be exercisable by BroadSoft upon written notice to MIASI given no later than ten (10) business days after BroadSoft’s receipt of the Expansion Option Notice. BroadSoft’s failure to give such notice by such date shall constitute a waiver by BroadSoft of its right to exercise the Expansion Option. If within thirty (30) days following delivery of BroadSoft’s Expansion Option Notice, MIASI and BroadSoft have not mutually agreed on the Prevailing Market Rent for the Expansion Space, then the Prevailing Market Rent for the Expansion Space shall be determined by the three (3) broker method in the manner described in Section 3(c)(vi) below.
               (iii) As of the date of delivery by MIASI to BroadSoft of the Expansion Space, (i) the Expansion Space shall be added to and constitute a part of the Sublet Premises

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subject to all the terms and conditions of this Sublease, (ii) the Rentable Square Feet of the Sublet Premises shall be increased by including the Rentable Square Feet of the Expansion Space, (iii) BroadSoft’s Proportionate Share shall be recomputed to reflect the enlarged rentable area of the Sublet Premises, and (iv) the Annual Base Subrent payable then and thereafter pursuant to this Sublease for the Expansion Space shall equal the Prevailing Market Rent for the Expansion Space, as determined in accordance with this Section 3(c) above.
               (iv) BroadSoft shall accept the Expansion Space in its “as is” broom clean condition, and BroadSoft shall not make any alterations, installations, additions or improvements to the Expansion Space unless BroadSoft complies with Exhibit C and Section 6 of this Sublease.
               (v) MIASI shall tender possession of the Expansion Space to BroadSoft on the Expansion Space Anticipated Delivery Date; provided, however, that notwithstanding any other provision in this Sublease or in any notice given by MIASI to BroadSoft pursuant to this Sublease to the contrary, delivery of possession of the Expansion Space to BroadSoft and commencement of BroadSoft’s leasing thereof shall be subject to MIASI’s obtaining possession from any prior subtenant who holds over beyond its sublease expiration date. MIASI shall diligently pursue at its own expense recovery of such space and the delivery of possession to BroadSoft. Provided MIASI did not execute a sublease with a third-party subtenant for the Expansion Space for a period extending beyond the Expansion Space Anticipated Delivery Date, and provided MIASI is diligently pursuing recovery of the Expansion Space (including instituting a lawsuit to recover possession of the Expansion Space, BroadSoft shall have no claim for damages for MIASI’s failure to deliver the Expansion Space to BroadSoft, and subject to Section 3(c)(vi) below, BroadSoft shall commence to pay rent therefor on the date MIASI actually delivers exclusive possession thereof to BroadSoft.
               (vi) For purposes hereof, “Prevailing Market Rent” shall mean the then-prevailing fair market value rental rate (determined on a “gross” lease basis) charged to tenants for space in prime leases of comparable size and conditions, in comparable office buildings and locations in the Gaithersburg, Maryland submarket area, taking into account the following: (a) the location, quality and age of the Building; (b) the amenities in the Building available to BroadSoft and the amenities in the surrounding area; (c) the use, location, size and/or floor level(s) of the space in question, including view, elevator lobby exposure, etc.; (d) the definition of Rentable Square Feet (e.g., GWCAR or BOMA); (e) the extent of leasehold improvements in the Expansion Space (other than those paid for by BroadSoft) or to be provided, and/or any leasehold improvement allowance; (f) abatements (including with respect to Annual Base Subrent, Pass-Through Expense Rental and parking charges); (g) inclusion or exclusion of parking charges in rental and the parking ratio offered; (h) lease takeovers/assumptions; (i) term or length of sublease; and (i) any other concession or inducements, non-market real estate commissions and/or relevant terms or conditions in making such Prevailing Market Rent determination. If within thirty (30) days following delivery of BroadSoft’s Expansion Option notice, MIASI and BroadSoft have not mutually agreed on the Prevailing Market Rent for the Expansion Space, then within ten (10) days after the expiration of such thirty (30) day period, each party shall give written notice to the other setting forth the name and address of a Broker (hereafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. Each broker (“Broker”) shall have at least ten (10) years experience as a

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real estate broker specializing in commercial office leasing in the Gaithersburg, Maryland submarket area. The cost and expense of each Broker shall be borne by the party that selected such Broker. If either party shall fail to select a Broker as aforesaid, the Broker selected by the other party shall determine the Prevailing Market Rent. Each Broker shall thereupon independently make his or her determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred ten percent (110%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred ten percent (110%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The cost and expense of the third Broker shall be borne equally by MIASI and BroadSoft. Within twenty (20) days after his or her appointment, the third Broker shall independently make his or her determination of the Prevailing Market Rent and shall select either the determination of MIASI’s Broker or the determination of BroadSoft’s Broker that, in the opinion of the third Broker, is the closest to the third Broker’s determination of the Prevailing Market Rent (and shall be binding upon MIASI and BroadSoft). If MIASI is unable to deliver the Expansion Space within one hundred twenty (120) days after the Expansion Space Anticipated Delivery Date, then BroadSoft may, at its option, terminate this Sublease or any amendment hereto (but solely with respect to the Expansion Space) by delivering written notice to MIASI no later than ten (10) days after the expiration of such one hundred twenty (120) day period. In such event, neither party shall have any further rights or obligations hereunder with respect to the Expansion Space, and this Sublease shall continue in full force and effect in accordance with its terms with respect to the Sublet Premises (but not the Expansion Space).
          (d) Definitions of MIASI Affiliate and MIASI Related Party. For purposes of this Sublease, (i) a “MIASI Affiliate” shall mean any entity controlling, controlled by or under common control with MIASI, and (ii) a “MIASI Related Party” shall mean (A) Marriott Employees Federal Credit Union, Avendra LLC, Crestline Capital Corporation, Host Marriott Corporation, HMSHost Corp. (formerly Host Marriott Services Corporation) and Host Hotels and Resorts, Inc., (B) any other entity that after the date hereof may be “spun-off” or “split-up” from Marriott International, Inc. or any of its direct or indirect subsidiaries, or is the transferee of any principal business unit of Marriott International, Inc. or any of its subsidiaries, (C) any entity in which any of the foregoing entities has made a material investment and/or a material loan (debt or equity of any kind or nature), (D) any entity controlling, controlled by or under common control with any of the foregoing entities, and (E) any successor, by merger, consolidation or transfer of a substantial part of its assets, of any of the foregoing entities. For purposes of clause (C) of this Section 3(d), a “material investment” or “material loan” shall mean an investment or loan, as the case may be, that (i) comprises at least five percent (5%) of the then outstanding investments or loans, as the case may be, in the entity in which such investment, or to which such loan, was made, or (ii) results in the investor or lender having the ability to direct or influence the direction of the management and policies of the entity in which such investment, or to which such loan, was made.
     4. Rent.
          (a) Base Subrent. Beginning on November 1, 2010 (“Subrent

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Commencement Date”), and throughout the Sublease Term, BroadSoft shall pay to MIASI with respect to the Sublet Premises, as base subrent hereunder, an annual rental (“Annual Base Subrent”) in an amount set forth on Exhibit E attached hereto.
          (b) Subrental Payments. The Annual Base Subrent shall be payable by BroadSoft to MIASI in equal monthly installments in advance. All payments to be made by BroadSoft hereunder shall be payable to MIASI at the address set forth in Section 15, or at such other address as MIASI shall designate in writing, by good check or by wire transfer of funds. All payments of Annual Base Subrent and Additional Subrent (hereafter defined) hereunder shall be made by BroadSoft without demand, abatement, set-off, offset or reduction of any kind, except as otherwise expressly herein provided. Contemporaneously with its execution of this Sublease, BroadSoft shall pay to MIASI the first monthly installment of Annual Base Subrent due hereunder. All payments of Annual Base Subrent shall be due and payable on the first day of each and every calendar month during the Sublease Term, commencing on the Subrent Commencement Date. BroadSoft’s obligation to pay Annual Base Subrent and Additional Subrent hereunder during the Sublease Term shall survive the expiration or earlier termination of this Sublease. In the event that the Sublease Term with respect to any space commences on a date other than the first day of a calendar month or expires on a day other than the last day of a calendar month, Annual Base Subrent and/or Additional Subrent owed for less than a full month shall be prorated on the basis of the number of days in such month. In the event that any Annual Base Subrent or Additional Subrent is not paid within five (5) Business Days after the date the same becomes due, BroadSoft shall pay to MIASI interest thereon from the date due until paid at the Default Rate (as defined in the Lease), compounded monthly, and if any such amount is not paid within ten (10) days after such payment is due, BroadSoft shall pay to MIASI, in addition to the accrued interest specified above, a late charge in an amount equal to four percent (4%) of such overdue amount. Notwithstanding anything herein contained to the contrary, neither the interest charge nor the late payment fee shall be payable with respect to the first late payment (i.e., a payment not made within five (5) Business Days after the date the same becomes due) made in any twelve (12) month period if such late payment is made within five (5) Business Days after written notice to BroadSoft. If BroadSoft fails to pay any Annual Base Subrent or Additional Subrent within five (5) Business Days after the same is due, MIASI shall endeavor to notify BroadSoft of such failure; provided, however, that MIASI’s failure to provide such notice shall not affect BroadSoft’s obligation to pay any interest charge or late fee otherwise payable pursuant to this Section 4(b).
          (c) Additional Subrent. For purposes hereof, “Additional Subrent” means Pass-Through Expense Rental (hereafter defined) and all other amounts (other than Annual Base Subrent) payable by BroadSoft to MIASI pursuant to this Sublease. Commencing on January 1, 2011, and for each calendar year thereafter that commences during the Sublease Term, BroadSoft shall pay to MIASI, as additional rent (“Pass-Through Expense Rental”), BroadSoft’s Proportionate Share (hereafter defined) of the positive difference, if any, between (i) the Operating Expenses and Taxes (hereafter defined) for such calendar year, and (ii) the Base Year Taxes and Expenses (hereafter defined), in accordance with and subject to the following provisions. As used in this Sublease, “Operating Expenses and Taxes” shall mean the sum of (i) all amounts that are payable by MIASI to Landlord under Article 8, Section 10.03(d) or clause (i) of Section 10.04 of the Lease, allocable on an accrual basis to such

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calendar year, and (ii) all amounts payable by MIASI, any MIASI Affiliate or any MIASI Related Party allocable on an accrual basis to such calendar year that are referred to in Article 8 of the Lease as the type of costs or expenses that would be reimbursable by MIASI to Landlord if paid by Landlord but which have been paid by MIASI any MIASI Affiliate or any MIASI Related Party rather than Landlord (including, without limitation, the cost of insurance paid by Landlord and reimbursed by MIASI pursuant to Section 16.01(d) of the Lease). Notwithstanding the foregoing, if the Landlord incurs any Capital Expenditure (as defined in the Lease) described in clause (i) of Section 10.04 of the Lease due to any Legal Requirement (as defined in the Lease) that took effect at any time prior to the Sublease Commencement Date, then such Capital Expenditure shall be excluded from Operating Expenses for all purposes of this Sublease.
                    (i) For purposes hereof, “BroadSoft’s Proportionate Share” shall be nine and ninety-four one-hundredths percent (9.94%), determined by dividing the Rentable Square Feet of the Sublet Office Space (i.e., 29,000 on the Sublease Commencement Date) by the Rentable Square Feet of air-conditioned space in the Building (i.e., 291,885). BroadSoft’s Proportionate Share shall be recalculated on a prospective basis only in the event of any increase or decrease in the physical size of the Sublet Premises and/or the Building.
                    (ii) For purposes hereof, “Base Year Taxes and Expenses” shall mean Operating Expenses and Taxes for the Base Year, and “Base Year” shall mean calendar year 2010. Base Year Taxes will consist of one-half of the Taxes for the tax year ending June 30, 2010 plus one-half of the Taxes for tax year ending June 30, 2011. For each year after 2010, Taxes will be calculated in the same manner as described in the immediately preceding sentence.
                    (iii) In the event that for any calendar year or portion thereof, including the Base Year, less than ninety-five percent (95%) of the Rentable Square Feet of the Building is occupied, then the amount of Operating Expenses and Taxes for such calendar year shall be “grossed up” to equal the amount that MIASI reasonably estimates such Operating Expenses and Taxes would have been if ninety-five percent (95%) of the Rentable Square Feet of the Building had been occupied for the full twelve (12) month period.
                    (iv) Operating Expenses and Taxes for each calendar year, including the Base Year, shall include all taxes payable by MIASI pursuant to Section 8.02 of the Lease (or that would be payable by MIASI pursuant to Section 8.02 of the Lease if a credit against, or refund of, such taxes pursuant to the provisions of Maryland Ann. Code Section 9-230 or Montgomery County Code Sections 52-69 through 52-72, inclusive, as the same may be amended was not available).
                    (v) Pass-Through Expense Rental shall be appropriately prorated on a daily basis for the portion of any calendar year in which the Sublease Term commences or expires or terminates with respect to any space by reason of the expiration or termination of the Sublease Term, or the occurrence of an Expansion Space Sublease Commencement Date of any Expansion Space.
                    (vi) Operating Expenses and Taxes shall not include the cost of providing heating and air conditioning services during hours that are not Business Hours. For

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purposes hereof, “Business Hours” shall mean the hours from 8:00 a.m. to 6 p.m. Monday through Friday, inclusive, and on Saturday from 8:00 a.m. to 12:00 noon, excluding Legal Holidays (as defined in the Lease) and such additional hours as may be designated as Business Hours from time to time by MIASI by written notice to BroadSoft. Unless requested by BroadSoft, MIASI may elect not to provide heating and air conditioning services during Business Hours on Saturdays. If BroadSoft requests heating and air conditioning services during Business Hours on Saturdays, there shall be no additional charge for such service during Business Hours on Saturdays. BroadSoft shall have the right to request from time to time heating and air conditioning services for hours that are not Business Hours by sending notice to the building manager no later than 12:00 noon EST on any Business Day for which such after-hour service is desired and no later than 12:00 noon EST on the Business Day prior to a weekend day or Legal Holiday for which such after-hour service is desired, and BroadSoft shall pay to MIASI a charge as provided below for such additional services at the rate charged by MIASI from time to time for such after-hour services, which amount shall be paid by BroadSoft, as Additional Rent, within thirty (30) days following delivery to BroadSoft of an invoice therefor. As of the Effective Date, MIASI’s charge for such non-Business Hour heating and air conditioning service is Sixty-Five Dollars ($65.00) per hour per air handling unit, which hourly charge shall be increased from time to time to reflect any increase in the cost per kilowatt hour of electricity charge by the Building’s third-party service provider.
                    (vii) At least thirty (30) days before each calendar year during the Sublease Term, MIASI shall furnish BroadSoft with MIASI’s good faith estimate of BroadSoft’s Pass-Through Expense Rental for such year. By the first day of each month during each calendar year, commencing on January 1, 2011, BroadSoft shall pay 1/12th of MIASI’s estimate of the Pass-Through Expense Rental for such year. Upon request, MIASI shall promptly provide BroadSoft with documentation supporting MIASI’s good faith estimate of BroadSoft’s Pass-Through Expense Rental.
                    (viii) MIASI shall deliver to BroadSoft, within thirty (30) days after receipt thereof by MIASI, a copy of each Annual Operating Expense Statement received by MIASI from Landlord pursuant to the provisions of Section 8.01(e) of the Lease and each real estate tax bill received by MIASI. If and to the extent the Landlord’s Annual Operating Expense Statement does not include any Operating Expenses or Taxes for which BroadSoft is required to pay its Proportionate Share of increases pursuant to this Sublease, then MIASI shall also deliver to BroadSoft within such thirty (30) day period, a reasonably detailed statement (“MIASI’s Expense Statement”) of such additional Operating Expenses or Taxes.
                    (ix) Within thirty (30) days after the delivery of the Landlord’s Annual Operating Expense Statement and, if applicable, MIASI’s Expense Statement, BroadSoft shall make a lump sum payment to MIASI equal to the amount, if any, by which the actual Pass-Through Expense Rental exceeds the amount that BroadSoft has paid toward the estimated Pass-Through Expense Rental for such previous calendar year. BroadSoft’s obligation under this subsection shall survive the expiration or sooner termination of the Sublease Term.
                    (x) If the amount that BroadSoft has paid toward the estimated Pass-Through Expense Rental exceeds the actual Pass-Through Expense Rental for such previous calendar year, MIASI shall refund the excess to BroadSoft within thirty (30) days after the

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delivery to BroadSoft of the Landlord’s Annual Operating Expense Statement and, if applicable, MIASI’s Expense Statement. MIASI’s obligation under this subsection shall survive the expiration or sooner termination of the Sublease Term.
                    (xi) MIASI shall have the exclusive right (and BroadSoft shall not have the right) to audit the Landlord’s Annual Operating Expense Statements pursuant to Section 8.01(g) of the Lease, provided that if MIASI conducts any such audit, MIASI shall make the results of such audit promptly available to BroadSoft. MIASI agrees to retain the books and records in MIASI’s possession substantiating the Operating Expenses and Taxes incurred in each calendar year for a period of at least three (3) years from the date MIASI submits a MIASI Expense Statement to BroadSoft. MIASI shall make available to BroadSoft, as reasonably requested by BroadSoft from time to time, all information relating to Operating Expenses and Taxes that is in the possession of MIASI. Without limitation, upon request, MIASI shall deliver to BroadSoft copies of any service contracts between the Landlord and MIASI, any MIASI Affiliate or any MIASI Related Party, pursuant to which MIASI, any MIASI Affiliate or any MIASI Related Party provides services to the Building, together with a detailed description of the services provided and the costs that were included in Operating Expenses and Taxes. Notwithstanding the foregoing, if MIASI prepares and delivers to BroadSoft a MIASI Expense Statement, then within twelve (12) months after delivery of such MIASI’s Expense Statement (or eighteen (18) months in the case of the 2010 Base Year MIASI’s Expense Statement), BroadSoft shall have the right to notify MIASI if BroadSoft intends to examine MIASI’s books and records with respect to such MIASI’s Expense Statement. If BroadSoft so notifies MIASI, then BroadSoft or its representatives (such as a certified public accountant licensed to do business in the State of Maryland) shall have the right, at BroadSoft’s expense, during normal business hours for a period of ninety (90) days after BroadSoft’s notice (the “Review Period”), to examine MIASI books and records relating to Operating Expenses and Taxes for the Building for the year to which such MIASI’s Expense Statement applies. MIASI shall make available to BroadSoft at the Building (or in the Washington, DC metropolitan area) a complete set of such books and records during such time period for such purpose. BroadSoft shall notify MIASI within such ninety (90) day period if it disputes such MIASI’s Expense Statement, setting forth in such written notice the reasons therefor (a “Notice of Dispute”). If BroadSoft either (i) fails to notify MIASI of its intention to examine MIASI’s books and records within twelve (12) months after delivery of a MIASI’s Expense Statement (or eighteen (18) months in the case of the Base Year MIASI’s Expense Statement), or (ii) fails to give MIASI a Notice of Dispute within the ninety (90) day period of examination hereinabove referred to, then BroadSoft shall be deemed to have accepted such MIASI’s Expense Statement for all purposes hereunder. If MIASI shall have overstated BroadSoft’s obligation for Operating Expenses and Taxes for any calendar year, MIASI shall refund such excess within thirty (30) days after the amount of such overstatement is finally determined. If MIASI shall have overstated the Operating Expenses and Taxes for any calendar year by more than four percent (4%), MIASI shall also reimburse BroadSoft for the reasonable cost paid by BroadSoft to third parties for such examination, but in no event shall such reimbursement exceed Seven Thousand Five Hundred Dollars ($7,500). BroadSoft shall not engage or consult with any accountant, consultant or other party with respect to Operating Expenses and Taxes if any portion of such party’s fee is on a contingency basis or is otherwise based on any savings in BroadSoft’s Pass-Through Expense Rental.
                    (xii) MIASI pays a negotiated flat fee management fee to Landlord

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pursuant to the Lease. For purposes hereof, the management fee included in Operating Expenses shall not increase in any year by more than four percent (4%).
          5. Compliance with Lease.
          (a) Obligations under the Lease. BroadSoft hereby acknowledges that it has read the Lease, a true, correct and complete copy of which (redacted to set forth certain business or confidential terms) is attached hereto as Exhibit F and, except as otherwise set forth herein, is incorporated herein by reference as fully as if the terms and provisions thereof were set forth herein. Except as inapplicable hereto or inconsistent herewith, BroadSoft agrees to assume the same responsibilities and duties and to enjoy the same rights and privileges that MIASI has as “Tenant” from and to the Landlord with respect to the Sublet Premises, excepting matters relating to the identification of the Sublet Premises, and the amount and due dates of the rentals payable therefor, and other excluded terms set forth hereinbelow; provided, however, except as otherwise expressly provided in this Sublease, in no event shall MIASI be deemed to have assumed the responsibilities of the Landlord under the Lease, including, without limitation, any repair or maintenance obligations under Article 13 of the Lease, any obligation to provide services under Article 15 of the Lease or any obligation to restore the Building and/or Sublet Premises following any damage, destruction or condemnation under Articles 17 and 18 of the Lease or any obligation to make any Capital Expenditures (as defined in the Lease), nor shall MIASI be responsible for the compliance of the Landlord with the provisions of the Lease. The foregoing notwithstanding, MIASI covenants and agrees to use good faith, due diligence and at all times exert commercially reasonable efforts to compel and/or require Landlord to provide or perform the obligations and duties of Landlord in the Lease, provided that: (A) to the extent such enforcement of rights pertains to the entire Building, including the Sublet Premises, BroadSoft shall reimburse MIASI within forty-five (45) days following written demand for BroadSoft’s Proportionate Share of all reasonable out-of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by MIASI in attempting to enforce the Lease; and (B) to the extent the enforcement of rights pertains solely to the Sublet Premises, BroadSoft shall reimburse MIASI within forty-five (45) days following written demand for the full amount of all such reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by MIASI in attempting to enforce the Lease. Notwithstanding the foregoing, if the basis of Landlord’s default is determined to be the default or negligence of MIASI, BroadSoft’s reimbursement obligation in the previous sentence shall not apply. If MIASI has the right to pursue a self-help remedy under the Lease, MIASI shall pursue such remedy if, MIASI, in its sole good faith judgment believes such remedy is appropriate under the circumstances.
          (b) Incorporation of Lease Provisions. In furtherance of the provisions of Section 5(a), except as otherwise specifically provided for herein, or unless the context may otherwise require, the subletting effected hereby shall be upon all of the terms and conditions of the letting effected by the Lease, except the provisions of the Lease relating to “Landlord” shall be deemed to refer to MIASI, the provisions thereof relating to “Tenant” shall be deemed to refer to BroadSoft, the provisions of the Lease relating to the Premises (as defined in the Lease) or the Phase One Premises or Phase Two Premises shall be deemed to refer to the Sublet Premises and the provisions of the Lease referring to the Lease shall be deemed to refer to this Sublease. The foregoing notwithstanding, the following provisions of the Lease shall

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not be applicable to this Sublease: Article 3, Article 4, Article 5, Section 6.01, Section 6.02, Article 7, Section 8.03, Section 8.08, Section 10.03(a), Section 10.03(b) or Section 10.04 if and to the extent that such Sections 10.03(a) and (b) and 10.04 would otherwise obligate BroadSoft to pay any amounts not included within the definition of Pass-Through Expense Rental, Section 10.03(c) except to the extent such Section applies to Leasehold Improvements installed in the Sublet Premises by BroadSoft, paragraph (a) of Section 10.04 entitled “Competitive Bidding for certain Capital Expenditures,” Article 14 if and to the extent Article 14 would apply to any area beyond the Sublet Premises, the insurance obligations of the “Landlord” under Article 16, Section 16.02(d), the repair and restoration and other obligations of the “Landlord” under Article 17, Sections 17.06, 17.07, 17.08 and 17.09, Article 19, Article 22, Article 27, Article 28, Article 29, Article 30, Section 32.01, Section 32.10, Section 32.11, 32.13. the Exhibits to the Lease (other than Exhibit A, Exhibit B, the provisions of Exhibit C to the extent not made applicable by Section 5(a) above or by the Work Agreement, or any obligations of the “Landlord” under Exhibit C), the Second Amendment to Lease Agreement, the Third Amendment to Lease Agreement, the Fourth Amendment to Lease Agreement, the Fifth Amendment to Lease Agreement and the provisions of the Tri-Party Agreement.
          (c) Avoidance of Lease Termination. MIASI and BroadSoft each covenants that it shall perform its respective obligations under the Lease (as applicable) take no action or permit anything to be done which would constitute a default under, or cause a termination of, the Lease (provided that MIASI shall be entitled to terminate the Lease pursuant to Section 9 of this Sublease in connection with the exercise of its rights following any condemnation or casualty affecting the Sublet Premises). Each of MIASI and BroadSoft shall indemnify, defend and hold the other harmless from and against any loss, cost, damage or expense (including, without limitation, court costs and reasonable attorneys’ fees) incurred as a result of a breach by MIASI or BroadSoft, as the case may be, of the covenant set forth in the first sentence of this Section 5(c).
          (d) Actions Requiring Landlord Consent. Whenever BroadSoft desires to take any action that would require the consent of Landlord under the Lease, such action shall not be taken by BroadSoft unless the consent of both Landlord and MIASI to such action is obtained. Except as otherwise expressly herein provided, if the Landlord must act reasonably in response to a request for its consent under the Lease, then MIASI shall similarly be obligated to act reasonably hereunder when responding to a request by BroadSoft. MIASI agrees to reasonably cooperate at no expense or liability to MIASI in connection with any request by BroadSoft for the consent of the Landlord (provided MIASI has consented to such request).
          6. Alterations.
          (a) Making of Alterations. BroadSoft shall not make any alterations, additions, or improvements on or to the Sublet Premises after the initial Leasehold Improvements without first obtaining the prior written consent of MIASI, which consent shall not be unreasonably withheld, conditioned or delayed, and, if required under the Lease, Landlord; provided, however, to the extent permitted under the Lease, BroadSoft shall be permitted to make Cosmetic Alterations without the prior consent of Landlord or MIASI. Notwithstanding the foregoing, MIASI may withhold its consent in its sole and absolute

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discretion to any proposed alteration that in MIASI’s good faith judgment would harm the Building’s structure or the Building’s mechanical, electrical, plumbing, or fire and life safety systems. For purposes of this Sublease, “Cosmetic Alterations” means (i) painting or recarpeting within the Sublet Premises, and (ii) alterations, additions or improvements to the Sublet Premises that cost individually and in the aggregate not more than Twenty Thousand Dollars ($20,000) in any calendar year and that do not require a building permit and do not affect the Building structure or the Building’s mechanical, electrical, plumbing or fire and life-safety systems. All alterations, additions, and improvements that shall be made in accordance with the provisions of Article 11 of the Lease and shall be made in compliance with the Rules and Regulations attached hereto as Exhibit I and the Leasehold Improvements Standards set forth in Exhibit C-1. Upon completion of any alterations, additions or improvements by BroadSoft (whether or not MIASI’s consent thereto is required, BroadSoft shall deliver to MIASI a copy in paper and electronically in the latest version of AutoCAD of the “as-built” drawings for such alterations, additions or improvements, if applicable. Prior to the end of the Sublease Term (including any early termination of the Sublease Term), BroadSoft shall remove (i) all alterations, additions or improvements (including, without limitation, the initial Leasehold Improvements) made by BroadSoft with respect to which under the Lease MIASI has a removal obligation upon the expiration or termination of the Lease unless both the Landlord and MIASI have, in their discretion, approved such installation and waived such removal obligation at the time of the installation thereof by BroadSoft, (ii) data and telecommunications cabling installed by BroadSoft (but not in the Expansion Space), and (iii) any alterations, additions or improvements (including, without limitation, the initial Leasehold Improvements) made by BroadSoft if (A) unusual in nature (e.g., raised flooring and SCIF/computer room improvements), and (B) the cost to remove the same is more than the cost to remove typical office improvements. In no event, however, shall BroadSoft be required to remove any improvements located in the Sublet Premises as of the Effective Date. Notwithstanding the forgoing, (x) MIASI will not require the removal, pursuant to clause (iii) of the immediately preceding sentence, of any of the Leasehold Improvements depicted on the Construction Plan and Power and Signal Plan dated March 1, 2010 (the “March 1 Plans”) other than the power poles serving BroadSoft’s cubicles depicted on the March 1 Plans (the “Power Poles”), so long as the Leasehold Improvements are constructed materially in accordance with the March 1 Plans; and (y) if the expiration of the Sublease Term (or Extension Period, as applicable) coincides with the expiration of the Lease term, MIASI will not require the removal of the data and telecommunications cabling installed by BroadSoft in connection with the Leasehold Improvements or the removal of the Power Poles.
          (b) Equipment. BroadSoft shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning or electrical systems of the Building without obtaining the prior written consent of MIASI, which consent shall not be unreasonably withheld, conditioned or delayed; it being understood and agreed that MIASI shall be deemed to have reasonably withheld its consent to any such proposed equipment or machinery if MIASI withholds its consent because such equipment or machinery would increase the cost to operate such systems or would adversely affect such systems. Similarly, BroadSoft shall not install or operate in the Sublet Premises any equipment or other machinery that, in the aggregate, will cause BroadSoft to use more than the Sublet Premises’ Standard Electrical Capacity (hereafter defined) for general office use, without obtaining the prior written consent

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of MIASI (and, if required under the Lease, Landlord), who may condition its consent, among other things, upon the payment by BroadSoft of Additional Subrent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, but which consent of MIASI shall not be unreasonably withheld, conditioned or delayed. If at any time during the Sublease Term, MIASI has reason to believe that BroadSoft’s connected electrical load from its use of equipment and fixtures (including incandescent lighting and power) exceeds the Sublet Premises’ Standard Electrical Capacity, then MIASI may cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by BroadSoft beyond the Sublet Premises’ Standard Electrical Capacity (the “Electric Survey”). In the event that: (i) the Electric Survey determines that BroadSoft’s electric consumption exceeds the Sublet Premises’ Standard Electric Capacity by up to five percent (5%), then each party shall pay for one-half (1/2) of the cost of the Electric Survey; (ii) the Electric Survey determines that BroadSoft’s electric consumption exceeds the Sublet Premises’ Standard Electric Capacity by more than five percent (5%), then BroadSoft shall pay for the full cost of the Electric Survey; and (iii) the Electric Survey determines that BroadSoft is not using more than the Sublet Premises’ Standard Electric Capacity, MIASI shall pay for the full cost of the Electric Survey. In all events, if the Electric Survey determines that BroadSoft is using more than the Sublet Premises’ Standard Electric Capacity, then (unless BroadSoft curtails such connected electrical load to below seven (7) watts per Rentable Square Foot) MIASI may install (and BroadSoft shall reimburse MIASI for the cost of the installation of) additional transformers, distribution panels, wiring and other applicable equipment to accommodate such use, as well as such additional meter(s) to monitor such use, and BroadSoft shall pay as Additional Subrent the cost of any electricity in excess of the Sublet Premises’ Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, within ten (10) business days after receipt of any bill therefor from MIASI or Landlord. For purposes hereof, the “Sublet Premises’ Standard Electric Capacity” shall mean seven (7) watts per Rentable Square Foot (connected load). Without limiting BroadSoft’s obligations in this Section 6(b), on or before the date BroadSoft commences its business operations at the Sublet Premises, BroadSoft shall at its expense separately meter any and all supplemental HVAC units installed by BroadSoft in the Sublet Premises or exclusively serving the Sublet Premises. During the Sublease Term, BroadSoft shall pay MIASI from time to time, within thirty (30) days after receipt of any bill therefor from MIASI, the cost of electricity, based on such meters, for such supplemental HVAC units.
          (c) Removal of Personal Property. Subject to Section 32 of this Sublease, upon the expiration or earlier termination of this Sublease, for any cause whatsoever, BroadSoft shall remove, at its sole cost and expense, all of its furniture and other personal property in the Sublet Premises, and shall repair any damage to the Sublet Premises and/or the Building caused by such removal. Notwithstanding the foregoing, MIASI hereby waives any statutory or other rights granted by or under any present or future law which MIASI may claim to have in all of BroadSoft’s personal property, inventory, furniture, trade fixtures, business equipment, licenses, permits, all intangible property, and accounts, no matter how arising, including all rights of levy or distraint for rent.
          7. Access to Premises. BroadSoft shall allow MIASI and its agents or employees access to the Sublet Premises during normal business hours, upon reasonable prior notice (which may be by telephone), for purposes including, but not limited to, inspecting or of making repairs,

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additions, or alterations to the portions of the Building not subleased to BroadSoft. BroadSoft shall permit Landlord to have access to the Sublet Premises to the extent Landlord is entitled to have such access pursuant to the provisions of the Lease. BroadSoft and its employees shall have access to the Sublet Premises at all times, twenty-four (24) hours per day, subject to the security arrangements provided for herein and in the Lease. BroadSoft acknowledges and agrees that the main lobby area within the Building shall be used by BroadSoft only for ingress to and egress from the Sublet Premises by employees, guests and invitees of BroadSoft, for welcoming and receiving guests and for no other purpose whatsoever.
          8. Liability for Damage or Injury and Indemnification.
          (a) BroadSoft Indemnification. MIASI shall not be liable for any damage to the Sublet Premises or any injury to persons sustained by BroadSoft or its employees, agents, invitees, guests, or other persons caused by conditions or activities on the Sublet Premises or the Building, or activities of BroadSoft in or upon the Building (except to the extent any loss, cost, damage or expense is attributable to the gross negligence or intentional acts of MIASI or its agents or employees, and subject to the waiver of subrogation provisions hereof and in the Lease). Subject to the waiver of subrogation provisions set forth in Section 16.03 of the Lease, BroadSoft hereby indemnifies and saves harmless MIASI from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of or in any way relating to the Sublet Premises or BroadSoft’s use and occupation thereof (other than any loss, cost, damage or expense attributable to the negligence or intentional misconduct of MIASI or its agents or employees). BroadSoft’s obligation hereunder shall survive the termination of this Sublease. BroadSoft shall carry liability insurance covering the Sublet Premises as required of MIASI under the Lease, including naming as additional insureds, MIASI, Landlord, Manager (as defined in the Lease) and Landlord’s designated Mortgagee (as defined in the Lease). BroadSoft shall provide Landlord and MIASI with all certificates of insurance required herein and under the Lease, and shall comply with all insurance requirements imposed upon MIASI as “Tenant” under the Lease.
          (b) MIASI Indemnification. Subject to the waiver of subrogation provisions set forth in Section 16.03 of the Lease, and unless and to the extent caused by the negligence or intentional misconduct of BroadSoft or its agents or employees, MIASI hereby indemnifies and saves harmless BroadSoft from any liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees) suffered or incurred by BroadSoft arising out of (i) any violation by MIASI of any Environmental Laws (as defined in the Lease), and (ii) BroadSoft’s use and occupation of the common areas of the Building and those portions of the Building occupied by MIASI. MIASI’s obligation hereunder shall survive the termination of this Sublease. MIASI shall carry liability insurance as required of MIASI under the Lease.
          (c) Waiver of Subrogation. Notwithstanding anything to the contrary in this Sublease, whether the loss or damage is due to the negligence of MIASI or its agents or employees, or any other cause, BroadSoft hereby releases MIASI and its agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of BroadSoft located in the Building arising out of any of the perils which are covered by BroadSoft’s property insurance policy or which would be covered by an all-risk property insurance policy if such policy was obtained by BroadSoft, or (ii) loss

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resulting from business interruption at the Sublet Premises, arising out of any of the perils which may be covered by the business interruption insurance policy carried by BroadSoft or which would be covered by a business interruption insurance policy with twenty-four (24) months coverage if such policy was obtained by BroadSoft. Similarly, notwithstanding anything to the contrary in this Sublease, whether the loss or damage is due to the negligence of BroadSoft or its agents or employees, or any other cause, MIASI hereby releases BroadSoft and its agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to personal property of MIASI located in the Building or business interruption, arising out of any of the perils which are covered by any such property insurance or business interruption insurance which MIASI obtains or would be covered if any such policy was obtained by MIASI. MIASI and BroadSoft shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.
          9. Casualty and Condemnation. In the event of damage or destruction of the Sublet Premises or other portion of the Building by fire or other casualty, this Sublease shall not terminate unless the Lease shall terminate, absolutely or with regard to the Sublet Premises, in accordance with the provisions of the Lease. The rental obligation of BroadSoft shall abate or be prorated only if MIASI’s rental and/or additional rental obligations with respect to the Sublet Premises is abated pursuant to the terms of the Lease. In the event the Lease is terminated due to a taking of all or any portion of the Premises, BroadSoft shall have no claim against MIASI or the Landlord for the value of any unexpired term of this Sublease or any other claim, nor any claim or right to any portion of any award or payment resulting from such condemnation, except that BroadSoft may maintain a separate claim for its relocation expenses, as long as the same does not diminish the award payable to the Landlord or to MIASI. It is understood and agreed that any repair or restoration required under the terms of the Lease shall be performed by Landlord to the extent Landlord is required to do so under the Lease, and that MIASI shall have no obligations with respect thereto.
          10. Assignments and Subleases.
          (a) BroadSoft Rights and Restrictions. Except as otherwise expressly set forth herein, BroadSoft shall not assign this Sublease or any interest herein or sub-sublet all or any part of the Sublet Premises (each, a “Transfer”) without the prior written consent of MIASI in each instance, which consent, subject to the provisions of Section 10(d), shall not be unreasonably withheld, conditioned or delayed. So long as (1) such Transfer is not a Transfer Subject to Recapture (as defined in Section 10(d)), or (2) such Transfer is a Transfer Subject to Recapture, but MIASI has not elected to exercise its Recapture Option (as defined in Section 10(d)), BroadSoft shall provide MIASI with a written request of any such Transfer (“Transfer Request”), which Transfer Request shall include (i) financial and other information reasonably requested by MIASI regarding the proposed assignee or sub-subtenant, and (ii) the proposed form of assignment or sub-sublease. MIASI will notify BroadSoft as to whether MIASI approves or disapproves of the identity of a proposed assignee or sub-subtenant, as well as the proposed form of assignment or sub-sublease, within twenty-five (25) days after MIASI’s receipt of the Transfer Request; provided, however, if MIASI fails to provide such notification within such twenty-five (25) day period, then BroadSoft shall deliver to MIASI a second

17

Transfer Request. Thereafter, if MIASI fails to notify BroadSoft that it approves or disapproves the identity of a proposed assignee or sub-subtenant, as well as the proposed form of assignment or sub-sublease, within ten (10) days after MIASI’s receipt of the second Transfer Request, then MIASI shall be deemed to have approved the Transfer Request, provided that BroadSoft’s second Transfer Request refers to this Section 10(a) and states in capital bold letters the following: “MIASI MUST RESPOND TO BROADSOFT’S SECOND TRANSFER REQUEST CONTAINED HEREIN WITHIN TEN (10) DAYS OF RECEIPT OF THIS SECOND TRANSFER REQUEST OR THIS SECOND TRANSFER REQUEST SHALL BE DEEMED APPROVED”. In the case of MIASI’s disapproval, MIASI shall specify in reasonable detail its reason(s) therefor. Without limitation, MIASI shall be deemed to be reasonable in withholding its consent to any proposed assignee or sub-subtenant if MIASI withholds its consent because the proposed assignee or sub-subtenant is a Prohibited User (hereafter defined) or if the provisions of the applicable assignment or sub-sublease do not prohibit any subsequent Transfer to a Prohibited User. Notwithstanding the foregoing, (1) BroadSoft shall have the right to assign this Sublease in its entirety (but not in part) or to sub-sublet all or any portion of the Sublet Premises without first obtaining the prior written consent of MIASI, and without MIASI having the right of recapture pursuant to Section 10(d), to a BroadSoft Affiliate or to any entity that acquires all or substantially all of the assets or equity interests in BroadSoft or with which BroadSoft may merge or be consolidated, provided that (i) the assignee or sub-subtenant is not a Prohibited User and the provisions of the applicable assignment or sub-sublease prohibit any subsequent Transfer to a Prohibited User, (ii) an executed copy of such assignment or sub-sublease is delivered by BroadSoft to MIASI on or prior to the effective date of such assignment or sub-sublease, (iii) in the case of an assignment of this Sublease, the assignee agrees pursuant to a written instrument that is executed by such assignee and delivered to MIASI on or prior to the effective date of such assignment to assume all of the obligations of BroadSoft under this Sublease, and (iv) in the case of an assignment to an entity with which BroadSoft may merge or be consolidated, (A) the assignee has a tangible net worth equal to or higher than that of BroadSoft immediately prior to such corporate event, and (B) the assignee has a ratio of debt to tangible net worth that is equal to or lower than that of BroadSoft immediately prior to such corporate event; and (2) the provisions of the Article 10 shall not apply to the transfer of any ownership interests in BroadSoft, controlling or otherwise, if and so long as BroadSoft is publicly traded on the New York, American or NASDAQ stock exchange. Any attempted Transfer (including any transfer by operation of law) that is not permitted as described above made in violation of this Section 10(a) shall be void. A “BroadSoft Affiliate” shall mean any entity controlling, controlled by or under common control of BroadSoft. Consent by MIASI to one or more Transfers where such consent is required under this Sublease shall not operate as a waiver of MIASI’s rights with respect to any subsequent Transfer if such consent of MIASI is required under this Sublease. No Transfer, whether or not the consent of MIASI is required hereunder, shall relieve BroadSoft from primary liability for all obligations of BroadSoft under this Sublease, whether accruing before or after the date of such Transfer. For purposes of this Sublease, the term “sublet” or “sub-sublet” shall be deemed to include the granting of any rights of occupancy of any portion of the Sublet Premises.
          (b) Definition of Prohibited User. For purposes of this Sublease, a “Prohibited User” shall mean (i) any governmental agency, (ii) any organization or entity having the privileges of sovereign immunity, (iii) any medical or dental clinic, (iv) any retail

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store or business selling goods or services that are delivered to the general public as invitees to the Building rather than particular invitees designated from time to time by BroadSoft, or (v) any hotel-related companies, including any of the following companies: Starwood Hotels and Resorts, Cendant Corporation, Hilton Hotels Corporation or Hilton International, Hyatt Hotels and Resorts, Accor SA, Six Continents Hotels, Choice Hotels International and MeriStar Hotels and Resorts.
          (c) Profit Sharing. In the event MIASI permits BroadSoft to assign or sub-sublet all or a portion of the Sublet Premises to a third party, then (i) fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Sublet Premises from and after the date BroadSoft tenders possession of the applicable portion of the Sublet Premises to such third party in excess of the Annual Base Subrent and Additional Subrent then in effect and payable by BroadSoft from and after such tender of possession date (after first deducting BroadSoft’s marketing costs, brokerage fees, attorneys’ fees (either BroadSoft’s or MIASI’s), and any improvement allowances or other concessions (including rental abatements) provided by BroadSoft (but not including any so-called “down time,”) incurred or paid by BroadSoft in connection with such reletting shall be paid by BroadSoft to MIASI on a monthly basis as Additional Subrent and (ii) BroadSoft shall be responsible for all reasonable third-party out-of-pocket costs and expenses, including reasonable attorneys’ fees incurred by MIASI in connection with any proposed or purported assignment or sub-sublease. For purposes of this Section 10(c), such excess sums shall be calculated based upon all payments which are made by the applicable sub-subtenant or assignee to BroadSoft, or any other entity designated by BroadSoft, in consideration of such party’s occupancy of the Sublet Premises, whether or nor characterized as payments of rental. All of the subletting costs described above that are to be taken into account to determine if and to the extent there are “profits” to be shared equally under this Section 10(c) shall be amortized on a straight-line basis over the term of the applicable sublease.
          (d) MIASI Recapture Rights. Prior to marketing for assignment or sub-sublease, or otherwise offering to assign or sub-sublease, or commencing the negotiation of any assignment or sub-sublease of, all or any portion of the Sublet Premises, other than any assignment or sub-sublease to a BroadSoft Affiliate or an assignment expressly permitted hereunder without the consent of MIASI (a “Transfer Subject to Recapture”), BroadSoft shall send written notice (the “Recapture Availability Notice”) to MIASI (i) advising MIASI that BroadSoft desires to effectuate such Transfer Subject to Recapture, (ii) describing, in the case of a proposed sub-sublease, the proposed space to be sub-sublet (the “Proposed Sub-Sublet Space”), which in the case of a proposed sub-sublease of less than all of the space on a floor then subleased by BroadSoft from MIASI shall be accompanied by a floor plan delineating the Proposed Sub-Sublet Space, (iii) specifying the date (the “Proposed Availability Date”) on which the Sublet Premises (in the case of an assignment) or the Proposed Sub-Sublet Space (in the case of a proposed sub-sublease) will become available for occupancy, which Proposed Availability Date shall not be later than twelve (12) months from the date of delivery of the Recapture Availability Notice to MIASI, and (iv) in the case of a sub-sublease for less than all or substantially all of the remaining portion of the Sublease Term, specifying the term of the proposed sub-sublease (the “Proposed Sub-Sublet Term”). For purposes of clause (iv) of the immediately preceding sentence, a proposed sub-sublease shall be deemed to be for substantially all of the remaining portion of the Sublease Term if the term is scheduled to end

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at any time during the last six (6) months of the Sublease Term. In the event that MIASI desires to obtain possession of the space covered by the Recapture Availability Notice, MIASI shall have the right, at its option (the “Recapture Option”), exercisable by sending written notice to BroadSoft prior to the expiration of thirty (30) days from the date of delivery of the Recapture Availability Notice to MIASI, to (A) terminate this Sublease in its entirety effective as of the Proposed Availability Date (in the case of a proposed assignment), (B) sub-sublet the Proposed Sub-Sublet Space from BroadSoft for the Proposed Sub-Sublet Term on all of the terms and conditions (on a per rentable square foot basis) set forth in this Sublease (in the case of a proposed sub-sublease for less than substantially all of the remaining portion of the Sublease Term), or (C) terminate this Sublease with respect to the Proposed Sub-Sublet Space effective as of the Proposed Availability Date (in the case of a proposed sub-sublease for all or substantially all of the remaining portion of the Sublease Term). If MIASI does not exercise the Recapture Option prior to the expiration of thirty (30) days after the date of delivery of the Recapture Availability Notice to MIASI, BroadSoft shall have the right to proceed with the assignment or sub-sublease as described in the Recapture Availability Notice, subject to compliance with the provisions of Section 10(a), provided that such proposed assignment or sub-sublease is executed no later than six (6) months after the date of delivery of the Recapture Availability Notice to MIASI. Any assignment or sub-sublease executed by BroadSoft without complying with the provisions of this Section 10(d) shall be void.
          (e) Office Sharing. Notwithstanding anything to the contrary in this Section 10, so long as BroadSoft is the Subtenant hereunder, BroadSoft may permit Office Sharing (as hereinafter defined) by BroadSoft Affiliates, clients or business partners (collectively, “Office Share Occupants”), without the same constituting a sublease or assignment within the meaning of this Section 10. The term “Office Sharing” shall mean the use of portions of the Sublet Premises, not to exceed ten (10%) of the rentable areas of the Sublet Premises in the aggregate, by Office Share Occupants, if such use is in connection with services being provided to BroadSoft by the applicable Office Share Occupants, the services being provided to the applicable Office Share Occupants by BroadSoft, or the services being jointly provided by BroadSoft and the applicable Office Share Occupants to third parties. Prior to allowing an Office Sharing by any Office Share Occupant, BroadSoft shall notify MIASI, which notice shall identify the Office Share Occupant and the approximate amount of Office Sharing by such Office Share Occupant. Notwithstanding the foregoing, BroadSoft shall not have the right to engage in Office Sharing with respect to any particular Office Share Occupants as aforesaid if such Office Share Occupants are Prohibited Users or are engaged in a business, or the Sublet Premises will be used in a manner, that is inconsistent with the use permitted under the Lease or this Sublease. For purposes of this Sublease, the acts or omissions of the employees or other personnel of Office Share Occupants shall be deemed to be the acts or omissions (as applicable) of BroadSoft’s employees.
          11. Security Deposit.
          (a) Amount. On or prior to the Sublease Commencement Date, BroadSoft shall deposit with MIASI an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Five Hundred Thousand and No/100 Dollars ($500,000), as a security deposit.
          (b) Security. Such security deposit shall be considered as security for the payment and performance by BroadSoft of all of BroadSoft’s obligations, covenants, conditions and agreements under this Sublease.

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          (c) Form. BroadSoft shall maintain the Letter of Credit in full force and effect throughout the entire term of this Sublease and until thirty (30) days after the termination of this Sublease, and shall cause the Letter of Credit to be renewed or replaced not less than sixty (60) days prior to its expiration date. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, payable to MIASI on sight at a metropolitan Washington, D.C. area financial institution branch, in partial or full draws, (ii) be substantially in the form attached hereto as Exhibit D, and otherwise be in form and content reasonably acceptable to MIASI, (iii) shall be issued by Silicon Valley Bank, N.A., or such other financial institution as MIASI may approve in its sole good faith discretion, and (iv) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to MIASI and BroadSoft. Any and all fees or costs charged by the issuer in connection with the Letter of Credit shall be paid by BroadSoft.
          (d) Right to Draw.
                    (i) In the event of any default by BroadSoft hereunder (after any applicable notice and cure period set forth herein, except if BroadSoft is the subject of a voluntary or involuntary bankruptcy proceeding as described in Section 23.01 of the Lease, in which case, no such notice and cure period shall apply) MIASI shall have the right to draw upon the Letter of Credit in whole or in part and apply the proceeds thereof as may be necessary to compensate MIASI for any default under this Sublease on the part of BroadSoft, and BroadSoft, within fifteen (15) days after MIASI delivers written demand therefor to BroadSoft, shall forthwith restore the Letter of Credit to its original amount; provided, however, neither the application of the security deposit as set forth above nor the restoration by BroadSoft of such security deposit shall operate to cure such default or to estop MIASI from pursuing any remedy to which MIASI would otherwise be entitled, unless and until BroadSoft has fully compensated MIASI for any damage resulting from such default and BroadSoft has restored any security deposit and otherwise complied with the terms hereof. Should MIASI elect to draw the full amount of the Letter of Credit upon a default by BroadSoft, BroadSoft expressly waives any right it might otherwise have to prevent MIASI from drawing on the Letter of Credit and agrees that an action for damages and not injunctive or other equitable relief shall be BroadSoft’s sole remedy in the event BroadSoft disputes MIASI’s claim to any such amounts.
                    (ii) MIASI shall also have the right to draw upon the Letter of Credit in any of the following circumstances (which circumstances described in items (i) and (ii) below shall apply to all issuers, including without limitation the initial issuer): (i), if the total assets of the issuer of the Letter of Credit are at any time less than Three Billion Dollars ($3,000,000,000.00), or such issuer has a Standard & Poor’s commercial paper rating of less than A-1 (provided if at any time the current Standard & Poor’s commercial paper rating system is no longer in existence, a comparable rating of a comparable commercial paper rating system from a comparable company shall be selected by MIASI, in its reasonable discretion, for purposes of this Article 11) and BroadSoft fails to deliver to MIASI a replacement Letter of Credit complying with the terms of this Sublease within thirty (30) days of request therefor from MIASI, (ii) if the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of

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the Letter of Credit shall fail to meet any capital requirements imposed by applicable law, and BroadSoft fails to deliver to MIASI a replacement Letter of Credit complying with the terms of this Sublease within thirty (30) days of request therefor from MIASI, or (iii) if BroadSoft fails to provide MIASI with any renewal or replacement Letter of Credit complying with the terms of this Sublease at least sixty (60) days prior to expiration of the then-current Letter of Credit. Notwithstanding the foregoing, if and so long as Silicon Valley Bank, N.A. is the issuer of the Letter of Credit, then for purposes of clause (i) of the immediately preceding sentence, the Standard & Poor’s “commercial paper rating” shall not apply, but MIASI shall have the right to draw upon the Letter of Credit if Silicon Valley Bank’s Standard & Poor’s credit rating is down-graded or otherwise deteriorates from what it is on the date of this Sublease, and BroadSoft fails to replace it with a replacement Letter of Credit complying with the terms of this Sublease within thirty (30) days of request therefor from MIASI. In the event the Letter of Credit is drawn upon due solely to the circumstances described in the foregoing clauses (i), (ii) or (iii), the amount drawn shall be held by MIASI as a security deposit to be otherwise retained, expended or disbursed by MIASI for any amounts or sums due under this Sublease to which the proceeds of the Letter of Credit could have been applied pursuant to this Sublease, and BroadSoft shall be liable to MIASI for restoration of the Letter of Credit complying with the terms of this Sublease, of any amount so expended to the same extent as set forth in this Article 11.
          (e) Right to Assign. In the event of any assignment of MIASI’s interest in this Sublease, MIASI shall have the right to transfer the security deposit to such assignee, at no cost to BroadSoft, in which event such assignee shall hold, use and apply the security deposit and proceeds thereof in accordance with the covenants, terms and conditions of this Sublease, BroadSoft shall look solely to the assignee for the return of the security deposit and MIASI shall thereupon be released from all liability to BroadSoft for the return of such security deposit. If BroadSoft assigns this Lease, BroadSoft shall be entitled to replace the Letter of Credit then held by MIASI (for which BroadSoft is the account party and MIASI is the beneficiary) with another Letter of Credit (for which such assignee is the account party and MIASI is the beneficiary) complying with the terms hereof.
          (f) Return of Security Deposit. Provided BroadSoft has not defaulted in any of its monetary obligations hereunder beyond any applicable notice and cure period or defaulted in any of its material non-monetary obligations hereunder beyond any applicable notice and cure period, then on the first anniversary of the Subrent Commencement Date, and on each of the second (2nd) through and including the fifth (5th) anniversaries of the Subrent Commencement Date, BroadSoft may reduce the Letter of Credit by Seventy-Five Thousand and No/100 Dollars (so that the amount of the Security Deposit after the fifth (5th) anniversary of the Subrent Commencement Date shall be and remain One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000). BroadSoft may effect each such reduction by: (i) causing the issuer thereof to amend such Letter of Credit at BroadSoft’s expense to reflect such a decrease, or (ii) by exchanging the then-existing Letter of Credit for a Letter of Credit in the applicable lesser amount. In addition, provided BroadSoft has not defaulted in any of its monetary obligations hereunder beyond any applicable notice and cure period or defaulted in any of its material non-monetary obligations hereunder beyond any applicable notice and cure period, if (i) BroadSoft becomes listed on a national public stock exchange, and (ii) BroadSoft’s tangible net worth (as indicated on its most-recently filed audited financial statement) is greater than $100 million, then BroadSoft shall have the right to immediately reduce the amount of the Security Deposit to One Hundred Twenty-Five Thousand Dollars ($125,000).

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          12. Services.
          (a) Services Provided by MIASI. MIASI shall provide, or cause to be provided, the following services (“MIASI Provided Building Services”), which shall, subject to Unavoidable Delays and Legal Requirements, be provided in a manner consistent with the operating standards of comparable Class A office buildings in the Gaithersburg, Maryland submarket area.
                    (i) MIASI will provide BroadSoft, inclusive in the Annual Base Subrent, an allowance for electrical consumption equal to seven (7) watts per Rentable Square Foot (for the Sublet Premises, exclusive of supplemental HVAC units that exclusively serve the Sublet Premises) on a continual basis, during Business Hours (the “Sublet Premises’ Electric Allowance”). As provided in Section 6(b), BroadSoft shall separately meter (i) any and all supplemental HVAC units installed by BroadSoft in the Sublet Premises or exclusively serving the Sublet Premises, and (ii) BroadSoft’s convenience power and lighting in BroadSoft’s computer room(s) (to measure the consumption of electricity during non-Business Hours), and BroadSoft shall pay MIASI the cost of such electricity, based on such meters, as provided in Section 6(b).
                    (ii) Supplies for toilet rooms located in the Sublet Premises and in the Common Areas on any multi-tenant floor on which a portion of the Sublet Premises is located.
                    (iii) Cleaning and janitorial service for the Sublet Premises and in the Common Areas weekdays, exclusive of Holidays. In no event shall the janitorial services specifications be administered with respect to the Sublet Premises at a quality level which is less than that administered with respect to MIASI in the Building.
                    (iv) (A) Hot and cold domestic water in existing toilet rooms located in the Sublet Premises and in the Common Areas on any multi-tenant floor on which a portion of the Sublet Premises is located, and (B) cold domestic water at other existing locations available in the Premises for hook-up, in both clauses (A) and (B) for uses permitted under this Sublease in accordance with and subject to the applicable requirements of this Sublease (provided that except as otherwise set forth in the approved Plans (as defined in the Work Agreement), BroadSoft shall not tap into existing water supply lines if and to the extent it would adversely affect the water pressure).
                    (v) Heating, ventilating and air conditioning services.
                    (vi) Automatically operated elevator service. At least three (3) elevator cabs shall be available to serve the Sublet Premises during Building Hours, and at least one (1) elevator cab shall be available to serve the Sublet Premises during non-Building Hours every day of the year. Subject to scheduling such use with the building manager, BroadSoft shall have the use of one of the elevator cabs for moving freight in an out of the Sublet Premises. Prior to such use, BroadSoft shall be responsible for protecting the elevator to avoid any damage to such elevator caused by such use of such elevator by BroadSoft, its agents, employees and contractors, and BroadSoft shall be responsible for any damage caused to the elevator arising out of such use of the elevator by BroadSoft, its agents, employees and contractors.

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                    (vii) Replacement of all building standard fluorescent tubes in light fixtures in the Sublet Premises, and all electric bulbs and fluorescent tubes in light fixtures in the Common Areas.
                    (viii) Snow and ice removal, refuse disposal, recycling disposal and landscaping maintenance and replacement.
          (b) Interruption of Building Standard Services. In the event MIASI is entitled to any rental abatement on account of any interruption of essential services to all or any portion of the Premises that includes the Sublet Premises, pursuant to the terms of the Lease, BroadSoft shall be entitled to proportionately abate its rental obligations hereunder for the same period of time, based on the portion of the Sublet Premises affected in relation to the portion of the Premises affected. In addition, notwithstanding anything in this Sublease or in Article 15 of the Lease to the contrary, if, because of the failure to provide any of the MIASI Provided Building Services, a portion of the Sublet Premises becomes untenantable and BroadSoft is unable to and does not, in fact, use such portion of the Sublet Premises in the normal operation of BroadSoft’s business for a continuous period equal to or exceeding the Applicable Interruption Period (as hereafter defined) after BroadSoft’s written notice thereof to MIASI, BroadSoft shall be entitled to an abatement of its Annual Base Subrent and Pass-Through Expense Rental for the period of time beginning on the first day after the expiration of the Applicable Interruption Period and terminating upon the resumption of such services. As used herein, the term “Applicable Interruption Period” shall mean five (5) consecutive Business Days in the case of a condition that is within the reasonable control of MIASI or any Manager (as such term is defined in the Lease) to remedy, or thirty (30) consecutive days in the case of an adverse condition that is not within the reasonable control of MIASI or Manager to remedy but that exists within or arises from an event or circumstances occurring on or within the Premises (as defined in the Lease). The provisions of this subsection (b) shall not apply (i) if the failure to provide any of the MIASI Provided Building Services is caused by, or arises from, Unavoidable Delays, including, without limitation, acts of terrorism, or the willful or negligent acts or omissions of BroadSoft or BroadSoft’s employees, or (ii) in the case of a condition that does not exist within and does not arise from any event or circumstances occurring on or within the Premises (as defined in the Lease) and is not within the reasonable control of MIASI or Manager to remedy.
          13. Default. In the event that BroadSoft shall be in default beyond any applicable notice and cure period of any covenant or obligation under this Sublease, or if any other default set forth in Section 23.01 of the Lease occurs with respect to BroadSoft and is not cured within the applicable notice and cure periods, then MIASI shall have available to it all of the remedies available to Landlord under the Lease in the event of a like default or failure on the part of the MIASI thereunder; provided, however, the time periods for curing defaults under the Lease set forth in Section 23.01 of the Lease shall be modified with respect to defaults under this Sublease as follows: (i) the five (5) Business Day grace period for defaults in payment of rent or additional rent shall be reduced to three (3) Business Days; and (ii) the thirty (30) day grace period for other defaults shall be reduced to twenty (20) days.

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          14. Brokers. Each party represents and warrants to the other that, except for Cushman & Wakefield of Maryland, Inc. (“C&W”) and Studley, Inc. (“Studley”), (i) no broker brought about this transaction or dealt with either party in connection herewith, and (ii) they have had no dealings with any real estate broker, finder or other person, with respect to this Sublease in any manner. Each party agrees to indemnify, defend and hold harmless the other against and from any and all losses, costs, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees) which may be claimed by any broker (other than C&W and Studley) by reason of any dealings, actions or agreements with the indemnifying party. MIASI agrees to compensate C&W and Studley pursuant to the terms of a separate agreement between MIASI and each of such brokers.
          15. Notices. Except where otherwise required by statute, all notices given pursuant to the provision hereof shall be hand-delivered, sent by reputable overnight delivery service or certified mail, postage prepaid, return receipt requested, or sent by facsimile (with a hard copy sent within one Business Day by one of the other methods for delivery of notices), to MIASI or BroadSoft at their respective addresses set forth in Exhibit G, as said addresses may be changed by written notice by one party to the other party at least ten (10) days in advance of the effective date of any such change in address. Notices shall be deemed given and effective upon the date of delivery (or refusal to accept delivery) if delivered by hand, overnight delivery service or by facsimile, and upon the date set forth on the return receipt therefor if delivered by certified mail. MIASI shall immediately furnish to BroadSoft any notices, written communications or demands received by MIASI relating to the Sublet Premises and affecting BroadSoft’s rights or obligations under this Sublease.
          16. Severability. In the event any part of this Sublease is held to be unenforceable or invalid for any reason, the balance of this Sublease shall not be affected and shall remain in full force and effect during the term of this Sublease.
          17. Binding Effect. The covenants, conditions, agreements, terms and provisions of this Sublease shall be binding upon and shall inure to the benefit of the parties hereof and each of their respective successors and assigns, subject to the restrictions and limitations set forth herein.
          18. Governing Law. It is the intention of the parties hereto that this Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of Maryland, without reference to the conflict or choice of law provisions thereof.
          19. Entirety. It is understood and agreed by and between the parties hereto that this Sublease contains the final and entire agreement between such parties relative to the subject matter hereof, and that they shall not be bound by any terms, statements, conditions or representations relative to the subject matter hereof, oral or written, express or implied, not herein contained. This Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by all parties hereto.
          20. Counterparts. This Sublease may be executed in several counterparts, but all such counterparts shall constitute one and the same instrument.

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          21. Conflicts. With respect to the relationship between MIASI and BroadSoft, the terms and conditions of this Sublease shall take precedence in any conflict between the terms and conditions hereof and the terms and conditions of the Lease.
          22. Parking. Throughout the Sublease Term and any extension thereof, BroadSoft shall have the right to have its employees and visitors park four and four-tenths (4.4) automobiles in the parking area of the Building for each one thousand (1,000) Rentable Square Feet in the Sublet Premises from time to time. Such parking rights shall be non-exclusive and in common with MIASI and other subtenants and their respective employees and visitors. All parking rights granted to BroadSoft shall be unreserved and shall be at BroadSoft’s sole risk, and MIASI shall have the right, upon reasonable prior written notice, at its option, upon reasonable prior written notice, to issue permits or establish other reasonable parking controls at no cost to BroadSoft, to assure that the use by BroadSoft of the parking area does not exceed the parking rights granted to BroadSoft pursuant to this Section 22. All parking spaces provided to BroadSoft pursuant to this Section shall be provided to BroadSoft at no cost or expense to BroadSoft.
          23. Signage.
          (a) Exterior Garage Signage. Subject to the following terms and conditions, BroadSoft shall have the right (which right is hereby granted by MIASI to BroadSoft), at BroadSoft’s option, to install and maintain on the facade of the Building garage BroadSoft’s name or logo (the “BroadSoft Garage Sign”). The BroadSoft Garage Sign shall be designed in accordance with the design and specifications described in Exhibit H attached hereto, and shall be installed in the location on such parking garage specified in Exhibit H attached hereto. The installation and maintenance of the BroadSoft Garage Sign shall be subject to BroadSoft’s obtaining all necessary permits and approvals from applicable governmental authorities and from the applicable Site Plan and Review Committee established under the Washingtonian Center Declaration of Covenants, Conditions, Restrictions and Easements (the “Washingtonian Declaration Committee”). MIASI, at no cost to MIASI, shall reasonably cooperate with BroadSoft in connection with BroadSoft’s efforts to obtain any necessary governmental or quasi-governmental or other approvals that may be required for the BroadSoft Garage Sign. Prior to the expiration of the Sublease Term (or earlier if BroadSoft no longer subleases and occupies at least 20,000 Rentable Square Feet of Sublet Office Space in the Building), BroadSoft shall remove the BroadSoft Garage Sign from the Building and repair any damage caused by such removal (such that the facade of the Building garage is in substantially the same condition as it was prior to the installation of the BroadSoft Garage Sign). BroadSoft shall be responsible for all expenses associated with installing, maintaining and removing the BroadSoft Garage Sign pursuant to this Section 23(a); provided, however, that BroadSoft may apply the BroadSoft TI Allowance toward the cost to design, fabricate and install the BroadSoft Garage Sign. Notwithstanding the foregoing, if for any reason BroadSoft has not installed the BroadSoft Garage Sign within twelve (12) months after the Effective Date, BroadSoft shall no longer have any right to install the BroadSoft Garage Sign and this Section 23(a) shall be null and void.
          (b) Building Directory Listing; Suite Entry Sign. At MIASI’s expense, MIASI shall install BroadSoft’s name on the directory in the Building lobby within twenty (20) days following MIASI’s receipt of a copy of BroadSoft’s occupancy permit (or the equivalent),

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and BroadSoft shall be entitled to its proportionate share of listings on such directory. The cost of BroadSoft’s initial directory listings shall be borne by MIASI. The cost of any additions or replacements thereto shall be borne by BroadSoft. MIASI shall also provide BroadSoft, at MIASI’s expense, standard suite entry signage at the main entrance to the Sublet Premises.
          24. Access Control. BroadSoft shall be entitled, at BroadSoft’s cost and risk, to tie its access control system for the Sublet Premises into the Base Building System providing electronic card key access to the exterior Building doors and the elevators of the Building if BroadSoft’s security system is compatible therewith, and BroadSoft may apply the BroadSoft TI Allowance toward the cost of such tie-in. MIASI reserves the right, upon reasonable prior notice to BroadSoft, at MIASI’s sole cost and expense, to replace the existing Base Building System with another security system providing a comparable level of service. BroadSoft shall provide MIASI with a set of all labeled keys as well as a grand master and card keys for emergency access for all locked space within the Sublet Premises.
          25. Exhibits. The exhibits attached hereto are made a substantive part of this Sublease.
          26. Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF THE PARTIES HERETO OR BROADSOFT’S USE OR OCCUPANCY OF THE SUBLET PREMISES.
          27. Reciprocal Litigation Costs. In the event of any litigation between MIASI and BroadSoft, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable and actual outside legal fees and out-of-pocket expenses incurred by the successful party in prosecuting or defending any such action.
          28. Building Rules and Regulations. BroadSoft shall comply with the Rules and Regulations attached hereto as Exhibit I, as the same may be amended from time to time by MIASI by reasonable prior written notice to BroadSoft provided that any such amendment is reasonable. If any Rule or Regulation is not enforced in a uniform and non-discriminatory manner, such Rule or Regulation shall not be enforceable against BroadSoft.
          29. Representations. MIASI represents that, as of the date hereof: (a) it has not received any notice from the Landlord asserting that MIASI is in default under the Lease and, to its knowledge, it is not aware of any default on its part under the Lease and is not aware of any event which, with the giving of notice or passage of time, or both, would constitute a default by it under the Lease, (b) to its knowledge, the Landlord is not in default under the Lease nor does there exist any event which, with the giving of notice or passage of time, or both, would constitute a default by Landlord under the Lease, (c) the Lease attached hereto as Exhibit F is true, correct and complete and in full force and effect; (d) MIASI has the power and authority to enter into this Sublease, (e) the Phase One Lease Commencement Date (as defined in the Lease) was May 20, 2002, (f) the Initial Term Expiration Date (as defined in the Lease) is June 30, 2019, (g) MIASI has no right to terminate the Lease pursuant to Article 4 of the Lease, and (h) to

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its knowledge, the Building’s heating, ventilation and air conditioning was designed to achieve the specifications described on Exhibit J attached hereto. BroadSoft represents that it has the power and authority to enter into this Sublease.
          30. Generator. BroadSoft shall have the right to tie-in its emergency electrical service for the Sublet Premises to the emergency generator for the Building; provided, however, that the service required by BroadSoft cannot exceed 100 kva (80 kw) of generator capacity. If BroadSoft elects such tie-in by notice to MIASI, it shall provide MIASI of its election to do so no later than sixty (60) days after delivery of the Sublet Premises. BroadSoft shall pay any and all costs associated with the tie-in including, but not limited to, the costs of installing and maintaining the connection and any required connectors that need to be installed between the generator and BroadSoft’s systems. MIASI shall not be liable for any damage in or to the Sublet Premises or any costs incurred by BroadSoft resulting from or arising in connection with the failure of the emergency generator for any reason.
          31. Removal of Systems Furniture. No later than the Sublease Commencement Date, MIASI, at MIASI’s sole cost and expense, shall remove the systems furniture described on Exhibit L attached hereto.
          32. Rooftop Satellite. BroadSoft shall have the non-exclusive right to install, maintain, operate and replace from time to time one (1) satellite dish (with a diameter up to twenty-four inches (24”)) and related equipment (collectively, the “Rooftop Equipment”) on the roof of the Building at BroadSoft’s sole cost and expense, subject to (i) there being suitable available space on the roof of the Building, (ii) MIASI’s reasonable prior approval (as to the location, size, weight, height and all other features and specifications of the Rooftop Equipment), and (iii) the terms and conditions set forth in this Section 32 and Section 32.13 of the Lease. BroadSoft shall, at its sole cost and expense, (i) install the Rooftop Equipment in accordance with the provisions of Exhibit M attached hereto, (ii) maintain the Rooftop Equipment in good, clean and safe condition and in compliance with all applicable laws, and (iii) remove the Rooftop Equipment at the expiration or earlier termination of the Sublease Term, and repair any damage to the Building caused by such removal. In no event shall the Rooftop Equipment interfere with any other rooftop or Building equipment installed before the installation of the Rooftop Equipment, and, in the event of any such interference, MIASI shall have the right to require BroadSoft to immediately discontinue the use of the Rooftop Equipment. BroadSoft’s rights under this Section 32 shall be in common with MIASI’s and/or rights of others as directed or approved by MIASI to install, maintain, operate and replace from time to time satellite dishes or communications reception antenna or related equipment and any other equipment on the roof of the Building.
          In Witness Whereof, the parties hereto have made and entered into this Sublease Agreement under seal as of the date and year first set forth above.

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.
By:	/s/ Kevin Kimball
	Name:	Kevin Kimball
	Title:	EVP Finance & Lodging

BROADSOFT, INC.
By:	/s/ James Tholen
	Name:	James Tholen
	Title:	CFO

28

LIST OF EXHIBITS

Exhibit A	Floor Plan of Sublet Premises
Exhibit B	Method of Measurement of Rentable Square Feet
Exhibit C	Work Agreement
Exhibit C-1	Leasehold Improvements Standards
Exhibit C-2	Rules and Procedures for Contractors
Exhibit C-3	Procedures for Slab Penetrations
Exhibit D	Form of Letter of Credit
Exhibit E	Annual Base Subrent
Exhibit F	Lease between Landlord and MIASI
Exhibit G	Addresses for Notices
Exhibit H	Approved Parking Signage Design Criteria
Exhibit I	Rules and Regulations
Exhibit J	HVAC Design Specifications
Exhibit K	Approximate Location of Expansion Space
Exhibit L	[Intentionally Omitted]
Exhibit M	Satellite Antenna Installation Requirements

EXHIBIT A
Floor Plan of Sublet Premises
[Diagram of Floor Plan]

Exhibit A – Page 1

EXHIBIT B
Method of Measurement of Rentable Square Feet
Rentable Square Feet shall mean “rentable office area” as such term is defined in the Building Owners and Managers Association International ANSI/BOMA Z65.1 Method of Measurement (1996), with the area of Amenity Space Improvements (hereafter defined) and the areas of the property management office and the security office (which supply such services to the occupants of the Building generally and not to individual occupants) being treated as “building common area.” Rentable Square Feet shall be calculated as if the Phase I Building and the Phase Two Improvements constitute a single building with the building common areas located in the Phase I Building and the Phase Two Improvements allocated to useable square feet of both the Phase I Building and the Phase Two Improvements. As used in this Exhibit B, “Amenity Space Improvements” means that space located on the lower level of the Building that has been improved for the purposes of operating a cafeteria and a postal facility for the receipt of mail deliveries for use by all occupants of the Building, and space located on the lower level of the Phase Two Improvements that has been improved for the purpose of operating a fitness center for use by all occupants of the Building.

Exhibit B – Page 1

EXHIBIT C
Work Agreement
ARTICLE 1
DEFINITIONS
     The terms defined in Article 1 of this Exhibit C, for all purposes of this Exhibit C, shall have the meanings herein specified, and, in addition to the terms defined herein, the definitions elsewhere in this Sublease shall also apply to this Exhibit C.
     1.01. “Architectural Plans” shall mean full and complete, accurate architectural working drawings and specifications for the Subtenant Work (as defined below), including, as applicable, all architectural dimension plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans, and other elevations, details, specifications and schedules, which comply with all applicable building codes and are prepared by BroadSoft’s Architect according to accepted standards of The American Institute of Architects (“AIA”).
     1.02. “MEP Plans” shall mean the mechanical, electrical, plumbing and/or fire protection and life safety plans, including related working and shop drawings, schedules and specifications, for construction and installation of the Subtenant Work, which are prepared by BroadSoft’s MEP Engineers in accordance and compliance with all applicable building, mechanical, plumbing, electrical, fire protection and life safety codes and the requirements of each authority having jurisdiction over or with respect to such plans, schedules and specifications, and are complete, accurate, consistent and fully coordinated with, and implement and carry out, the Architectural Plans.
     1.03. “Plans” shall mean the Architectural Plans, the MEP Plans, and if applicable, the Structural Plans.
     1.04. “Structural Plans” shall mean structural plans, schedules and specifications, if any, for the Subtenant Work, which are prepared by BroadSoft’s Structural Engineers in accordance and in compliance with the requirements of each authority having jurisdiction over or with respect to such plans, schedules and specifications, and are complete, accurate, consistent and fully coordinated with, and implement and carry out, the Architectural Plans.
     1.05. “ Subtenant Work” shall mean the initial Leasehold Improvements BroadSoft intends to perform within the Sublet Premises in accordance with the Plans.
     1.06. “BroadSoft’s Architect” shall mean OTJ Architects or such other reputable, properly licensed architect engaged by BroadSoft and approved by Landlord and reasonably approved by MIASI to prepare the Architectural Plans.
     1.07. “BroadSoft’s General Contractor” shall mean the reputable duly licensed contractor selected by BroadSoft and approved by Landlord and reasonably approved by MIASI

Exhibit C – Page 1

and engaged by BroadSoft to supervise the performance of the Subtenant Work. MIASI hereby approves Hitt Contracting, Regency Commercial Construction, Bognet Construction and Coakley Williams Construction, Inc. as BroadSoft’s General Contractor.
     1.08. “ BroadSoft’s MEP Engineers” shall the reputable duly licensed engineers selected by BroadSoft and approved by Landlord and reasonably approved by MIASI and engaged by BroadSoft to prepare the MEP Plans. MIASI hereby approves Greenman-Pedersen, Inc., KTA Group, Inc. and GHT Limited as BroadSoft’s MEP Engineer.
     1.09. “Subtenant’s Structural Engineers” shall mean the reputable, duly licensed engineers designated by MIASI (and reasonably acceptable to BroadSoft) and engaged by BroadSoft to prepare the Structural Plans.
ARTICLE 2
PREPARATION AND APPROVAL OF PLANS
     2.01. The Subtenant Work shall be performed in accordance with the provisions of this Exhibit C. Upon BroadSoft’s request, MIASI will furnish BroadSoft one (1) set of building plans pertaining to the Sublet Premises to assist BroadSoft in preparing the Plans. MIASI does not warrant the accuracy of such building plans, and MIASI shall not have any liability to BroadSoft, or anyone claiming through BroadSoft, as a result of any use of such building plans and specifications. BroadSoft shall perform a field verification to independently determine the specifications and dimensions of the Sublet Premises.
     2.02. All Subtenant Work shall be designed and constructed in accordance with the Leasehold Improvements Standards set forth in Exhibit C-1 attached hereto. Within ten (10) business days after MIASI’s receipt of the Plans, MIASI shall provide BroadSoft with MIASI’s notice of approval or disapproval of the same. MIASI shall not unreasonably withhold its consent to the Plans; however, MIASI may withhold its consent if in its good faith judgment, Subtenant’s Work would adversely affect the structure or systems of the Building or do not comply with the Leasehold Improvements Standards. Any notice of disapproval delivered by MIASI to BroadSoft shall set forth with reasonable particularity the reasons for such disapproval. Promptly upon receipt of the Plans, MIASI shall deliver the Plans to the Landlord for its review and approval in accordance with the Lease, and MIASI shall notify BroadSoft promptly upon receipt of such approval (or disapproval).
     2.03. BroadSoft shall complete the Subtenant’s Work in accordance with the Plans that have been approved by MIASI and the Landlord. If BroadSoft desires to install or construct any Subtenant Work other than in accordance with final working drawings that MIASI and Landlord have approved, each such proposed change must receive the prior written approval of MIASI and the Landlord (which approval by MIASI shall not be unreasonably withheld, conditioned or delayed, and with respect to which MIASI shall provide BroadSoft written notice of approval or disapproval within ten (10) business days of MIASI’s receipt of BroadSoft’s written request for approval), and in the event of MIASI’s approval of any proposed change to final working drawings, BroadSoft, upon completion of the installation and construction of the Subtenant Work

Exhibit C – Page 2

to which such change pertains, shall furnish MIASI with accurate “as built” plans and drawings of such Subtenant Work as constructed and/or installed.
     2.04. Under no circumstances will BroadSoft, or any person acting on behalf or for BroadSoft, alter or modify or in any manner disturb any Base Building system or installation, including, but not limited to, Base Building plumbing system, Base Building electrical system, Base Building heating, ventilating, and air conditioning systems, Base Building fire protection and life safety systems, or Base Building structural systems without MIASI’s and the Landlord’s prior written consent (which consent shall be given or withheld by MIASI within ten (10) business days after MIASI’s receipt of BroadSoft’s request for approval), except in accordance with Plans approved in writing by MIASI and Landlord. Only pursuant to MIASI’s express written permission and under direct supervision of MIASI or MIASI’s authorized representative shall BroadSoft, or any person acting on behalf of or for BroadSoft, alter or modify or in any manner disturb any Base Building system or installation which is located wholly or partially within the Sublet Premises, including, but not limited to, the electrical, plumbing, heating, ventilating, and air conditioning systems, and fire protection and life safety systems. For the purposes of this Section 2.04, “Base Building” shall mean that portion of any building system or component which is within the core and/or any public area of the Building and/or is common to and/or serves or exists for the benefit of other tenants and/or subtenants in or systems of the Building.
     2.05. Except as may be otherwise expressly provided in this Exhibit C, nothing in this Exhibit C shall relieve BroadSoft of any obligation or duty that BroadSoft has under any provision of the Sublease. The Plans shall conform to the requirements of applicable building, plumbing, electrical, fire protection and life safety codes and all other requirements of any authority having jurisdiction over, or with respect to, any work to be done pursuant to the Plans. BroadSoft alone shall be responsible for ensuring that all Plans, and work to be done pursuant to the Plans, conform to all such requirements, and notwithstanding that MIASI and/or its consultants may have reviewed and/or consented to any Plans and/or joined in any permit-application relating thereto, MIASI shall have no obligation or liability to BroadSoft or any third party in the event any such Plans, or the design, installation or construction of any Subtenant Work fails to conform to such requirements.
ARTICLE 3
CONSTRUCTION OF SUBTENANT WORK
     3.01. The design and construction of all Subtenant Work shall be performed at BroadSoft’s sole cost and expense, subject to payment of the BroadSoft TI Allowance (as defined in Section 2(b) of the Sublease). All Subtenant Work shall be carried out by BroadSoft in accordance with the terms of this Exhibit C, and BroadSoft shall be responsible for maintaining harmonious labor relations at all times.
     3.02. All Subtenant Work shall be performed and completed in compliance with such rules and regulations as MIASI may reasonably make and in accordance with all Legal Requirements, MIASI’s insurance carriers, and the board of fire underwriters having jurisdiction

Exhibit C – Page 3

over the Building. BroadSoft shall cause each of BroadSoft’s contractors and subcontractors to comply with the Rules and Procedures set forth in Exhibit C-2 attached hereto, and BroadSoft shall be responsible for any violations thereof. If any upgrades are required to be made to the common areas on the floor on which the Sublet Premises is located, including the existing third (3rd) floor rest rooms, based on current design and occupancy loads, to comply with Legal Requirements in effect on the date hereof, MIASI, at its expense shall perform such upgrades before BroadSoft substantially completes the Subtenant Work.
       3.03. Prior to commencing the construction of Subtenant Work, BroadSoft shall submit the following to MIASI and to the Landlord:
1.	Names, addresses, telephone numbers and emergency contacts for all contractors and subcontractors engaged by BroadSoft to perform the Subtenant Work;

2.	Proof of BroadSoft’s insurance coverage as required under the Sublease and proof of BroadSoft’s General Contractor’s insurance coverage in the following amounts and as otherwise reasonably acceptable to MIASI:

Completed Value Builder’s Risk Insurance
General Liability — Each Occurrence — Limits $1,000,000
General Aggregate — $2,000,000
Automobile Liability — Combined Single Limit — $1,000,000
Excess Liability — Each Occurrence — $5,000,000
Workers Compensation — WC — Statutory Limits
Workers Compensation — E. L. Each Accident — $500,000
Workers Compensation — E.L. Disease — Each Employee — $500,000
Workers Compensation — Policy Limit — $500,000

BroadSoft’s General Contractor’s liability insurance shall name BroadSoft, MIASI, Landlord, the Manager (as defined in the Lease), and Landlord’s designated Mortgagee (as defined in the Lease) as additional insureds. The Builder’s Risk insurance shall contain a waiver of subrogation endorsement in favor of MIASI, Landlord, the Manager (as defined in the Lease) and Landlord’s designated Mortgagee (as defined in the Lease).

3.	Copies of all required building permits; and

4.	The construction schedule for the Subtenant Work.
       MIASI shall have the right to approve each of BroadSoft’s subcontractors, which approval shall not be unreasonably withheld or conditioned.
       3.04. Subject to MIASI’s compliance with respect to its obligation to disburse the BroadSoft TI Allowance in accordance with Section 2(b) of the Sublease, upon completion of the Subtenant Work, BroadSoft shall cause its General Contractor to deliver to MIASI releases of liens in the AIA standard form or such other commercially reasonable form, executed by all

Exhibit C – Page 4

contractors and subcontractors who have performed Subtenant Work and materialmen who have provided supplies for the same.
ARTICLE 4
MISCELLANEOUS
     4.01. MIASI shall designate an elevator in the Building that shall be used for freight and construction purposes during BroadSoft’s Subtenant Work. Although BroadSoft acknowledges that it (and its contractors) shall not have exclusive use of such freight elevator, and the use of such freight elevator must be scheduled in advance with the Building Manager, MIASI shall use good faith efforts to ensure that such freight elevator is available to BroadSoft at the times and for the periods necessary for BroadSoft to timely complete its Subtenant Work.
     4.02. MIASI has designated Jim Young and Stacey Cohen as its representatives with respect to the matters set forth in this Exhibit C, who, until further notice from MIASI to BroadSoft, shall each have authority and responsibility to act on behalf of MIASI as required under this Exhibit C.
     4.03. BroadSoft has designated Emmmett Pepe and Mike Solomon as its representatives with respect to the matters set forth in this Exhibit C, who, until further notice from BroadSoft to MIASI, shall each have authority and responsibility to act on behalf of BroadSoft as required under this Exhibit C.

Exhibit C – Page 5

EXHIBIT C-1
Leasehold Improvements Standards
1.	Ceiling: Ceiling tile and grid to be 2’ x 2’ suspended ceiling, Acoustic system Armstrong product, Ultima with 15 / 16 grid, Product #1912 Beveled Tegular White. For perimeter ceiling edge detail, refer to Base Building Drawings: Sheet A-406 and A-407. Ceiling height to be 9’6”.

2.	Light Fixtures: 2’ x 2’ Fluorescent, Columbia P422 — 331U1G-LD33-A-3EB8277V, 3” deep parabolic louver with 3 lamps, T-8 FB031.

3.	Exit Lights: Sole lighting Inc., Single / double face exit lights models SDC — AC1 — RBW and SDC — AC2 — RBW.

4.	HVAC System:
a.	Linear Slot diffusers — Nailor 5050S & R, 5010S & R

b.	Perforated Panel Ceiling Diffusers — Titus PAS

c.	Perforated Panel Ceiling Returns — Titus PAR

d.	Air Terminal Units — Titus DESV, DTQS
5.	Sprinkler Heads: Concealed type, white, fast response.

6.	Window Treatments: Levelor, Riviera 1” mini blinds, 817 blush gray.

7.	Public Corridor/ Suite Entry Doors:
a.	Double Suite Entry Door to be full height and frameless. Glass to be clear glass herculite with frost film.

b.	Single Door entry 3’-0” x 8’-0” with glass sidelite 1’-8” x 8’-0”: Door and 2” hollow metal frame to be paint-grade finish. Glass to be Archetype Frameless Glass, Inc. product #GL6T-1002.

c.	Single Door entry 3’-0” x 8’-0” to be paint-grade finish with 2” hollow metal paint- grade frame.
8.	Interior doors: 3’-0” x 7’-0” paint grade solid core doors with 2” painted hollow metal frame.

9.	Door Hardware: Corbin Russwin, US26 D finish.

Exhibit C-1 – Page 1

EXHIBIT C-2
Rules and Procedures for Contractors
     The following rules and procedures are to be followed by contractors and subcontractors when working in or around the Sublet Premises or Building and materialmen and suppliers providing material for use or installation in the Sublet Premises:
I. BUILDING FACILITIES
     A. Elevators
     The general contractor will be responsible for crating and/or protecting the designated construction elevator to the satisfaction of MIASI’s representative. The general contractor and/or its subcontractors will not have exclusive use of the construction elevator, and the use of such elevator must be scheduled in advance with the Building Manager. The use of the Building’s passenger elevators (other than the elevator designated as the freight elevator) by construction personnel is prohibited.
B.	Material Delivery
     Material and equipment must be delivered through the loading dock during Business Hours (or outside of Business Hours if approved by the Building Manager and if BroadSoft agrees to pay for the cost of any additional security. Only the designated/protected freight elevator will be available for deliveries or relocation of construction materials. BroadSoft and BroadSoft’s general contractor shall be responsible for protecting all areas of the Building utilized for deliveries and by its personnel. Carpet mats are to be placed in front of the freight elevator and along a path leading to work areas to avoid tracking dirt in finished spaces.
     C. Coordination
     Work that MIASI determines will interfere with the Building systems must be scheduled at times other than Business Hours and coordinated with:
     Building Manager: Mike Leyes (or any other individual that MIASI may from time to time designate for such purpose).
All work performed outside of Business Hours must be coordinated with the Building Manager for security reasons. No one will be allowed access to the Building without prior permission.
     D. Slab Penetrations
     All slab penetrations must be reviewed and approved by the Building Manager (or any other individual that MIASI may from time to time designate for such purpose) prior to being performed. All penetrations must be performed prior to 8:30 a.m. or after 6:00 p.m. on Monday through Friday and at any time on Saturdays and Sundays as scheduled with the Building

Exhibit C-2 – Page 1

Manager, and in accordance with the requirements and procedures set forth on Exhibit C-3 attached hereto.
       E. Rest Rooms
       The Building Manager will designate the only rest rooms that may be used by construction personnel.
II. TRASH REMOVAL
       Trash removal must be coordinated with the Building Manager and be performed during Business Hours (or outside of Business Hours if approved by the Building Manager and if BroadSoft agrees to pay for the cost of any additional security). Removal of trash from the Building will have the same restrictions as delivery of materials. It is essential that food debris be contained and removed daily.
III. GENERAL
A.	The construction contract will be substantially on the AIA A111 (1997) form.

B.	BroadSoft’s General Contractor or BroadSoft shall obtain building permits and all inspections and the certificates of occupancy (if required).

C.	It is recommended that a tour of the Building be coordinated with the Building engineer, or manager, prior to submitting a bid for all or any portion of the Subtenant Work.

D.	Particularly noisy or disruptive work (such as chopping, drilling with electrical or electronic devices, or any other activity that can be heard or felt outside the Sublet Premises) must be performed outside of Business Hours and be coordinated with the Building Manager.

E.	Every effort must be made to avoid disturbance of any other tenants or Building occupants normal business operations. If an operation underway proves disturbing to a Building tenant or occupant it must be discontinued immediately and performed outside of Business Hours.

Exhibit C-2 – Page 2

EXHIBIT C-3
Procedures for Slab Penetrations
The following Design Live Loads were used to design the referenced building. Tenant occupancy loads, which exceed the design loads, shall be subject to a structural floor load analysis by the Structural Engineer.

Office Floor (including partition load)	100 lbs psf
Stairs, Corridors	100 lbs psf
Penthouse Floor	150 lbs psf
Mechanical and Elevator Machine Rooms	125 lbs psf
Slab-on-Grade	150 lbs psf
There are no post-tensioned tendons in the slabs. Post-tensioned tendons are present in primary beams running in the East-West direction. The tendons are continuously draped through the beam with high points at columns and low points at midspan of the beam. The minimum concrete coverage for tendons is 1-3/4 inches.
Power driven fasteners less than 1-1/2 inches in length are acceptable for use without review by the Structural Engineer.
All proposed core-drill and shaft locations through slabs shall be reviewed and approved by the Structural Engineer, and x-rayed as necessary at the discretion of the Structural Engineer. Core-drills and shafts through beams are not permitted.
All proposed expansion bolts, to be drilled in post-tensioned beams, shall be reviewed and approved by the Structural Engineer. Expansion bolts drilled in slabs are acceptable for use without review by the Structural Engineer.
Exhibit C-3 – Page 1

EXHIBIT D
Form of Letter of Credit
LETTER OF CREDIT
(Name or letterhead of issuing bank)
IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF
DATE:                     , 2010
BENEFICIARY:
MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.
C/O MARRIOTT INTERNATIONAL, INC.
10400 FERNWOOD ROAD
BETHESDA, MD 20817
APPLICANT:
BROADSOFT, INC.
220 PERRY PARKWAY
GAITHERSBURG, MD 20877
AMOUNT: US $500,000.00 (FIVE HUNDRED THOUSAND U.S. DOLLARS EXACTLY)
EXPIRATION DATE:                     , 2011 [ONE YEAR FROM LC ISSUE DATE]
LOCATION: SANTA CLARA, CALIFORNIA
Gentlemen:
     We hereby establish our IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF___in your favor for any sum or sums not exceeding in total Five Hundred Thousand and 00/100 Dollars ($500,000.00) for account of BroadSoft Inc., available by your drafts drawn on us, payable at sight when accompanied by Beneficiary’s Certificate in the form of Exhibit A attached hereto (“Drawing Certificate”), and the original of this letter credit and all amendment(s), if any.
In the case of a presentation of a Drawing Certificate hereunder, if such Drawing Certificate is presented hereunder by sight by 10:00 a.m. California time on a business day, payment shall be made to Beneficiary of the amount specified in such Drawing Certificate, in immediately available U.S. Dollars, not later than 2:00 p.m. California time on the next succeeding business day. If a Drawing Certificate is presented by Beneficiary after 10:00 a.m. California time on a business day, payment shall be made to Beneficiary of the amount specified in such Drawing Certificate, in immediately available funds, not later than 2:00 p.m. California time, on the second succeeding business day thereafter. The original of this Letter of Credit must accompany the Drawing Certificate presented to the issuing bank in connection with any drawing to be made hereunder, if applicable. If requested by Beneficiary, payment(s) under this Letter of Credit will be made by deposit of immediately available U.S. Dollars into a designated account that Beneficiary notifies the issuing bank in advance of the above transaction.
Exhibit D – Page 1

THIS IRREVOCABLE STANDBY LETTER OF CREDIT IS TRANSFERABLE BY THE ISSUING BANK AT THE REQUEST OF BENEFICIARY WITHOUT CHARGE ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN ITS ENTIRETY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF EXHIBIT “B” ATTACHED HERETO). OUR TRANSFER FEE OF 1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM $250.00) WILL BE PAID BY THE APPLICANT. ANY REQUEST FOR TRANSFER WILL BE EFFECTED BY US SUBJECT TO THE ABOVE CONDITIONS. HOWEVER, ANY REQUEST FOR TRANSFER IS NOT CONTINGENT UPON APPLICANT’S ABILITY TO PAY OUR TRANSFER FEE. ANY TRANSFER OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE IRREVOCABLE STANDBY LETTER OF CREDIT FROM OUR ABOVE-SPECIFIED OFFICE. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL IRREVOCABLE STANDBY LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL IRREVOCABLE STANDBY LETTER OF CREDIT TO THE TRANSFEREE.
The issuing bank hereby agrees with Beneficiary that all drawings made under this Letter of Credit will be honored by the issuing bank upon presentation, provided that such drawings are made in accordance with the terms and conditions of this Letter of Credit and drafts are presented on or before the expiration date of this Letter of Credit.
The expiration date of this Letter of Credit is                     , 2011 [one year from LC issue date]; provided, however, that the expiration date of this Letter of Credit shall be automatically extended, without amendment, for successive one (1) year periods, unless we send you written notice of our election not to extend the expiration date (“Notice of Non-Extension”) not later than sixty (60) days prior to the date this Letter of Credit is scheduled to expire. A Notice of Non-Extension shall be effective when actually delivered by certified mail, return receipt requested, or courier service to your address set forth above or such other address and/or person as you shall specify to us for such purpose by written notice received by us prior to the time the Notice of Non-Extension is sent. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND AUGUST 30, 2019 WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT.
ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION OR BY FACSIMILE TRANSMISSION AT: (408) 496-2418 OR (408) 969-6510; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (408) 654-7120 OR (408) 654-6349, ATTENTION: STANDBY LETTER OF CREDIT NEGOTIATION SECTION WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE; PROVIDED, HOWEVER, THE BANK WILL DETERMINE HONOR OR DISHONOR ON THE BASIS OF PRESENTATION BY FACSIMILE ALONE, AND WILL NOT EXAMINE THE ORIGINALS.
Exhibit D – Page 2

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.
Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices ISP98, International Chamber of Commerce, Publication No. 590.”

[BANK USE]
AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE
Exhibit D – Page 3

EXHIBIT A
DRAWING CERTIFICATE
[Issuing Bank]
Re: Irrevocable Letter of Credit No. _________________ for the Account of BroadSoft, Inc. (Letter of Credit)
Dear Sirs:
     The undersigned, an authorized officer of Beneficiary under the Letter of Credit, hereby certifies that:
“Under the provisions of the Sublease dated                     , 2010 (as amended from time to time, the “Sublease”), by and between [                    ], as sublessor, and BroadSoft, Inc., as sublesee, demand for payment under the Letter of Credit is hereby made in the amount of $                    (the “Requested Amount”)”
     Please direct payment of the Requested Amount by wire transfer under the Letter of Credit to:
[Depository Bank]
[Depository Bank Address]
ABA No.
Acct. No.
Beneficiary Information:
     Please be advised that upon payment of the Requested Amount, the amount available under the Letter of Credit shall be immediately reduced as provided therein.
     The undersigned has duly executed and delivered this Certificate as of                 , 201     .

[ ]
By:
Name:
Title:

Exhibit D – Page 4

EXHIBIT B
LETTER OF CREDIT TRANSFER FORM
DATE:

TO:	SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN:INTERNATIONAL DIVISION. STANDBY LETTERS OF CREDIT	RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO. ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT:
GENTLEMEN:
FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:
(NAME OF TRANSFEREE)
(ADDRESS)
ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.
BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.
THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED

(BENEFICIARY’S NAME) (SIGNATURE OF BENEFICIARY) (NAME AND TITLE)	The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)
Exhibit D – Page 5

Exhibit E
Annual Base Rent Schedule

	29,000 SF	947 SF
Period	3rd FL Office	Storage Space[3]	Annual Rent		Montly Rent	# of Months	Abated	BroadSoft Pays
Through10/31/10[1]	$754,000.00	$15,388.75	$769,388.75		$64,115.73	7	$448,810.10	$—
11/1/10 - 10/31/11	754,000.00	15,388.75	769,388.75		64,115.73	12	—	769,388.75
11/1/11 - 10/31/12	776,620.00	15,852.78	792,472.78		66,039.40	12	—	792,472.78
11/1/12 - 10/31/13	799,820.00	16,326.28	816,146.28		68,012.19	12	—	816,146.28
11/1/13 - 10/31/14	823,890.00	16,818.72	840,708.72		70,059.06	12	—	840,708.72
11/1/14 - 10/31/15	848,540.00	17,320.63	865,860.63		72,155.05	12	—	865,860.63
11/1/15 - 10/31/16	874,060.00	17,841.48	891,901.48		74,325.12	12	—	891,901.48
11/1/16 - 10/31/17	900,450.00	18,371.80	918,821.80		76,568.48	12	—	918,821.80
11/1/17 - 10/31/18	927,420.00	18,930.53	946,350.53		78,862.54	12	—	946,350.53
11/1/18 - 06/29/19	955,260.00	19,498.73	974,758.73	[2]	81,229.89	7 mos, 29 days	—	647,131.49

								$7,488,782.46
Assumptions

	Square Feet	Base Rate
Demised Premises
3rd Floor Space	29,000	$26.00
Storage Space	947	$16.25 [3]
Total SF	29,947

Escalation (on 11/1/11 and every year thereafter)		3.00%

Abatement through		10/31/2010
Footnotes:

1.	Assuming April 1,2010 Sublease Commencement

2.	Annual Base Sub-rent in year 10 to be prorated to reflect partial year, through June 29, 2019

3.	All storage space rents are net of electric (beyond convenience lighting and plugs for typical storage use), which is the responsibility of BroadSoft
EXHIBIT E
Exhibit E – Page 1

EXHIBIT F
Lease between Landlord and MIASI
MARRIOTT OFFICE BUILDING
Washingtonian Center Two
Gaithersburg, Maryland
Montgomery County, Maryland
LEASE AGREEMENT
Between
WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP
(“Landlord”)
AND
MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.
(“Tenant”)
Execution Date: June 27, 2000
* * * * * * * * * * * *
Exhibit F – Page 1

-i-

-ii-

-iii-

-iv-

-v-

EXHIBITS

Exhibit A	Phase One Land
Exhibit B	Phase Two Land
Exhibit C	Development Obligations Exhibit
Exhibit C-1	Performance Time Schedule
Exhibit C-2	Preliminary Base Building Plans and Specifications
Exhibit C-3	General Conditions
Exhibit C-4	Qualified Contractors
Exhibit C-5	Special Leasehold Improvements
Exhibit C-6	Items Requiring Unit Pricing
Exhibit D	Permitted Title Exceptions
Exhibit E	Title Policy Endorsements
Exhibit F	Intentionally Deleted
Exhibit G	Dates Required for Ready for Occupancy
Exhibit H	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit I	Addresses for Notices
Exhibit J	Form of Irrevocable Letter of Credit
Exhibit K	Tenant Guaranty
Exhibit L	Landlord Guaranty
Exhibit M	List of Delivered Reports and Data
Exhibit N	Plan showing Storage Space
Exhibit O	Property Management Agreement
Exhibit P	Fremont Group, L.L.C. and Fremont Investors, Inc. Letter Agreement

-vi-

INDEX OF DEFINED TERMS

Section
Act of God Delays	1.01
Affiliate	1.01
Annual Operating Expenses Statement	8.01(e)
Annual Rent	1.01
Applicable Commencement Date	1.01
Applicable Premises	5.02
Applicable Property Management Standards	28.02
Assigning Tenant	19
Base Building Work	1.01
Business Days	1.01
Capital Expenditure	1.01
Conditions Fulfillment Date	1.01
Construction Lender	4.01(a)(iv)
Control	1.01
Cost Overrun Funds	4.01(a)(vi)
Cost Savings Item	10.03(d)
CPI Increase	1.01
Deed Grantee	4.03(d)
Default Rate	1.01
Designated Mortgagee	1.01
Development Obligations Exhibit	1.01
Environmental Law	1.01
Escrow Agent	29.04(a)
Execution Date	1.01
Event of Default	23.01
Fair Market Rent	29.03
Fair Market Annual Escalation	29.03
Final Base Building Plans and Specifications	Exhibit C
First Mortgage	1.01
First Mortgagee	1.01
First Renewal Option	29.01(a)
First Renewal Term	29.01(a)
FMR Determination Notice	29.04(a)
Fremont Affiliate	1.01
General Contractor	1.01
Governmental Authority	1.01
Hazardous Material	1.01
Improvements	1.01
Initial Term Expiration Date	1.01
Insurance Deficiency Notice	17.01(c)
Insurance Trustee	17.06
Insuring Party	16.02(a)
Land	1.01

-vii-

Section
Landlord	1.01
Landlord Equity Funds	4 .01(a)(vi)
Landlord FMR Determination	29.04(b)
Landlord Indemnified Parties	31.04
Landlord Property	1.01
Landlord’s Architect	1.01
Landlord’s Broker	32.01(b)
Latest Date	Exhibit G
Leasehold Improvements	1.01
Legal Holidays	1.01
Legal Requirements	10.01(a)
Letter of Credit	4.01(c)
Letter of Credit Bank	4.01(c)
Management Agreement	28.01
Manager	28.01
Monthly Rent	7.03
Mortgage	1.01
Mortgagee	1.01
Notice(s)	27.01
Office Space	101
Operating Expenses	8.01(a)
Outside Phase One Lease Commencement Date	1.01
Permitted Title Exceptions	1.01
Person	1.01
Phase One Commencement Date	1.01
Phase One Improvements	1.01
Phase One Land	Recitals
Phase One Premises	1.01
Phase Two Actual Construction Commencement Date	1.01
Phase Two Lease Commencement Date	1.01
Phase Two Improvements	1.01
Phase Two Land	Recitals
Phase Two Premises	1.01
Premises	1.01
Prime Rate	1.01
Qualified Broker	29.04(d)
Qualified Institution	1.01
Qualified Investments	1.01
Ready for Occupancy	1.01
Ready for Tenant Work	1.01
Renewal Option	29.01(a)
Renewal Term	29.01(a)
Rent Determination Date	29.01(b)
Rentable Area	1.01

-viii-

Section
Rental	7.04
Repair Cost Amount	17.01(c)
Replacement Letter of Credit	4.01(c)
Restoration Deadline Date	17.02
Restoration Party	17.07
Revised Landlord FMR Determination	29.04(c)
Revised Tenant FMR Determination	29.04(c)
Rooftop Equipment	32.13
Second Renewal Option	29.01(a)
Second Renewal Term	29.01(a)
SNDA Agreement	22.01
Special Assessment	8.02(a)
Storage Space	1.01
Studley	32.01(a)
Substantial Condemnation	18.02
Substantially Completed	5.04
Successor Tenant	19
Target Phase One Lease Commencement Date	1.01
Ten Year United States Treasury Rate	1.01
Tenant	1.01
Tenant FMR Determination	29.04(a)
Tenant Indemnified Parties	8.06
Tenant Proprietary Marks	1.01
Tenant Work Allowance	Exhibit C
Term	6.01(a)
Title Company	1.01
Unacceptable Construction Delay	1.01
Unavoidable Delays	1.01
Washingtonian Center Declaration	1.01

-iv-

LEASE AGREEMENT
     This Lease Agreement (this “Lease”) dated as of June 27, 2000 is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (as landlord), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (as tenant).
RECITALS:
     A. Landlord is the owner of that certain parcel of land situated in Montgomery County, Maryland that is described more particularly in Exhibit A attached hereto, together with all easements, privileges and hereditaments appurtenant thereto (hereinafter referred to as the “Phase One Land”) upon which Landlord intends to construct the Phase One Improvements (as defined in Section 1.01).
     B. Landlord is the owner of that certain parcel of land situated in Montgomery County, Maryland that is adjacent to the Phase One Land that is described more particularly in Exhibit B attached hereto, together with all easements, privileges and hereditaments appurtenant thereto (hereinafter referred to as the “Phase Two Land”) upon which Landlord intends to construct the Phase Two Improvements (as defined in Section 1.01).
     C. Landlord desires to lease the Phase One Land and the Phase One Improvements to Tenant, and Tenant desires to lease the Phase One Land and the Phase One Improvements from Landlord, on the terms and conditions set forth in this Lease.
     D. Effective as of a date after the commencement of the term of the Lease of the Phase One Land and Phase One Improvements, Landlord desires to lease the Phase Two Land and the Phase Two Improvements to Tenant, and Tenant desires to lease the Phase Two Land and the Phase Two Improvements from Landlord, on the terms and conditions set forth in this Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Landlord and Tenant do hereby covenant and agree to and with each other as follows:
ARTICLE 1 — DEFINITIONS
     Section 1.01 Definitions. An index of the defined terms in this Lease appears following the Table of Contents of this Lease. Except as otherwise herein expressly provided, the following terms shall have the respective meanings indicated below:
     “Act of God Delays” shall mean any Unavoidable Delays caused by fire or other casualty; earthquakes; explosion; flood; hurricane; or other acts of God.
     “Affiliate” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, individual, organization or other entity Controlled by, under common Control with, or which Controls directly or indirectly, such Person (the term “Control”

for purposes of this Lease shall mean the ability, whether by the ownership of shares or other equity interests, by contract or otherwise, to elect a majority-of the directors of a corporation, to make management decisions on behalf of, or independently to select the managing partner or managing member of, a partnership or limited liability company, or otherwise to have the power independently to remove and then select a majority of those individuals exercising managerial authority over an entity, and Control shall be conclusively presumed in the case of the ownership of fifty percent (50%) or more of the equity interests).
     “Annual Rent” shall mean the amount required to be paid by Tenant to Landlord pursuant to Section 7.01 of this Lease.
     “Applicable Commencement Date” shall mean the Phase One Lease Commencement Date in the case of the Phase One Premises and the Phase Two Lease Commencement Date in the case of the Phase Two Premises, as the case may be.
     “Base Building Work” shall mean Base Building Work as defined in Article I of the Development Obligations Exhibit attached hereto as Exhibit C and such alterations or replacements thereof as Landlord and Tenant may agree upon in writing.
     “Business Days” shall mean all days except Saturdays, Sundays and Legal Holidays.
     “Capital Expenditure” shall mean any cost that would be classified as a capital expenditure (rather than deducted in a single year) under generally accepted accounting principles.
     “Conditions Fulfillment Date” shall mean April 1, 2001.
     “CPI Increase” for any twelve (12) month period shall mean the fraction whose numerator is an amount equal to the CPI Index in effect as of the end of the month preceding the last day of such twelve (12) month period less the CPI Index in effect as of the end of the month preceding the first day of such twelve (12) month period and whose denominator is the CPI Index in effect as of the end of the month preceding the first day of such twelve (12) month period; provided that if the numerator of such fraction is a negative number, the CPI Increase for such Lease Year shall be zero. The CPI Index is the Consumer Price Index for All Urban Consumers (CPI-U) Washington, D.C. metropolitan area All Items (1982-1984=100) published from time to time by the United States Bureau of Labor Statistics. If the CPI Index is discontinued or is unavailable or is substantially revised, a successor index published by a U.S. governmental agency as a successor for the CPI Index, or in the absence of such publication of a successor index, a comparable index, reasonably satisfactory to Landlord and Tenant, reflecting changes in the cost of living or the purchasing power of the consumer dollar, published by any U.S. governmental agency or other recognized authority, shall be used in place thereof. If the base year for the CPI Index in effect on the earlier date for which such CPI Index is used shall be different from the base year in effect on the later date for which such CPI Index is used, an appropriate adjustment shall be made to convert the later CPI Index to a basis comparable to the earlier CPI Index.

     “Default Rate” shall mean a rate per annum equal to the Prime Rate plus three percent (3%).
     “Designated Mortgagee” shall mean any Mortgagee whose name and address has been provided by Landlord to Tenant pursuant to a written request by Landlord that such Mortgagee be a Designated Mortgagee for purposes of the insurance provisions and Mortgagee protection provisions of this Lease.
     “Development Obligations Exhibit” shall mean Exhibit C attached hereto.
     “Environmental Law” shall mean any federal, state or local law, ordinance, rule, regulation, requirement, guideline, code, resolution, order or decree (including consent decrees and administrative orders) which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C, Section 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., their state analogs, and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material.
     “Environmental Reports” shall mean those certain environmental reports listed in Exhibit M attached hereto.
     “Execution Date” shall mean the date on which this Lease has been executed by Landlord and Tenant and a fully executed original thereof has been received by both Landlord and Tenant.
     “Final Base Building Plans and Specifications” shall have the meaning set forth in the Development Obligations Exhibit.
     “First Mortgage” shall mean the Mortgage that encumbers the Landlord Property or any part thereof and that has priority over all other Mortgages (if any) that encumber the Landlord Property or such part thereof.
     “First Mortgagee” shall mean the holder of a First Mortgage.
     “Fremont Affiliate” shall mean an Affiliate of Fremont Investors, Inc., a Nevada corporation.
     “General Contractor” shall mean Clark Construction or such other general contractor as may be approved by Tenant and Landlord for the construction of the Improvements, which approval shall not be unreasonably withheld, conditioned or delayed with respect to the General

Contractor for the Base Building Work but which may be withheld in Tenant’s sole discretion with respect to the General Contractor for the Leasehold Improvements.
     “Governmental Authority” shall mean any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi-governmental authority.
     “Hazardous Material” shall mean any flammable, explosive, radioactive or reactive materials, any asbestos (whether friable or non-friable), any pollutants, contaminants or other hazardous, dangerous or toxic chemicals, materials or substances, any petroleum products or substances or compounds containing petroleum products, including gasoline, diesel fuel and oil, any polychlorinated biphenyls or substances or compounds containing polychlorinated biphenyls, and any other material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic materials,” “contamination,” and/or “pollution” within the meaning of any Environmental Law.
     “Improvements” shall mean the Phase One Improvements and, effective as of the Phase Two Lease Commencement Date, the Phase One Improvements and the Phase Two Improvements.
     “Initial Term Expiration Date” shall mean the last day of the calendar month during which the fifteenth (15th) anniversary of the Phase Two Lease Commencement Date occurs; provided, however, that in the event that the Phase Two Lease Commencement Date does not occur on or before September 30, 2004, then Tenant shall have the right, by written notice delivered to Landlord not later than one year after the Phase Two Lease Commencement Date, to designate the Initial Term Expiration Date which shall nevertheless be the last day of a calendar month and which shall in no event be earlier than September 30, 2019, nor later than the fifteenth (15th) anniversary of the Phase Two Lease Commencement Date.
     “Land” shall mean the Phase One Land and, effective as of the Phase Two Lease Commencement Date, the Phase One Land and the Phase Two Land.
     “Landlord” shall mean Washingtonian Properties Limited Partnership,-a California limited partnership, and any of its successors and assigns (whether by consolidation, merger or transfer of Landlord’s interest in the Premises).
     “Landlord Architect” shall mean Davis Carter Scott or such other architect that Landlord may select with Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     “Landlord Property” shall mean the Phase One Premises and the Phase Two Premises.
     “Leasehold Improvements” shall mean Leasehold Improvements as defined in Article I of the Development Obligations Exhibit attached hereto as Exhibit C and any additions thereto, alterations or replacements thereof made by Tenant in accordance with the provisions of this Lease.

     “Legal Holidays” shall mean New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day.
     “Mortgage” shall mean any mortgage, deed of trust or other security instrument that is a lien on real property or any interest.
     “Mortgagee” shall mean the holder of a Mortgage encumbering the Premises.
     “Office Space” shall mean all space in the Improvements other than Storage Space.
     “Outside Phase One Lease Commencement Date” shall mean six (6) months after the Target Phase One Lease Commencement Date; provided, however, that the Outside Phase One Lease Commencement Date shall be further extended day for day for each day of Unavoidable Delay not to exceed one hundred eighty (180) days and day for day for each day of Tenant Delay.
     “Permitted Title Exceptions” shall mean the lien of real estate taxes that are not due and payable on the Execution Date, the items set forth in Exhibit D attached hereto and made a part hereof and any agreements, easements or other recorded exceptions to title consented to by Tenant, either pursuant to Section 3.03 or otherwise.
     “Person” shall mean any corporation, partnership, joint venture, limited liability company, trust, individual, organization or other entity.
     “Phase One Base Building Work” shall mean the Phase One Base Building Work as defined in Article I of the Development Obligations Exhibit attached hereto as Exhibit C and such alterations or replacements thereof as Landlord and Tenant may agree upon in writing.
     “Phase One Improvements” shall mean the office building, parking and other improvements constructed by or through Landlord or Tenant on, over or under the Phase One Land and all repairs, additions and replacements thereto, all of the foregoing in accordance with the provisions of this Lease.
     “Phase One Lease Commencement Date” shall mean the date which is the earlier of (i) the later of (A) two (2) weeks after the date on which the entire Phase One Premises are deemed Ready for Occupancy in accordance with the provisions of Section 5.02 (or five (5) Business Days rather than two (2) weeks if the space has been delivered to Tenant on a phased basis of no more than one floor every two weeks prior to the date on which the entire Phase One Premises are deemed Ready for Occupancy) or (B) May 1, 2002, or (ii) the date of Tenant’s occupancy of all of the Phase One Premises for the regular conduct of its business operations. For purposes hereof, occupancy of the Phase One Premises by Tenant for the purpose of installation of Tenant’s cabling, systems furniture, furnishings, equipment or other personal property shall not be considered occupancy for the regular conduct of Tenant’s business operations. If the Phase One Lease Commencement Date has not occurred on or before twenty (20) years after the Execution Date, this Lease shall automatically terminate.

     “Phase One Premises” shall mean the Phase One Land and the Phase One Improvements.
     “Phase Two Actual Construction Commencement Date” shall mean the date on which (i) Landlord shall have obtained a full building permit for the development and construction of the Phase Two Improvements in accordance with the Final Base Building Plans and Specifications, (ii) Landlord and the General Contractor shall have executed a binding construction contract for the construction of the Phase Two Improvements which shall have been approved by the First Mortgagee and which shall not be subject to any contingency for the effectiveness thereof and significant construction activities shall have been undertaken (e.g., the Landlord shall have issued a notice to proceed to the General Contractor, a significant amount of grading (but excluding any grading work performed on the Phase Two Land at the time of construction of the Phase One Improvements) or excavation for the foundations of the Phase Two Improvements shall have been performed), and (iii) Landlord and its construction mortgage lender shall have consummated closing of the construction loan for the Phase Two Premises, which closing shall include the recordation of a First Mortgage securing such construction loan and satisfying all conditions required for the first disbursement for the costs of construction of the Phase Two Base Building Work upon submittal of contractor invoices and the required certificates of the architect and/or project manager relating to the amount of such disbursement.
     “Phase Two Base Building Work” shall mean the Phase Two Base Building Work as defined in Article I of the Development Obligations Exhibit attached hereto as Exhibit C and such alterations or replacements thereof as Landlord and Tenant may agree upon in writing.
     “Phase Two Improvements” shall mean the office building, parking and other improvements constructed by or through Landlord or Tenant on, over or under the Phase Two Land and all repairs, additions and replacements thereto, all of the foregoing in accordance with the provisions of this Lease.
     “Phase Two Lease Commencement Date” shall mean the date which is the earlier of (i) the later of (A) two (2) weeks after the date on which the entire Phase Two Premises are deemed Ready for Occupancy in accordance with the provisions of Section 5.02 (or five (5) Business Days rather than two (2) weeks if the space has been delivered to Tenant on a phased basis of no more than one floor every two weeks prior to the date on which the entire Phase Two Premises are deemed Ready for Occupancy), or (B) July 1, 2004, or (ii) the date of Tenant’s occupancy of all of the Phase Two Premises for the regular conduct of its business operations. For purposes hereof, occupancy of the Phase Two Premises by Tenant for the purpose of installation of Tenant’s cabling, systems furniture, furnishings, equipment or other personal property shall not be considered occupancy for the regular conduct of Tenant’s business operations. If the Phase Two Lease Commencement Date has not occurred on or before twenty (20) years after the Execution Date, this Lease shall automatically terminate with respect to the Phase Two Premises but shall continue with respect to the Phase One Premises.
     “Phase Two Premises” shall mean the Phase Two Land and the Phase Two Improvements.

     “Premises” shall mean the Phase One Premises and, effective as of the Phase Two Lease Commencement Date, the Phase One Premises and the Phase Two Premises; provided, however, in the event that pursuant to Section 6.02(b), Tenant moves in and occupies a portion of the Applicable Premises for the conduct of Tenant’s business prior to the Applicable Commencement Date, the Premises shall include, effective as of the date of such early occupancy, the portion of the Applicable Premises so occupied by Tenant, subject to the provisions of Section 6.02(b).
     “Prime Rate” shall mean the prime rate of interest (or its equivalent) as published from time to time in the Money Rates column of The Wall Street Journal (or any successor newspaper) (or if The Wall Street Journal and all successor newspapers cease publication, another mutually recognized newspaper mutually selected by Landlord and Tenant), said Prime Rate to change from time to time as and when the change is published.
     “Qualified Institution” shall mean any national bank, trust company or insurance company provided such entity has aggregate capital and surplus accounts or net worth of at least Five Hundred Million Dollars ($500,000,000).
     “Qualified Investments” shall mean (a) an account that is maintained by a depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking authorities, so long as at all times the commercial paper, certificates of deposit or other short-term debt obligations of such depository institution or trust company have a rating of either not less than A-1 by Standard & Poor’s or not less than P-1 by Moody’s, (b) demand and time deposits in, certificates of deposits of, or bankers’ acceptances of, in each case maturing in not more than 30 days from the date of issue and issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper, certificates of deposit or other short-term debt obligations of such depository institution or trust company have a rating of either not less than A-1 by Standard & Poor’s or not less than P-1 by Moody’s, (c) commercial paper having remaining maturities of not more than 30 days of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated either not less than A-1 by Standard & Poor’s or not less than P-1 by Moody’s, (d) U.S. Treasury obligations maturing not more than 30 days from the date of acquisition, (e) repurchase agreements on U.S. Treasury obligations maturing not more than one month from the date of acquisition, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated either not less than A-1 by Standard & Poor’s or not less than P-1 by Moody’s, and (f) other obligations or securities that are approved by Landlord, the Designated Mortgagees and Tenant in writing.
     “Ready for Occupancy” shall have the meaning therefor set forth in Section 5.02.
     “Rentable Area” shall mean the rentable area determined in accordance [...***...]

[...***...]
     “Storage Space” shall mean the space below or partially below grade level of the Improvements that is shown on the plan attached hereto as Exhibit N.
     “Target Phase One Lease Commencement Date” shall mean June 30, 2002; provided, however, that Landlord can change the Target Phase One Lease Commencement Date to a date that is earlier than June 30, 2002, but no earlier than May 1, 2002, upon providing at least one hundred twenty (120) days prior written notice to Tenant.
     “Ten Year United States Treasury Rate” as of any applicable date shall be the percentage equal to the yield for United States Treasury securities at “constant maturity” for a period of ten (10) years and for the applicable date as set forth in H.15(519) under the caption “Treasury Constant Maturities” as such yield is displayed on the Telerate Page 7051 for the day that is two New York City Banking Days preceding the applicable date. If such rate does not appear on the Telerate Page 7051, the rate for the applicable date will be the percentage equal to the yield for United States Treasury securities at “constant maturity” for a period of ten (10) years and for the applicable date as set forth in H.15(519) under the caption “Treasury Constant Maturities.” If such rate does not appear in H.15(519), the rate for the applicable date will be the rate for a period of ten (10) years as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that is comparable to the rate which would otherwise have been published in H. 15(519).
     “Tenant” shall mean Marriott International Administrative Services, Inc., a Delaware corporation, and any of its successors and assigns (whether by consolidation, merger or transfer of Tenant’s interest in the Premises).
     “Tenant Proprietary Marks” shall mean all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which are now or hereafter owned or used by Tenant or any of its Affiliates. The name “Marriott” and such name used in conjunction with other words or names are examples of Tenant Proprietary Marks.
     “Title Company” shall mean Chicago Title Insurance Company or such other title insurance company as may be approved in writing by Landlord and Tenant.
     “Unacceptable Construction Delay” shall mean a discontinuance or suspension of construction or other delay in the construction schedule not attributable to Unavoidable. Delays or Tenant Delays, where Tenant establishes that it does not reasonably appear possible (even with taking available action such as potentially available overtime work to make up time for such delay) to have the Phase One Premises Ready for Occupancy by the Outside Phase One Lease Commencement Date.

     “Unavoidable Delays” shall mean delays caused by strikes; earthquake; explosion; flood; hurricane; the elements; plague; acts of God; lockouts; labor difficulties; riots; explosions; sabotage; accidents or breakage; shortages or inability to obtain utilities, equipment, goods, services, labor or materials; actions, restrictions, limitations or interference of governmental or quasi-governmental authorities or agents (including, without limitation, delays in issuing permits, sign-offs, or approvals, or in performing inspections, past the customary time for issuing or performing same, provided that the delay is not due to the fault of Landlord or its representatives submitting the application for same); enemy action; international or domestic wars or other armed conflicts; civil commotion; fire or other casualty, unforeseen subsurface conditions; unforeseen (as of the Execution Date) actual or then-suspected presence or proximity of cultural resources, wetlands, endangered species, or Hazardous Materials; or similar or dissimilar causes beyond the reasonable control of both Landlord and the General Contractor, but not including (i) delays caused by a lack of funds or financial inability to perform or delays caused by failure timely to file submittals or applications for governmental approvals and permits that are otherwise available, and (ii) any portion of such delay that could be prevented by Landlord by taking alternative action, whether or not such alternative action involves additional or increased costs payable by Landlord, provided that such additional or increased costs would be commercially reasonable under the circumstances and provided that Landlord was aware or becomes aware or should have been aware of such alternative. In the event and to the extent that Tenant in its sole and absolute discretion gives Landlord written authorization to treat as a Tenant Work Cost or to pay directly by Tenant costs of accelerating construction activities in order to overcome the effect of a delay that would otherwise be deemed an “Unavoidable Delay” under the foregoing definition, such delay shall not be deemed to be an Unavoidable Delay.
     “Washingtonian Center Declaration” shall mean the Declaration of Covenants, Conditions, Restrictions and Easements dated May 23, 1986 executed by Washingtonian Investors Limited Partnership and recorded in Liber 7144 Folio 287 of the Land Records of Montgomery County, Maryland, as supplemented by.

Document Name	Date of Document	Recorded	Liber	Folio
First Supplement	December 29, 1988	December 15, 1989	9123	600
Second Supplement	April 10, 1990	April 10, 1990	9268	504
Third Supplement	March 15, 1990	March 19, 1990	9237	004
     Section 1.02 Technical References. All references in this Lease to particular sections or articles shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Lease. In addition, the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Lease as a whole and not to any particular section or article.
ARTICLE 2 — DEMISE OF PREMISES
     In consideration of the rentals to be paid by Tenant to Landlord and the mutual covenants and agreements hereinafter reserved and contained, Landlord demises and leases to Tenant the

Premises and Tenant rents from Landlord the Premises in accordance with the provisions of this Lease.
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES;
LANDLORD COVENANTS
     Section 3.01 Representations of Tenant. Tenant represents and warrants to Landlord that as of the Execution Date:
     (a) Tenant is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is qualified as a foreign corporation to transact business in the State of Maryland. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action of Tenant. The individual executing this Lease on behalf of Tenant is duly authorized to execute this Lease on behalf of Tenant and this Lease is a valid and binding obligation of Tenant, enforceable in accordance with its terms.
     (b) The execution and delivery of this Lease by Tenant and the performance by Tenant of its obligations under this Lease do not (i) conflict with, or result in the breach of, or constitute a default or permit acceleration of maturity under, any indenture, mortgage, deed of trust, loan agreement or any contract or agreement to which Tenant is a party or by which Tenant is bound and does not conflict with, or result in a breach of the provisions of the organizational and governing documents of Tenant, (ii) constitute a violation of any governmental law, ordinance, regulation or other requirement applicable to Tenant, (iii) constitute a violation of any judgment, decree or order applicable to Tenant, or (iv) require the consent, waiver or approval of any third party. Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Tenant’s creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of Tenant’s assets, (4) suffered the attachment or other judicial seizure of all, or substantially all, of Tenant’s assets, (5) admitted in writing its inability to pay its debts as they become due, or (6) made an offer of settlement, extension or composition to its creditors generally.
     Section 3.02 Representations of Landlord. Landlord represents and warrants to Tenant that as of the Execution Date:
     (a) Landlord is a limited partnership duly organized and existing and in good standing under the laws of the State of California and is qualified to transact business in the State of Maryland. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been authorized by all necessary entity action of Landlord. The individual executing this Lease on behalf of Landlord is duly authorized to execute this Lease on behalf of Landlord and this Lease is a valid and binding obligation of Landlord, enforceable in accordance with its terms.
     (b) The execution and delivery of this Lease by Landlord and the performance by Landlord of its obligations under this Lease do not (i) conflict with, or result in the breach of,

or constitute a default or permit acceleration of maturity under, any indenture, mortgage, deed of trust, loan agreement or any contract or agreement to which Landlord is a party or the Landlord Property is subject or by which Landlord or the Landlord Property is bound and does not conflict with, or result in a breach of the provisions of the organizational and governing documents of Landlord, (ii) constitute a violation of any governmental law, ordinance, regulation or other requirement applicable to Landlord, (iii) constitute a violation of any judgment, decree or order applicable to Landlord, or (iv) require the consent, waiver or approval of any third party.
     (c) There are no contracts, leases or agreements of any kind that relate to the Landlord Property and that are or will be binding upon the Landlord Property or Tenant except for the Permitted Title Exceptions.
     (d) Landlord has delivered to Tenant all environmental test results and final reports relating to Hazardous Materials in, on or about the Landlord Property, and to Landlord’s knowledge, all material borings or soil tests and reports, surveys, permits, governmental approvals, and all material documents, data and correspondence concerning soil conditions, topography, water, storm and sanitary sewer, utilities, environmental conditions, zoning, access, and governmental approvals and requirements relating to the Landlord Property that are in Landlord’s possession or control, excluding, however, any drafts or correspondence relating to drafts of documents listed in Exhibit M and also excluding documents and materials that constitute Landlord’s internal evaluations, or that contain financial information of Landlord or its partners, or its or their internal corporate or partnership matters. A list of all such delivered items is attached hereto as Exhibit M. Tenant agrees to hold in strict confidence all documents and information provided by Landlord or its agents to Tenant or made available to Tenant which are of a confidential nature (collectively referred to as the “Confidential Information”); provided, however, that Tenant may disclose the Confidential Information, as necessary, to Tenant’s directors, officers, partners, employees, attorneys and consultants who, in Tenant’s considered judgment, need to know such Confidential Information for the purpose of evaluating the leasing of the Landlord Property by Tenant or any other purpose relating to the Landlord Property or the performance of their services on behalf of Tenant. Such persons shall be informed by Tenant of the confidential nature of the Confidential Information and shall be instructed by Tenant to keep the Confidential Information confidential pursuant to the terms hereof. Notwithstanding the foregoing, Tenant may disclose such Confidential Information when required by reason of applicable law or judicial or governmental administrative process or where such Confidential Information ceases to be confidential for any reason other than the failure of Tenant or persons to whom Tenant has made disclosure to keep such Confidential Information confidential. In the event Tenant terminates this Lease pursuant to Section 4.01(b), within thirty (30) days after such termination, Tenant shall destroy all Confidential Information received by Tenant from Landlord; provided, however, that Tenant may retain on a confidential basis subject to the provisions of this paragraph (which shall survive such termination) that portion of the Confidential Information, if any, that in the opinion of Tenant’s counsel it is required by applicable law to retain. Tenant’s confidentiality obligations under this Section 3.02(d) shall terminate upon the expiration of three (3) years after the receipt of the information.

     (e) To Landlord’s knowledge, except to the extent otherwise disclosed in the Environmental Reports, (i) no Hazardous Materials are located on or about the Landlord Property, (ii) the Landlord Property has not been previously used for the storage, generation, manufacture, treatment, transportation or disposal of Hazardous Materials, (iii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other environmental, health or safety matters affecting the Landlord Property from any Person or Governmental Authority, has been issued with respect to the Landlord Property and (iv) there are no above-ground or underground storage tanks of any nature located in, on or under the Landlord Property. To Landlord’s knowledge, during the period of Landlord’s ownership of the Landlord Property, Landlord has complied with all applicable Environmental Laws affecting the Landlord Property.
     (f) There is no (i) condemnation or similar proceeding, or (ii) litigation (including the expiration of any appeal period with respect thereto), administrative proceeding, regulatory hearing, or, to Landlord’s knowledge, any investigation or other action pending or threatened, affecting the Landlord Property or any part thereof or the use or ownership of the Landlord Property by Landlord, in each case to which Landlord is a party, or the Landlord Property is subject, that may adversely affect the validity of any license, permit or other governmental determination or authorization necessary for the development and operation of the Phase One Improvements and the Phase Two Improvements on the Landlord Property.
     (g) Landlord has not received any notice from any Governmental Authority that the Landlord Property is in violation of any law or municipal ordinance, order or requirement of any Governmental Authority having jurisdiction over or affecting the Landlord Property, nor does Landlord have any knowledge of the same.
     (h) The Landlord Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes which, in such case, will result in additional or catch-up ad valorem taxes in the future by reason of such reduction, abatement or deferral.
     (i) Landlord has not (1) made a general assignment for the benefit of creditors, (2) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Landlord’s creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of Landlord’s assets, (4) suffered the attachment or other judicial seizure of all, or substantially all, of Landlord’s assets, (5) admitted in writing its inability to pay its debts as they become due, or (6) made an offer of settlement, extension or composition to its creditors generally.
     (j) The representations contained in this Section 3.02 that are made to Landlord’s knowledge are expressly made to Landlord’s actual present knowledge only, which shall mean to the actual present knowledge of David M. Wall (Executive Vice President of Fremont Properties, Inc.), Chris Quiett (Asset Manager of Fremont Properties, Inc.) and R. S. Kopf (General Counsel of Fremont Investors, Inc.), but with a duty of such individuals to make a reasonable inquiry of other employees, representatives or agents of Landlord or its Affiliates as they deem appropriate, including making oral inquiry of E. A. Erickson (General Counsel of Fremont Properties) and J.M. Boman (Senior Counsel of Fremont Properties) with respect to the matters that are the subject of Landlord’s representations in this Section 3.02. Landlord represents that such individuals, E. A. Erickson and J.M. Boman are the current employees, representatives or agents of Landlord most likely to know of the matters that are the subject of the representations contained in said paragraphs.
     Section 3.03 Landlord Covenants. Landlord covenants and agrees as follows:
     (a) During the period from the Execution Date and continuing until the expiration or termination of the Term (as defined in Section 6.01(a)), unless Landlord obtains the written consent thereof by Tenant, which consent may be withheld in Tenant’s sole and absolute discretion (except that Tenant shall not unreasonably withhold its consent to the execution of any easement that Landlord is obligated to execute pursuant to the Permitted Title Exceptions), Landlord shall not execute any document or take any action that would sell, convey or affect title to the Landlord Property (including, without limitation, any easement, covenant or restriction related thereto or any amendment thereof, except that (i) Landlord may execute a Mortgage so long as such Mortgage complies with the provisions of Article 22 , (ii) Landlord may sell or transfer the Landlord Property (subject to this Lease) so long as after such sale or transfer the Landlord Property remains subject to all the provisions of this Lease and the purchaser or transferee is a Fremont Affiliate, and (iii) after the Phase Two Lease Commencement Date, Landlord may sell or transfer the Landlord Property (subject to this Lease) so long as after such sale or transfer the Landlord Property remains subject to all the provisions of this Lease; provided, however, that Tenant’s consent shall not be required for the transfer of the Landlord Property (subject to this Lease) pursuant to the foreclosure of any Mortgage so long as after such transfer the Landlord Property remains subject to all the provisions of this Lease. For purposes hereof, any change in the direct or indirect ownership interests of Landlord pursuant to which Landlord ceases to be a Fremont Affiliate shall be deemed a transfer of the Landlord Property.
     (b) During the period from the Execution Date and continuing until the expiration or termination of the Term, unless Landlord obtains the written consent thereof by Tenant, which consent may be withheld in Tenant’s sole and absolute discretion, Landlord shall not execute any contracts, commitments, obligations, leases or agreements of any kind that relate to the Landlord Property and that are or will be binding upon the Landlord Property or Tenant except (i) as permitted by Section 3.03(a) or (ii) contracts, commitments, obligations or agreements that Landlord deems reasonably necessary or appropriate to perform Landlord’s obligations under this Lease and whose obligations shall be solely those of Landlord and not of Tenant.
     (c) During the period from the Execution Date and continuing until the expiration or termination of the Term, Landlord will not commit waste or nuisance on the Landlord Property, remove or damage any trees or shrubbery, remove, alter or change the grade of any dirt or topsoil, add any dirt, topsoil or other substance or items to the Landlord Property or otherwise change the character of the Landlord Property in any manner, other than in accordance with the Final Base Building Plans and Specifications.

ARTICLE 4 — CONDITIONS PRECEDENT
     Section 4.01 Conditions Precedent to Tenant’s Obligations.
          (a) Tenant shall have the right to terminate this Lease pursuant to Section 4.01(b) in the event that all of the following conditions are not fulfilled on or prior to the Conditions Fulfillment Date:
               (i) Tenant shall have been issued by the Title Company (at Tenant’s expense) a leasehold owner’s full coverage leasehold title insurance policy on the ALTA 1992 Form (or a binder therefor showing compliance with all conditions in Schedule B, Section 1 of such binder) in such amount as may be determined by Tenant that does not exceed the principal amount of the First Mortgage on the Landlord Property securing the Construction Lender, insuring Tenant’s leasehold interest in the Landlord Property, subject to no exceptions (“printed form” or otherwise) other than any then-existing Mortgage that complies with the provisions of Article 22 and the Permitted Title Exceptions, and containing the endorsements set forth in Exhibit E attached hereto and made a part hereof. Tenant shall pay the cost of such leasehold title insurance policy.
               (ii) Landlord shall have good and marketable title to the Landlord Property, free and clear of liens, encumbrances, easements, covenants and other title exceptions other than this Lease, the Permitted Title Exceptions and any Mortgage that complies with the provisions of Article 22, all as evidenced by the title insurance policy described in Section 4.01(a)(i).
               (iii) The Landlord Property shall constitute a separate subdivided lot as shown on a subdivision plat that has been approved by applicable Governmental Authorities and recorded among the land records of Montgomery County so that the Landlord Property shall be assessed for real estate taxes separate and apart from all other property not constituting part of the Landlord Property and the Landlord Property can be conveyed separate and apart from all other property not constituting part of the Landlord Property.
               (iv) Landlord shall have obtained a binding construction loan commitment, subject only to reasonable closing conditions, for the first mortgage financing of the Phase One Premises and the Phase Two Premises from Wells Fargo National Bank or another lender selected by Landlord and approved by Tenant (the “Construction Lender”). Landlord and the Construction Lender shall have consummated closing of the construction loan for the Phase One Premises and the Phase Two Premises pursuant to such construction loan commitment, which closing shall include the recordation of the First Mortgage securing such construction loan, the Construction Lender’s approval of the project budget for the Phase One Premises and the project budget for the Phase Two Premises and the satisfaction of all conditions under such construction loan commitment for the first advance of construction loan funds by the Construction Lender other than (A) the full disbursement of the required equity funds to be escrowed pursuant to Section 4.01(a)(vi) or provided for by a Letter of Credit pursuant to Section 4.01(c), and (B) submittal of contractor invoices and the required certificates of the architect and/or project manager relating to the amount of such advance. The amount of the construction loan for the Phase One Premises shall not exceed eighty-five percent (85%) of the projected costs (exclusive of land) of the development and construction of the Phase One Improvements, and the amount of the construction loan for the Phase Two Premises shall not exceed eighty-five percent (85%) of the projected costs (exclusive of land) of the development and construction of the Phase Two Improvements.
               (v) Landlord, Tenant and the Construction Lender shall have executed an agreement satisfactory to Tenant in Tenant’s reasonable discretion pursuant to which:
          (A) the Construction Lender acknowledges that it has received, and agrees that it shall hold in escrow, the Landlord Equity Funds and Cost Overrun Funds referred to in Section 4.01(a)(vi) and each Letter of Credit delivered pursuant to Section 4.01(c), agrees to draw upon each such Letter of Credit when entitled or required to do so or for the purposes required for Landlord Equity Funds and Cost Overrun Funds, agrees to disburse such Landlord Equity Funds and Cost Overrun Funds (and the proceeds of any Letter of Credit) solely for the purpose of paying the costs of development and construction of the Phase One Improvements and the Phase Two Improvements (including the Tenant Work Allowance) and other costs payable under the construction loan documents, and agrees that it shall not disburse any of such funds (and the proceeds of any Letter of Credit) to Landlord or any Affiliate thereof until the occurrence of the Phase One Lease Commencement Date and the date that the Phase Two Premises are Ready for Occupancy and the payment to or for the benefit of Tenant of the full amount of the Tenant Work Allowance;
          (B) Tenant shall have the right, in the event of the occurrence of the circumstances set forth Section 4.03(a)(i), (ii), (iii) or (iv), to require the Construction Lender to advance, in accordance with and subject to the requirements of the construction loan documents, the undisbursed portion of funds under the construction loan and the Landlord Equity Funds and Cost Overrun Funds for the purpose of paying the costs of development and construction of the Phase One Improvements and the Phase Two Improvements (including the Tenant Work Allowance) and other costs payable under the construction loan documents, it being understood and agreed that such funds shall be disbursed in accordance with draw requests submitted by Landlord and Landlord agrees to submit such draw requests in a timely manner;
          (C) In the event that on the Phase Two Actual Construction Commencement Date there have been any cost overruns with respect to the Phase One Premises (that is, costs relating to the Phase One Premises in excess of the costs therefor set forth in the project budget for the Phase One Premises approved by the Construction Lender on the date of closing of the construction loan), Landlord shall be required to deposit with the Construction Lender, on or before the Phase Two Actual Construction Commencement Date, an amount equal to the entire amount of such cost overruns not to exceed Two Million Dollars

($2,000,000) plus any deficiency in the remaining Landlord Equity Funds then available based upon the budget approved at that time by the Construction Lender; and
          (D) The Construction Lender agrees that in the event that title to the Landlord Property is conveyed by Landlord to the Deed Grantee pursuant to Section 4.03(c), the Deed Grantee shall have the right (at any time thereafter) to prepay the principal amount of the loan secured by the First Mortgage plus accrued interest without prepayment premium or other penalty.
               (vi) Landlord shall have deposited with the Construction Lender, in cash (or deliver to the Construction Lender the Letter of Credit, as provided in Section 4.01(c) hereof), sufficient funds (“Landlord Equity Funds”) which when added to the available construction loan funds required to be advanced by the Construction Lender pursuant to the approved construction loan commitment, will be adequate to pay the costs set forth in the project budget approved by the Construction Lender for the Phase One Premises and the Phase Two Premises and the Tenant Work Allowance (which project budget shall include, without limitation, all amounts required to be paid to fulfill all obligations required to be paid by Landlord under this Lease on and prior to each Applicable Commencement Date). In addition to the required amount of Landlord Equity Funds, Landlord shall also have deposited in escrow with the Construction Lender (or delivered to the Construction Lender the Letter of Credit, as provided in Section 4.01(c) hereof) the amount of Two Million Dollars ($2,000,000) (the “Cost Overrun Funds”) to be used to cover cost overruns with respect to the Phase One Premises and the Phase Two Premises.
               (vii) All of the representations and warranties of Landlord under Section 3.02 shall be true and correct on the Conditions Fulfillment Date as if made on and as of the Conditions Fulfillment Date and Landlord shall have executed and delivered to Tenant a certificate dated as of the Conditions Fulfillment Date to the foregoing effect.
               (viii) Landlord shall have obtained all permits and governmental approvals necessary to commence the development and construction of the Phase One Base Building Work and the Phase Two Base Building Work in accordance with the Final Base Building Plans and Specifications.
               (ix) The Site and Plan Review Committee established under the Washingtonian Center Declaration shall have approved the site plan and plans and specifications for all the Base Building Work that have been approved by Landlord and Tenant and evidence of such approval shall have been delivered to Tenant.
               (x) Landlord and the General Contractor shall have executed a binding construction contract for the construction of the Phase One Improvements and the Phase Two Improvements which has been approved by the First Mortgagee and which is not subject to any contingency for the effectiveness thereof, the Landlord shall have issued a notice to proceed to the General Contractor and the General Contractor shall have mobilized at the site and commenced on-site work.

               (xi) Landlord shall have delivered to Tenant a phase one environmental report relating to the Landlord Property, dated as of a date not earlier than May 22, 2000, which report shall be satisfactory to Tenant in Tenant’s reasonable discretion, but Tenant agrees that it will not withhold its approval thereof if such phase one environmental report indicates that environmental conditions at the Premises are not known or suspected to have changed in any material detrimental respect from that disclosed in the environmental reports provided to Tenant which are listed on Exhibit M attached hereto.
               (xii) Evidence of Landlord’s satisfaction of the conditions set forth in this Section 4.01(a) shall have been delivered to Tenant.
          (b) In the event that any of the conditions set forth in Section 4.01(a) have not been fulfilled on or prior to the Conditions Fulfillment Date, this Lease may be terminated by Tenant by sending written notice of termination to Landlord prior to the earlier of (i) the expiration of thirty (30) days after the Conditions Fulfillment Date or (ii) the date on which all of the conditions set forth in Section 4.01(a) have been fulfilled, which written notice shall identify the specific conditions Tenant believes to be unfulfilled. If as of the 30th day following Tenant’s delivery of such written notice Landlord has not cured such deficiencies and provided Tenant with satisfactory evidence of having fulfilled the conditions identified in Tenant’s notice as unfulfilled, then the parties hereto shall automatically be relieved of all obligations and liabilities hereunder, excepting only the confidentiality obligations set forth in Section 3.02(d) of this Lease, which confidentiality obligations shall survive any such early termination of this Lease. Landlord shall send written notice to Tenant advising Tenant when all the conditions set forth in Section 4.01(a) have been fulfilled together with evidence thereof to the extent not previously delivered, and in advance of fulfilling all such conditions, Landlord may send to Tenant one or more notices from time to time advising Tenant what one or more such conditions have been fulfilled together with evidence thereof, and within ten (10) Business Days after Tenant’s receipt of any such notice Tenant shall send written notice to Landlord advising Landlord whether or not Tenant agrees that all such conditions have been fulfilled and if not advising Landlord of the conditions that have not been fulfilled and the reason for such determination by Tenant or what additional information is necessary for Tenant to receive in order to make such determination. Landlord shall be entitled to rely upon any such statement by Tenant advising Landlord that Tenant agrees that certain or all of such conditions have been fulfilled. Landlord shall use commercially reasonable efforts to diligently pursue the fulfillment of the conditions set forth in Section 4.01(a) and shall advise Tenant periodically, and at such periodic times that Tenant may reasonably request, of the status of the progress toward fulfillment of such conditions.
          (c) In lieu of Landlord depositing cash with the Construction Lender to satisfy Landlord’s obligation to escrow funds for cost overruns pursuant to Section 4.01(a)(vi) and Section 4.01(a)(v)(C), Landlord, at Landlord’s option, may deliver to Construction Lender an irrevocable letter of credit (the “Letter of Credit”) issued by a national banking association organized and validly existing under the laws of the United States of America (the “Letter of Credit Bank”). The Letter of Credit shall be payable to Construction Lender and shall be substantially in the form of the irrevocable letter of credit attached hereto as Exhibit J. The Construction Lender shall have the right and obligation to draw upon the full amount of the

Letter of Credit in the event that the expiration date of the Letter of Credit is not extended at least thirty (30) days prior to its expiration date. The Construction Lender shall have the obligation to draw upon the Letter of Credit when required to do so pursuant to the agreement referred to in Section 4.01(a)(v). The Construction Lender shall have the right to draw upon the Letter of Credit when entitled to do so pursuant to any of the provisions of the construction loan documents executed by Landlord and the Construction Lender provided that in such case such funds are used solely for the purposes permitted under Section 4.01(a)(v)(A). The stated amount of the Letter of Credit may be reduced from time to time by (i) amendment or (ii) substitution of the Letter of Credit with another letter of credit that meets the requirements of this Section 4.01(c) and is in the form of Exhibit J (the “Replacement Letter of Credit”). In the case of amendments to the Letter of Credit or with respect to the stated amount under a Replacement Letter of Credit, the permitted amount of reduction from the stated amount in the original Letter of Credit shall be equal to the aggregate amount of equity funds and cost overrun funds actually paid by Landlord that were applied by the Construction Lender to pay the costs of development and construction of the Phase One Improvements or the Phase Two Improvements, as applicable, and other costs payable under the construction loan documents. The Letter of Credit Bank shall be subject to the approval of the Construction Lender, shall have a rating at the time of issuance of the Letter of Credit of at least a Standard and Poors rating of A for its long term debt rating, and shall be reasonably acceptable to Tenant.
     Section 4.02 Delay in Pursuing or Completing Construction of the Phase One Improvements.
          (a) In the event that after the Conditions Fulfillment Date an Unacceptable Construction Delay occurs, Tenant shall have the right, at its option, to terminate this Lease by sending written notice of termination to Landlord prior to the date on which such delay is cured, and such termination shall be effective thirty (30) days after Tenant gives Landlord written notice that Tenant is terminating this Lease pursuant to this Section 4.02(a), unless such delay is cured within such 30-day period.
          (b) In the event that the Phase One Lease Commencement Date does not occur by the Outside Phase One Lease Commencement Date, Tenant shall have the right, at its option, to terminate this Lease upon sending Landlord at least ten (10) days’ prior written notice of Tenant’s election to terminate, in which event the Lease shall terminate if the Phase One Lease Commencement Date still shall not have occurred by the expiration of such 10-day period. In the event of termination of this Lease pursuant to this Section 4.02, the parties hereto shall be relieved of all obligations and liabilities hereunder, excepting only the confidentiality obligations set forth in Section 3.02(d) of this Lease, which obligations shall survive any such early termination of this Lease.
     Section 4.03 Delay in Commencing or Completing Construction of the Phase Two Improvements or Failure to Fund Required Amounts.
          (a) In the event that:

               (i) the Phase Two Actual Construction Commencement Date does not occur on or before May 1, 2003, as such date may be extended by Tenant Delays, or
               (ii) the Landlord fails to deposit with the Construction Lender any funds when required by Section 4.01(a)(v)(C) or Section 4.01(a)(vi), or
               (iii) the Phase Two Premises are not Ready for Occupancy on or before December 1, 2004, as such date may be extended by Tenant Delays, or
               (iv) the funds to be disbursed by the Construction Lender and from the escrow arrangements referred to in Section 4.01(a)(v)(C) and Section 4.01(a)(vi) are determined to be insufficient to complete the funding of the Tenant Work Allowance and the development and construction of the Phase One Base Building Work and Phase Two Base Building Work or other project costs identified in the line items of the budgets for the Phase One Premises and the Phase Two Premises approved by the Construction Lender, or
               (v) the Construction Lender refuses or fails to make advances of the construction loan funds under the construction loan documents when funds are needed to be disbursed to pay for the aforesaid costs or the Construction Lender fails to make disbursements of the Landlord Equity Funds and Cost Overrun Funds and other funds escrowed pursuant to Section 4.01(a)(v)(C) and Section 4.01 (a)(vi) when funds are needed to be disbursed to pay for the aforesaid costs (whether or not the Construction Lender had the right to not advance such funds under the construction loan documents or otherwise), and in the case of the circumstances described in Section 4.03(a)(ii), (iv) or (v), Landlord fails to cure such deficiency within ten (10) Business Days after receipt of Tenant’s written notice identifying such deficiency and stating Tenant’s election to pursue one or more of the following remedies, then Tenant shall be entitled to exercise the remedies set forth in Sections 4.03(b), (c), (d) and (e).
          (b) In the case of the circumstances described in Section 4.03(a)(i) or (iii), Tenant shall have the right, at its option, to terminate this Lease by sending written notice of termination to Landlord at any time; provided, however, that for purposes of the provisions of this Section 4.03(b), but not for purposes of any other provisions of this Lease, the aforesaid December 1, 2004 date shall be extended by the number of days of Act of God-Delays provided that in no event shall the aforesaid December 1, 2004 date be extended beyond May 31, 2005. In the case of circumstances described in Section 4.03(a)(ii), Tenant shall have the right, at its option, to terminate this Lease by sending written notice of termination to Landlord at any time prior to the curing of such default by Landlord. In the event Tenant elects to terminate this Lease pursuant to this Section 4.03(b), Tenant may select an effective date for such termination which is no more than four (4) years after the date of Tenant’s notice to Landlord exercising this termination option. Tenant shall be required to provide Landlord with at least eighteen (18) months prior written notice of the effective date of such termination of this Lease by Tenant. If the remedy set forth in this Section 4.03(b) is exercised by Tenant, Tenant shall not be entitled to exercise the remedy set forth in Section 4.03(c) or any other remedies available under applicable law.

          (c) In the event that the circumstances described in Section 4.03(a)(iii) occurs and Tenant does not terminate this Lease pursuant to Section 4.03(b), Landlord shall be obligated to pay to Tenant an amount equal to the actual damages suffered by Tenant attributable to the loss, if any, of the various governmental incentive benefits and state and county income and property (real and personal) tax credits hereafter described in this Section 4.03(c) caused, directly or indirectly, by the failure of the Phase Two Premises to be Ready for Occupancy by the date required under this Lease. These incentive benefits and tax credits consist of, (a) disbursements from the Economic Development Opportunities Program Fund (also known as the Sunny Day Fund) in the approximate amount of Fourteen Million Two Hundred Thousand Dollars ($14,200,000) and the benefit of having such disbursements being forgiven rather than repaid with interest to the Maryland Department of Business and Economic Development, (b) a workforce training grant in the amount of One Million One Hundred Forty Thousand Dollars ($1,140,000) from the Maryland Industrial Training Program, (c) a Three Million Dollar ($3,000,000) loan offered by the Montgomery County Department of Economic Development that is convertible to a grant, and (d) credits against property (real and personal) and income taxes under current and future applicable laws estimated to be approximately between Twelve Million Seven Hundred Thousand Dollars ($12,700,000) and Fourteen Million Dollars ($14,000,000). The remedy set forth in this Section 4.03(c) shall be exclusive of all other remedies for damages resulting from construction delays under applicable law but shall not preclude Tenant from, among other things, seeking damages for other breaches by Landlord of the terms of this Lease, seeking injunctive relief to compel Landlord to perform its obligations or to prevent Tenant from exercising its remedies under Section 4.03(e), and shall not affect any other provisions of this Lease (including, without limitation, Section 6.02(c)).
          (d) Notwithstanding the provisions of Section 4.03(c), Landlord shall have the right, at its option, to be relieved of the obligation to pay damages to Tenant pursuant to Section 4.03(c) in the event that, prior to the expiration of ninety (90) days from the date that Landlord receives from Tenant a written request for payment of such actual damages, the amount of Tenant’s claim and calculation thereof and appropriate substantiation thereof, Landlord executes, acknowledges and delivers to Tenant a special warranty deed in customary form in the State of Maryland pursuant to which Landlord conveys to Tenant or to any designee of Tenant set forth in Tenant’s written request for payment of such damages (Tenant or such designated entity being hereinafter referred to as the “Deed Grantee”) fee simple title to the Landlord Property, free and clear of all title exceptions other than the Permitted Title Exceptions, any liens caused by Tenant, the lien of real estate taxes that are not then due and payable and the First Mortgage securing the Construction Lender (but without the Deed Grantee assuming the First Mortgage), and an assignment pursuant to which Landlord assigns and transfers to the Deed Grantee Landlord’s interest in all plans and specifications, permits, governmental approvals, the construction contract with the General Contractor, the architectural and engineering contracts and such other contracts executed by Landlord that Tenant may, at its option, elect to acquire, relating to the Landlord Property. In the event of such conveyance, Tenant agrees to indemnify, defend, protect and hold harmless Landlord from and against any and all claims, demands, debts, causes of action, and suits of any nature whatsoever arising out of or in connection with the operations of the Landlord Property by Tenant or Deed Grantee or their direct or indirect successors in interest to the extent arising after the closing of such transfer and not arising by reason of the breach of any of Landlord’s representations and warranties under this Lease.
          (e) In the case of the circumstances described in Section 4.03(a)(iv) or (v), in the event that such default or condition is not cured by Landlord prior to the expiration of ten (10) Business Days after delivery of written notice thereof by Tenant to Landlord, Tenant shall have the right to itself advance all funds that Tenant deems necessary or appropriate to perform Landlord’s obligations under this Lease with respect to the funding of the Tenant Work Allowance and the development and construction of the Phase One Base Building Work or the Phase Two Base Building Work, the performance of Landlord’s obligations under the Development Obligations Exhibit and the payment of all interest, fees and other amounts required to be paid by Landlord pursuant to the construction loan commitment or the documents executed by Landlord in favor of the Construction Lender. All such amounts advanced by Tenant, together with interest thereon from the date advanced at twenty percent (20%) per annum, compounded annually, shall be promptly paid by Landlord to Tenant on demand and if the entire amount thereof is not so paid by Landlord to Tenant, may be offset by Tenant against all installments of Rental next becoming payable under this Lease. Tenant’s exercise at any time or times of the remedy set forth in this Section 4.03(e) shall not preclude Tenant from exercising its remedies under Section 4.03(b), Section 4.03(c) or Section 4.03(e).
ARTICLE 5 — PRE-COMMENCEMENT DATE OBLIGATIONS
     Section 5.01 Development Obligations Exhibit. Landlord agrees to perform all obligations of Landlord under the Development Obligations Exhibit and Tenant agrees to perform all obligations of Tenant under the Development Obligations Exhibit.
     Section 5.02 Ready for Occupancy. For all purposes of this Lease, the Phase One Premises and the Phase Two Premises, as the case may be (hereinafter referred to as the “Applicable Premises”) shall be deemed “Ready for Occupancy” when all of the following shall have occurred:
          (a) there shall have been issued by the appropriate Governmental Authorities such use and occupancy permits and other governmental approvals as may be required with respect to all work and conditions in order that all of the Applicable Premises may be lawfully occupied by Tenant for general office uses and uses incidental thereto as provided in Article 9;
          (b) the Base Building Work and Leasehold Improvements shall have been Substantially Completed, all of the Applicable Premises shall be accessible and the non-completion of any work to be done shall not materially adversely affect Tenant’s ability to use, occupy and enjoy the Applicable Premises for the normal conduct of Tenant’s business operations;
          (c) the Applicable Premises shall be free of occupants (other than occupancy by or through Tenant) and debris and broom clean;

          (d) the Applicable Premises shall be accessible to and from a dedicated and improved public road, all exterior scaffolding, debris chutes located on the facades of the Applicable Premises and construction machinery shall have been removed from the Applicable Premises, and all loading docks, ingress and egress lanes, signs, lights, surface improvements, landscaping, and parking shall have been Substantially Completed and be accessible and usable for loading, pedestrian and vehicular ingress and egress and parking purposes;
          (e) Landlord shall have delivered to Tenant a certificate of Landlord’s Architect certifying the matters set forth in Sections 5.02(a), (b), (c) and (d) except that the Landlord’s Architect shall not be required to certify as to whether any incomplete work would adversely affect Tenant’s use, occupancy and enjoyment of the Applicable Premises, but shall be required to certify as to what incomplete work exists. Such certificate of Landlord’s Architect shall be prima facie evidence, but not conclusive evidence, of the truth of the matters therein asserted.
          (f) The punch list inspection and the operational testing of the, utilities, operational systems and equipment required by Sections 4.2 and 4.3 of the Development Obligations Exhibit shall have been performed.
     Section 5.03 Notice of Anticipated Ready for Occupancy Date. Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of the date on which Landlord anticipates that the Applicable Premises will be Ready for Occupancy.
     Section 5.04 Definition of Substantially Completed. For purposes of Section 5.02, “Substantially Completed” means full completion in accordance with the Final Base Building Plans and Specifications and applicable Legal Requirements except for minor details of (i) construction, (ii) landscaping, (iii) decoration, (iv) mechanical adjustment or (v) installation (including, without limitation, items commonly referred to as “punch list” items) that do not materially interfere with Tenant’s occupancy, use or enjoyment of the Applicable Premises and the Base Building Work and the Leasehold Improvements and in any event except for the completion of landscaping that needs to be delayed by reason of weather conditions or the season of the year where there is adequate ground cover to prevent mud and run-off. If any work required to be performed by Landlord is not fully completed at the time that the Applicable Premises are Substantially Completed, Landlord shall diligently complete all such incomplete work as promptly as is reasonably practicable.
     Section 5.05 Landlord Construction Loan Financing. Landlord shall keep Tenant advised of the status of negotiations with any actual or prospective lender providing construction loan financing for the Base Building Work and the Tenant Work Allowance. Landlord shall permit a representative of Tenant to review the construction loan financing documents prior to the time such documents are executed by Landlord and the Construction Lender.
ARTICLE 6 — TERM
     Section 6.01 Term.

          (a) The term of this Lease (the “Term”) shall begin on the Phase One Lease Commencement Date, and unless sooner terminated, shall end at midnight on the Initial Term Expiration Date, subject, however, to extension in accordance with the provisions of Article 29 hereof, and also subject to the possible early commencement of the Term prior to the Phase One Lease Commencement Date for portions of the Phase One Premises. In the event that prior to the Phase One Lease Commencement Date Tenant shall commence occupancy of a portion of the Phase One Premises for the regular conduct of its business operations, then the Term shall commence for such portion of the Phase One Premises on the date when such occupancy commences. For purposes hereof, occupancy of portions of the Phase One Premises for the purpose of installation of Tenant’s cabling, systems furniture, furnishings, equipment or other personal property shall not be considered occupancy for the regular conduct of Tenant’s business operations.
          (b) After the Phase One Lease Commencement Date has occurred, the parties shall, at either party’s request, execute a Memorandum of Commencement Date confirming the Phase One Lease Commencement Date. After the Phase Two Lease Commencement Date has occurred; the parties shall, at either party’s request, execute a Memorandum of Commencement Date confirming the Phase Two Lease Commencement Date and the Initial Term Expiration Date. Any failure of the parties to execute any such Memorandum of Commencement Date shall not affect the validity of any such Commencement Date as determined pursuant to this Lease.
     Section 6.02 Delivery of Possession.
          (a) Landlord covenants and agrees that (i) Landlord shall deliver possession to Tenant of the Phase One Premises Ready for Occupancy no later than the “Latest Date” therefor set forth in Exhibit G, and (ii) Landlord shall deliver possession to Tenant of the Phase Two Premises Ready for Occupancy no later than the “Latest Date” therefor set forth in Exhibit G.
          (b) Tenant shall have the right to move in and occupy a portion of the Applicable Premises for the conduct of Tenant’s business prior to the Applicable Commencement Date if all applicable governmental approvals have been obtained to permit such early occupancy. During the period commencing on the date of such early occupancy and prior to the Applicable Commencement Date, all provisions of this Lease shall apply to such portion of the Premises so occupied, and such early possession shall not change the Applicable Commencement Date or the Initial Term Expiration Date, except that the payments required under Article 7 and Section 8.02 shall be appropriately prorated based upon the square footage of Rentable Area of the Applicable Premises so occupied by Tenant and the provisions of Sections 16.01(b) and (c) shall not apply. It is the intention hereof that during such period of early occupancy Tenant shall not be obligated to obtain and maintain in effect the insurance required to be obtained by Tenant pursuant to Sections 16.01(b) and (c) and that such insurance shall be maintained by Landlord and that the liability insurance required to be obtained by. Tenant pursuant to Section 16.01(a) shall relate only to the portion of the Premises so occupied by Tenant. Notwithstanding the foregoing, during such period of early occupancy Tenant shall be obligated to reimburse Landlord to the extent the allocable portion of Landlord’s Builder’s Risk insurance costs with respect to the portion of the Applicable Premises occupied by Tenant (but not the cost of the insurance allocable to the remainder of the Improvements for which the Applicable Commencement Date has not yet occurred) computed on a daily basis for such period of early occupancy but not exceeding the cost that would have been incurred by Tenant had Tenant been required to obtain and maintain insurance pursuant to Section 16.01(b) and (c) for the portion of the Applicable Premises so occupied by Tenant.
          (c) In the event that the Applicable Premises are not Ready for Occupancy and possession thereof delivered to Tenant on or before the Latest Date for the Applicable Premises set forth in Exhibit G, then, in addition to any other rights that Tenant may have under this Least or applicable law, there shall be an abatement of Monthly Rent payable by Tenant commencing on the Applicable Commencement Date in an amount equal to one thirtieth (1/30th) of the Monthly Rent for the Applicable Premises for each day during the period commencing on such Latest Date set forth in Exhibit G and ending on the date on which such part of the Applicable Premises is Ready for Occupancy, as the case may be.
     Section 6.03 Covenant of Quiet Enjoyment. Tenant shall, during the Term, enjoy the Premises and all rights, options and privileges of Tenant under this Lease without-disturbance from Landlord or any other persons claiming or acting by, through, or under Landlord; subject, however, to the provisions of this Lease.
ARTICLE 7 — RENTAL
     Section 7.01 Amount of Annual Rent. The Annual Rent for the Phase One Premises shall be in an amount equal to the sum of (i) [...***...] multiplied by the Rentable Area of Office Space of the Phase One Improvements plus (ii) [...***...] multiplied by the Rentable Area of Storage Space of the Phase One Improvements, subject to adjustment pursuant to Section 7.02. The Annual Rent for the Phase Two Premises shall be in an amount equal to the sum of (i) [...***...] multiplied by the Rentable Area of Office Space of the Phase Two Improvements plus (ii) [...***...] multiplied by the Rentable Area of Storage Space of Phase Two Improvements, subject to adjustment pursuant to Section 7.02.
     Section 7.02 Adjustment of Annual Rent. On each anniversary of the Phase One Lease Commencement Date, the Annual Rent for the Phase One Premises shall be increased by an amount equal to the lesser of (A) three hundred percent (300%) percent of the CPI Increase during the twelve (12) month period ending prior to such annual anniversary date multiplied by the Annual Rent in effect immediately prior to such annual anniversary date or (B) [...***...] of the Annual Rent in effect immediately prior to such annual anniversary date. On each anniversary of the Phase Two Lease Commencement Date, the Annual Rent for the Phase Two Premises shall be increased by an amount equal to the lesser of (A) three hundred percent (300%) percent of the CPI Increase during the twelve (12) month period ending prior to such annual anniversary date multiplied by the Annual Rent in effect immediately prior to such annual anniversary date or (B) [...***...] of the Annual Rent in effect immediately prior to such annual anniversary date.

     Section 7.03 Monthly Rent. Tenant shall pay to Landlord monthly, in advance, without demand, commencing on the first day of the calendar month after the Phase One Lease Commencement Date and on the first day of each calendar month thereafter during the Term, an amount equal to one-twelfth (1/12th) of the Annual Rent for such month (the “Monthly Rent”). If the Applicable Commencement Date is a day other than the first (1st) day of a calendar month, or if the expiration or termination of the Term is a day other than the last day of a calendar month, for the portion of the first calendar month in which such Applicable Commencement Date occurs, and for the portion of the calendar month in which the Term expires or terminates, as the case may be, the Monthly Rent for the Applicable Premises shall be a fraction of the Monthly Rent, the numerator of which shall be the number of days of such calendar month falling within the Term, and the denominator of which shall be the total number of days in such calendar month. Further, if the Term shall commence with respect to a portion of the Applicable Premises prior to the Applicable Commencement Date, both the Annual Rent and Monthly Rent for such portion of the Premises shall be calculated separately, on the square foot bases specified in Sections 7.01 and 7.02 above, and partial month prorations shall be calculated as necessary pursuant to this Section 7.03, for the period commencing on the date the Term began for such portion of the Premises and ending on the date when the Applicable Commencement Date occurred.
     Section 7.04 Payment of Rental. All Rental shall be paid to Landlord by Tenant when due, by good check or by wire transfer of immediately available Federal funds, without deduction, offset or counterclaims except as expressly set forth in this Lease, in lawful money of the United States, at Landlord’s address for notices as specified in Section 27.01, or such other place as Landlord may from time to time designate by written notice to Tenant. The term “Rental” as used herein means the then applicable Monthly Rent and all other sums payable by Tenant to Landlord under this Lease. All installments of Rental not paid by Tenant within five (5) Business Days after the date the same becomes due shall bear interest from the date due until paid at the Default Rate, compounded monthly. Tenant acknowledges that the late payment of Rental will cause Landlord to incur damages, the exact amount of which would be impractical and extremely difficult to ascertain. Such damages may include, without limitation, processing, accounting, and other administrative costs, loss of use of the overdue funds, and late charges that may be imposed on Landlord by the terms of any Mortgage and note secured by any Mortgage covering the Landlord Property. Landlord and Tenant agree that if Landlord does not receive a payment of Rental within ten (10) days after such payment becomes due, and if and to the extent that the amount of such payment is not subject to a bona fide dispute by Tenant, Tenant shall pay to Landlord, in addition to the accrued interest as specified above, a late charge in an amount equal to four percent (4%) of such overdue Rental.
     Section 7.05 Partial Payments. Any partial payment of Rental outstanding hereunder shall be allocated to such outstanding Rental charges as Landlord may elect. In the absence of a contrary election made by Landlord, payments by Tenant shall be applied against the then outstanding Rental charges that first became due. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rental due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of Rental shall be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rental, or pursue any other remedies available to Landlord.
ARTICLE 8 — OPERATING EXPENSES AND TAXES
     Section 8.01 Operating Expenses.
          (a) Tenant shall pay to Landlord an amount equal to all Operating Expenses. As used in this Lease, the term “Operating Expenses” shall mean all reasonable and customary costs and expenses paid or incurred by Landlord in connection with the operation, management, repair or maintenance of the Premises (which costs shall be accounted for under generally accepted accounting principles on an accrual basis consistently applied), excluding, however, all costs paid directly by Tenant pursuant to the provisions of this Lease or otherwise and excluding the items described in Section 8.01(b), which items shall not be included in Operating Expenses for purposes of this Lease. By way of illustration but not limitation, Operating Expenses shall include, subject to the specific exclusions described in Section 8.01(b), all (a) costs for heating, cooling, ventilation, fuel and utilities; (b) costs and expenses for maintenance, repairs (unless the cost of repair would exceed the cost of a replacement that would be a Capital Expenditure), testing and operation of building systems and components or the roof membrane and the cost of replacement of worn-out equipment, facilities, and installation, but not the replacement of any of the structural components of the Base Building Work, including, without limitation, the structural components of the roof, load bearing walls, footings and foundations, the subflooring or the exterior skin; (c) costs and expenses for security, landscaping, refuse disposal, recycling disposal, janitorial services, labor, supplies, materials, equipment, and tools related to the Premises, including any sales, use, or excise taxes thereon; (d) the management fee payable to the Manager pursuant to the Management Agreement; (e) the wages, salaries, bonuses, employee benefits and payroll burden of all Landlord’s (or the Manager’s) on-site employees engaged in the operation, maintenance, management, or security of the Landlord Property, including employers’ payroll, social security, workers’ compensation, unemployment, and similar taxes with respect to such employees; (f) snow and ice removal and landscaping maintenance and replacement; (g) the reasonable charges of attorneys and consultants engaged with the approval of Tenant for services rendered in support of activities whose costs are themselves Operating Expenses, and (h) all other reasonable and customary costs and expenses that under generally accepted accounting principles and practices of comparable office buildings in Gaithersburg and Rockville, Maryland, would be included in Operating Expenses. Landlord’s obligations to provide services are set forth elsewhere in this Lease. The above itemization of Operating Expenses is for illustrative purposes only and shall not be deemed to increase or decrease or otherwise modify Landlord’s obligations to provide services under this Lease.
          (b) Notwithstanding the provisions of Section 8.01(a), the following costs and expenses shall be excluded from the definition of “Operating Expenses” for purposes of this Lease (but the exclusion of a cost from the definition of an “Operating Expense” shall not be interpreted to either (i) relieve Tenant from paying for all or part of the cost of such item if and to the extent that Tenant is so required by the express language of any other provision of this Lease, including, without limitation, Section 10.03 or (ii) impose an obligation on Landlord to pay all or part of the cost of such item unless Landlord is required to make such payment by the express language of any other provision of this Lease):
               (i) Repairs or other work occasioned by fire, windstorm or other casualty, whether or not covered by insurance.
               (ii) Leasing commissions, attorneys’ fees, accountant’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with Tenant or prospective tenants or associated with the enforcement of this Lease or any future lease (other than such costs incurred by Tenant with respect to subleases) or the defense of Landlord’s title to or interest in the Premises.
               (iii) Costs associated with, or incurred for the benefit of, a prospective tenant or a future tenant that would be entitled to possession of the Landlord Property or any part thereof after the expiration or termination of the Term.
               (iv) Depreciation or amortization of the cost of the Improvements.
               (v) Costs (including the depreciation or amortization thereof) of any repairs, improvements, alterations, or equipment that would be properly classified as a Capital Expenditure.
               (vi) Costs incurred due to violation by Landlord, as determined by written admission, stipulation, final judgment, or arbitration award, of the terms and conditions of this Lease or any Legal Requirement, except to the extent that such costs reflect costs that would have been incurred by Landlord absent such violation and would otherwise be an Operating Expense.
               (vii) Overhead and profit increment paid to Landlord or its Affiliates for services, supplies or other materials to the extent that the costs of such services, supplies or other materials exceed the costs normally payable for like services, supplies or materials provided by unaffiliated parties on a competitive basis (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable office buildings in Gaithersburg and Rockville, Maryland; provided that no such arrangements shall be entered into without obtaining the prior written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.
               (viii) Interest on debt or amortization payments on any indebtedness or any mortgages or deeds of trust.
               (ix) General corporate overhead and general administrative expenses, including bookkeeping, accounting and data processing.
               (x) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment or items that if purchased would be a Capital Expenditure.

               (xi) The cost of any work required in order to rectify design and/or construction defects in the Base Building Work or non-compliance of the Base Building Work with the Final Base Building Plans and Specifications or to bring the Building into compliance with Legal Requirements applicable to the Improvements at the time of their construction.
               (xii) Advertising and promotional expenditures unless and to the extent expressly approved in writing as an Operating Expense.
               (xiii) Costs for purchasing paintings, sculpture, and other objects of art or for installing, protecting, or maintaining such items unless and to the extent expressly approved in writing by Tenant as an Operating Expense.
               (xiv) Taxes and other amounts payable by Landlord or Tenant pursuant to Section 8.02.
               (xv) The cost of abating, removing, remediating, or cleaning up any asbestos or other Hazardous Materials for which Tenant is not responsible pursuant to Article 31, it being Understood and agreed that Operating Expenses may include the costs attributable to those actions taken by Landlord to comply with any Environmental Laws in connection with the ordinary operation and maintenance of the Landlord Property and not in connection with a material violation of any Environmental Law.
               (xvi) Rental under any ground lease or underlying lease.
               (xvii) Costs relating to the Landlord entity (as distinguished from the operation of the Premises), including without limitation, entity filing fees, annual reports, licenses, accounting fees and returns for taxes not payable by Tenant pursuant to this Lease.
               (xviii) Costs reimbursable to Landlord from third party recoveries, insurance proceeds, rebates, refunds, adjustments or otherwise.
          (c) If any Operating Expenses paid in one year relate to more than one calendar year, Landlord shall allocate such Operating Expenses among the appropriate calendar years. If the Applicable Commencement Date occurs on a day other than January 1 or the Term ends on a day other than on December 31, Tenant’s obligations to pay estimated and actual amounts of Operating Expenses for such first or final calendar year (as the case may be) shall include only the Operating Expenses allocable to the portion of such year that has occurred after the Applicable Commencement Date and prior to the expiration or termination of the Term. Such allocation shall be made upon the costs actually attributable to the applicable period of time, but if uniform throughout the calendar year, may be prorated by multiplying the total estimated or actual (as the case may be) costs for such calendar year by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365. If any Operating Expenses are not incurred solely for the benefit of the Premises, but are incurred for the benefit of, or with respect to, the Premises and other property (including the Phase Two Premises prior to the Phase Two Lease Commencement Date), then only an equitable portion, as reasonably determined, of such Operating Expenses shall be allocated to the Premises for purposes of this Section 8.01.
          (d) Tenant shall pay all Operating Expenses promptly when the same become due and payable after Tenant has received from the Manager, on a weekly basis, a copy of the bill or invoice therefor in the case of Operating Expenses billed to the Manager or promptly when due and payable in the case of Operating Expenses billed directly to Tenant by the applicable vendor, service provider or other payee.
          (e) Landlord and Tenant shall cause the Manager after December 31 of each year, to submit to Tenant and Landlord a statement (the “Annual Operating Expense Statement”) setting forth in line item detail categories the actual Operating Expenses incurred for the previous year and setting forth a computation of the charge or credit to Tenant for any difference between (a) the actual Operating Expenses shown on the Annual Operating Expense Statement and (b) the amounts thereof paid by Tenant for the preceding calendar year. The amount of any underpayment shall be paid by Tenant to the applicable payee within thirty (30) days after delivery of said notice. Landlord and Tenant shall use their good faith commercially reasonable efforts to cause the Manager to furnish the Annual Operating Expense Statement for each calendar year by April 30.
          (f) No failure or determination of Landlord in any one year to include or exclude certain items in its computation of Operating Expenses or to invoice Tenant for the full amount of Operating Expenses shall be construed as depriving Landlord of the right to include such items as Operating Expenses or to invoice Tenant for the full amount of such items as Operating Expenses in any subsequent year in strict accordance with the provisions of this Section 8.01.
          (g) Tenant and its representatives and designees shall have the right to audit the Annual Operating Expense Statement for any calendar year at any time within three (3) years after Tenant receives such Annual Operating Expense Statement. In the event that Tenant requests such audit, Tenant shall have the right, at Tenant’s expense and upon not less than forty-eight (48) hours’ prior notice to Landlord, to inspect at reasonable times Landlord’s and Manager’s books and records for the Premises for the calendar year covered by such statement, solely for purposes of verifying the calculation of Operating Expenses and for no other purpose, and such books and records shall be made available to Tenant in the metropolitan Washington, D.C. area. If Tenant shall not have availed itself of such audit and inspection, Tenant shall be deemed (except in the event of fraud upon Tenant) to have accepted as final and determinative the amounts shown on the Annual Operating Expense Statement.
     Section 8.02 Taxes.
          (a) Tenant shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against or which arise with respect to the Premises or this Lease or the leasehold estate hereby created; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to the Premises, such as depreciation, interest, taxes or ordinary and necessary business expenses) imposed or levied upon, assessed against or measured by any Rental; and (iii) all charges of utilities, communications and similar services serving the Premises, but with respect to all amounts referred to in the preceding clauses (i), (ii) and (iii), only to the extent allocable to the Term (it being agreed that with respect to the period of time prior to the Applicable Commencement Date and the period of time after the expiration or termination of the Term, such amounts shall be prorated and adjusted on a daily basis so that Landlord shall pay that portion thereof allocable to the period prior to the Applicable Commencement Date and allocable to the period after the expiration or termination of the Term). Tenant shall pay any late fee or penalty assessed by the applicable governmental authorities by reason of Tenant’s failure to timely pay any of the foregoing taxes for which Tenant is responsible. If either party shall pay taxes or other such charges that are the responsibility of the other party hereunder, such other party shall make reimbursement of such charges within thirty (30) days after written demand therefor accompanied by appropriate written evidence of such payment. Notwithstanding the foregoing, (a) Tenant shall not be required to pay any franchise, estate, inheritance, transfer, income, excise or similar tax assessed or imposed against Landlord, any Rental, this Lease, the Land or the Improvements (other than any tax referred to in clause (ii) above); and (b) if any amounts payable by Tenant pursuant to this Section 8.02 are payable in installments, Tenant shall not be required to pay any such installment prior to the date that non-payment of such installment would become delinquent and Tenant shall not be obligated to pay any installments that are not required to be paid prior to the expiration of the term of this Lease (but Tenant may be obligated to reimburse Landlord for paying such portion of such installment as may be allocable to the term of this Lease), and (c) except as hereinafter set forth in this Section 8.02, Tenant shall not be required to pay, and Landlord shall pay, any Special Assessment (hereafter defined). At the same time that Tenant makes payment of any item referred to above which is payable by Tenant, Tenant shall deliver to Landlord appropriate proof of payment which shall be delivered prior to the date that non-payment of such item becomes delinquent. For purposes hereof, “Special Assessment” shall mean any assessment imposed by reason of the installation of any public improvements, sport stadium or arena, community facilities or any other non-recurring public expenditure. If during the Term, Landlord pays any Special Assessment applicable to the Landlord Property that is made with respect to any public expenditure incurred after the expiration of the Applicable Commencement Date, Tenant shall pay to Landlord, as additional rent, during the remainder of the then current Term (excluding any subsequent renewal term), an amount each month equal to the monthly amount necessary to amortize the amount of such Special Assessment so paid by Landlord together with interest on such unamortized cost at a rate of nine percent (9%) per annum in equal monthly installments (of principal and interest) over a period of twenty (20) years. If Landlord pays such Special Assessment in installments, such amortization of the amounts Tenant is required to pay under the preceding sentence shall be based upon a principal amount equal to the present value (as of the date when Landlord makes the first such installment payment and using a discount rate of nine percent per annum) of all such installment payments that Landlord will be required to make in connection with such Special Assessment. Landlord shall deliver promptly to Tenant copies of all notices, assessments, bills or other communications from any taxing authority received by Landlord with respect to the taxes or other amounts payable by Tenant pursuant to this Section 8.02. Tenant shall be obligated to pay all penalties and interest payable with respect to delinquent payment of taxes and other amounts payable by Tenant pursuant to this Section 8.02 except that Landlord shall be responsible for the payment of such penalties or interest attributable to Landlord’s failure to comply with its obligations under the preceding sentence where Tenant did not have knowledge of the amount so payable by Tenant at least five (5) Business Days prior to the delinquency date.
          (b) If at any time prior to the Phase Two Lease Commencement Date, the Phase One Premises and the Phase Two Premises are not separately assessed for real estate tax purposes, Tenant shall pay that portion of the total real estate taxes assessed against the Phase One Premises and the Phase Two Premises that is allocable to the Phase One Premises. In the event that there is a determination by the taxing authority as to the portion of such real estate taxes that is separately allocable to the Phase One Premises and the portion allocable to the Phase Two Premises, such separate determination by the taxing authority shall govern. In the event that there is no such determination by the taxing authority as to the allocation of such real estate taxes between the Phase One Premises and the Phase Two Premises, then the real estate taxes allocable to the Premises shall consist of (i) that portion of the real estate taxes assessed with respect to the Phase One Land and the Phase Two Land that the Rentable Area of the Phase One Improvements bears to the total Rentable Area of the Phase One Improvements and the Phase Two Improvements and (ii) the amount of real estate taxes assessed with respect to the Phase One Improvements, excluding the amount of real estate taxes assessed with respect to the Phase Two Improvements.
     Section 8.03 Contest of Assessments. Tenant shall have the right, at its option, and at its sole expense (including, without limitation, the cost of any interest, charges or penalties assessed in connection with Tenant’s contest of the matter), to contest any assessment or reassessment or any special assessment, or any change in the tax rate, or the validity of any of the above, which pertain to the real estate taxes imposed on the Improvements or the Land or any amounts payable by Tenant pursuant to Section 8.02, so long as (i) Tenant promptly and diligently prosecutes such contest to completion and (ii) such contest will not subject Landlord to criminal prosecution or subject the Land and/or Improvements to any actual or threatened sale during the pendency thereof. In the tax proceedings, Tenant may act in its own name and/or the name of Landlord and Landlord will, at Tenant’s request and at Tenant’s cost, cooperate with Tenant in any way Tenant may reasonably require in connection with such contest. Landlord shall not itself prosecute any contest of any of the taxes or charges payable by Tenant pursuant to Section 8.02 without obtaining Tenant’s prior written consent, which consent may be withheld in Tenant’s sole and absolute discretion.
     Section 8.04 Refund/Reduction of Taxes. If Landlord shall receive a reduction or refund for any year for which Tenant shall be obligated to pay or shall have paid all or a part of the real estate taxes or other amounts payable by Tenant pursuant to Section 8.02, such reduction or refund shall, to the extent allocable to the Applicable Premises during the Term of this Lease, be remitted to Tenant within thirty (30) days after Landlord’s receipt of such funds. Landlord and Tenant shall each keep the other apprised of all tax protest filings undertaken by or through it or its representatives to obtain a tax reduction or refund.

     Section 8.05 Insurance Compliance. Tenant shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to all insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies) required to be maintained by Tenant under this Lease.
     Section 8.06 Indemnity. Tenant shall defend all actions against Manager, Landlord, any officer, director, partner or shareholder of Landlord and any Mortgagee of the Premises (herein, collectively, “Tenant Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from injury to or death of any person, or damage to or loss of property (other than damage to the Land and the Improvements, which is covered by other provisions of this Lease), occurring during the Term on the Premises or connected with the use, condition or occupancy of the Premises exclusive of that caused by the willful misconduct or gross negligence of Landlord.
     Section 8.07 Exclusive Rights of Tenant. During the Term, Tenant shall have exclusive possession of the Premises and, except as otherwise expressly required or permitted by any provision of this Lease, Landlord shall not engage in any activities on the Premises or incur any obligations relating to the Premises during the Term.
     Section 8.08 Governmental Incentive Programs and Payments. Landlord shall cooperate promptly with Tenant in the filing by Tenant of any applications or providing any information to governmental authorities in connection with Tenant obtaining governmental incentive benefits and tax credits in connection with Tenant’s occupancy of the Premises, including benefits and credits from the Economic Development Opportunities Program Fund (also known as the Sunny Day Fund), the Maryland Department of Business and Economic Development, the Maryland Industrial Training Program, the Montgomery County Department of Economic Development and credits against property and income taxes under current and future applicable laws. Tenant shall reimburse Landlord for all reasonable, third party expenses incurred by Landlord in connection with Landlord providing the aforesaid assistance to Tenant. The benefit of all governmental or quasi-governmental incentives, rebates, awards and payments that Landlord or Tenant or their Affiliates may receive as a result of the execution of this Lease or the ownership, development or leasing of the Premises or the achievement of any employment goals shall accrue solely to the benefit of Tenant and if and to the extent paid to Landlord or any of its Affiliates shall be promptly paid over by Landlord to Tenant. The preceding sentence shall not be construed to deny the Landlord the ability to receive and retain any rebate against the cost of construction of the Base Building Work (i) that Landlord may be entitled to receive from any utility company or (ii) that would be available without regard to the leasing of the space to Tenant or Tenant’s occupancy or employment.

ARTICLE 9 — USE
     Tenant shall have the right to use the Premises for office purposes and uses incidental or related thereto, including, without limitation, cafeteria, exercise facility, day care center, credit union, gift shop, sundry shop, ATM and vending machines, and all other uses permitted under applicable zoning laws and regulations and the Washingtonian Center Declaration, provided that Tenant shall not use the Premises for other than office purposes and uses incidental or related thereto without the prior approval of the Landlord, which approval shall not be unreasonably withheld. Tenant shall not use the Premises in any manner that violates in any material respect any of the provisions of any Legal Requirements or the Permitted Title Exceptions that is applicable to the Premises. Tenant shall not cause a weight load or stress on any floor or other portion of the Premises that is in excess of the weight load or stress that such floor or other portion of the Premises is designed to bear unless Tenant, at Tenant’s expense, and with Landlord’s approval, which shall not be unreasonably withheld, makes appropriate alterations to such floor or other portion of the Premises to increase the weight load or stress capacity thereof to avoid such excess.
ARTICLE 10 — LAWS, ORDINANCES, AND REQUIREMENTS OF PUBLIC AUTHORITIES; CAPITAL EXPENDITURES
     Section 10.01 Legal Requirements.
          (a) Tenant shall, at its sole expense, comply with and shall cause the Leasehold Improvements to comply with, and shall assume all obligations and liabilities with respect to all laws, orders, ordinances, and regulations of Federal, state, county, municipal and other authorities having jurisdiction over the Premises and whether such rules, orders, and regulations are presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (such laws, orders, ordinances and regulations being hereinafter referred to as “Legal Requirements”) applicable to the Leasehold Improvements, or the use, ownership, operation or occupation thereof. Tenant shall reimburse Landlord for all third party costs incurred by Landlord associated with making any modifications to the Base Building Work constructed pursuant to the Final Base Building Plans and Specifications and Tenant Mandated Base Building Change Orders (as such terms are defined in the Development Obligations Exhibit) to comply with Legal Requirements applicable to the Base Building Work solely by reason of Tenant’s use of the Premises other than for general office purposes and uses customarily incidental thereto permitted under Article 9, all such uses being performed in an ordinary and customary manner; provided that reasonable prior notice of the need for such work and Tenant’s responsibility thereof is delivered by Landlord to Tenant and Tenant has an opportunity to contest such Legal Requirement in accordance with, and subject to, the provisions of Section 10.02.
          (b) Subject to the last sentence of Section 10.01(a), Landlord shall comply with and shall cause the Base Building Work to comply with, and shall assume all obligations and liabilities with respect to, all Legal Requirements applicable to the Base Building Work and its use for general office purposes and uses incidental thereto permitted under Article 9, it being understood and agreed that the cost of such compliance shall be an Operating Expense to the extent so permitted under Section 8.01.
     Section 10.02 Contest of Legal Requirements. Notwithstanding the provisions of Section 10.01 hereof, Tenant may contest, at its own cost and expense, in its name and/or (whenever necessary) Landlord’s name, in any manner permitted by law (including appeals to a court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any Legal Requirements with which Tenant is required to comply pursuant to this Lease, and may defer compliance therewith provided that:
          (a) such non-compliance shall not subject Landlord to criminal prosecution, shall not subject Landlord to any liability, cost or expense not paid by Tenant, and shall not subject the Landlord Property (or any part thereof) to lien or sale;
          (b) Tenant shall promptly and diligently prosecute such contest to completion; and
          (c) such contest shall effectively suspend enforcement of the Requirement during the prosecution thereof.
Landlord, without expense or liability to it, shall cooperate with Tenant in all reasonable respects and execute any documents or pleadings required for such purpose; provided that the execution of such documents or pleadings shall not expose Landlord to any personal liability unless Tenant agrees to indemnify Landlord with respect thereto and such documents and pleadings are reasonably satisfactory to Landlord.
     Section 10.03 Capital Expenditures.
          (a) Limited Obligation. Neither Landlord nor Tenant shall have any obligation to make or pay for any Capital Expenditure except as expressly set forth in this Section 10.03.
          (b) Mandatory Landlord Expenditures. In the event that at any time or times during the Term (i) any repair or replacement is required to be made to any of the structural components of the Base Building Work, including, without limitation, the subflooring, structural components of the roof, load bearing walls, footings and foundations, columns and beams, or the exterior skin, or (ii) any Capital Expenditure is required to be made to the Improvements by reason of (A) the Base Building Work not complying with any Legal Requirement that is in effect during all or any part of the Term or (B) the need, in order for such systems to operate in a what would be considered a manner suitable for a Class A office building in Gaithersburg and Rockville, Maryland, as of the Conditions Fulfillment Date, to replace or substantially modify any part of the heating, ventilating, air conditioning, electrical, mechanical, vertical transportation, plumbing, life safety or other operating systems of any of the Improvements installed as part of the Base Building Work which cannot be repaired or where it would not be commercially reasonable to repair the same, or (C) any defects or condition in the Base Building Work that needs to be corrected to prevent damage or injury to Person or property or to enable the Premises to continue to constitute, and function in the same manner as what would be considered a manner suitable for a Class A office building in Gaithersburg and Rockville, Maryland, as of the Conditions Fulfillment Date, or (D) any replacement or substantial modification of the roof membrane, or (E) any replacement or substantial modification of any item installed pursuant to a Tenant Mandated Base Building Change Order, then with respect to each of the matters set forth in this Section 10.03(b), Landlord, at its sole cost and expense, but subject to Section 10.04 shall promptly make, and pay for the cost thereof.
          (c) Mandatory Tenant Capital Expenditures. In the event that any Capital Expenditure is required to be made to any portion of the Improvements that is not Base Building Work by reason of any Legal Requirement that is in effect during all or part of the Term, Tenant, at its sole cost and expense, shall promptly make, and pay for the cost of, such Capital Expenditure, subject to Tenant’s rights under Section 10.02.
          (d) Cost Savings Items. Notwithstanding the foregoing, if during the Term, Landlord installs any Cost Savings Items (hereafter defined), Tenant shall pay to Landlord, as additional rent, during the remainder of the then current Term (excluding any subsequent renewal term), an amount each year equal to the monthly amount necessary to amortize the cost of such Cost Savings Item together with interest on such unamortized cost, at a rate per annum equal to the Ten Year United States Treasury Rate as of the date of completion of the installation of such Cost Savings Item plus Three Hundred (300) basis points, in equal monthly installments (of principal and interest) over the useful life of such Cost Savings Item; provided, however, that in the event that the Cost Savings Item is energy saving equipment that Landlord is required to install by reason of any Legal Requirement and such Cost Saving Item is installed prior to the expiration of twelve (12) years from the Phase Two Lease Commencement Date then the amortization period shall be the lesser of (i) the useful life of such Cost Savings Item or (ii) the period of time over which the independent engineer hereafter referred to certifies that the aggregate amount of the annual savings will equal or exceed the aggregate amount of Tenant’s payments pursuant to this Section 10.03(d). For purposes hereof, “Cost Savings Item” shall mean any capital improvements made by Landlord to the Improvements after the Applicable Commencement Date which improvements were approved by Tenant, in its reasonable discretion, as an energy-saving measure or to accomplish other savings in operating, repairing, managing or maintaining the Premises provided that in all of such cases Tenant shall have the right to require that an independent engineer approved by Tenant shall have provided to Landlord and Tenant a report certifying to Landlord and Tenant that in the professional judgment of such engineer the amount of the annual savings during each remaining year of the Term can reasonably be expected to equal or exceed the amount of the annual additional rent payable by Tenant pursuant to this Section 10.03(d) for each remaining year of the Term.

     Section 10.04 Amortization of Certain Landlord Mandatory Capital Expenditures. Notwithstanding the foregoing, if during the Term, (i) Landlord makes any Capital Expenditure pursuant to clause (A) or (D) of Section 10.03(b)(ii), and such Capital Expenditure is not the obligation of Landlord under the Development Obligations Exhibit, or (ii) Landlord makes any Capital Expenditure pursuant to clause (E) of Section 10.03(b)(ii) or (iii) if Tenant’s use of heating, ventilating and air conditioning services averages in excess of 70 hours per week (averaged over the life of this Lease to the date of a Capital Expenditure relating to the heating, ventilating and air conditioning system) and Landlord makes any Capital Expenditure pursuant to clause (B) of Section 10.03(b)(ii) with respect to the heating, ventilating and air conditioning system that was caused by, and to the extent attributable to, such excess usage, or (iv) Landlord makes any Capital Expenditure pursuant to clause (B) or (C) of Section 10.03(b)(ii) with respect to any system whose state of disrepair or malfunction or inadequate performance shall be due to Tenant’s failure to itself, or to cause the Manager, to perform appropriate preventative maintenance in accordance with the requirements of Section 15.01(i), Tenant shall pay to Landlord, as additional rent, during the remainder of the then current Term (excluding any subsequent renewal term), an amount each year equal to the monthly amount necessary to amortize the cost of such expenditure together with interest on such unamortized cost, at a rate per annum equal to the Ten Year United States Treasury Rate as of the date of completion of the installation of such Capital Expenditure plus Three Hundred (300) basis points, in equal monthly installments (of principal and interest) over the useful life of such expenditure or (if shorter) over the balance of the Term of the Lease in the case of a Capital Expenditure made pursuant to clause (E) of Section 10.03(b)(ii). Notwithstanding the foregoing, in the event of a Capital Expenditure pursuant to clause (E) of Section 10.03(b)(ii), Tenant shall only be required to pay on an amortized basis over the balance of the Term of the Lease with interest as provided above, the incremental cost associated with the Tenant Mandated Base Building Change Order over the cost which otherwise would have been incurred had Tenant not requested such change order.
          (a) Competitive Bidding for Certain Capital Expenditures. Landlord shall obtain bids from at least three reputable, qualified contractors in connection with any Cost Savings Items and any Capital Expenditures pursuant to Section 10.04 which is estimated to cost in excess of Fifty Thousand Dollars ($50,000). Landlord shall submit all bid proposals to Tenant. Unless otherwise approved by Landlord and Tenant, Landlord shall award the bid to the lowest cost, qualified, bidder.
ARTICLE 11 — ALTERATIONS
     Tenant may not, at any time during the Term, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion, make any alterations or additions to the Premises which (i) adversely affect the structure or the safety of the Improvements, or (ii) adversely affect the electrical, heating, ventilating, air-conditioning, plumbing or mechanical systems of the Base Building Work or the functioning thereof, and Tenant may not, at any time during the Term, without Landlord’s prior written consent, which consent may be withheld in Landlord’s reasonable discretion, make any alterations or additions to the Premises which affect (even though not adversely) the structure of the Improvements. Subject to the immediately preceding sentence, (a) Tenant may make any alterations or additions to the Leasehold Improvements and may relocate or make additions of or to the VAV boxes and sprinkler system without Landlord’s consent and (b) Tenant may make alterations or additions to the Base Building Work provided that Tenant may not make any alterations or additions to the Base Building Work other than as set forth in the preceding clause (a) without obtaining Landlord’s prior written consent, if such alteration or addition would (x) affect the exterior appearance of the Improvements (other than as permitted pursuant to Section 32.10 and Section 32.13), and in such case Landlord may withhold its consent in Landlord’s sole and absolute discretion, or (y) if in Landlord’s reasonable opinion it would result in a reduction in the value of the Premises except that in the case of any matter referred to in this clause (y) that does not involve the garage, Landlord will consent to such alteration or addition if Tenant agrees to remove and restore the same to its prior condition upon the expiration or termination of the Term of this Lease if Landlord has requested such removal within thirty (30) days after Tenant has advised Landlord that it proposes to make or has made such Alteration, and provided, further, that (A) Tenant shall not install any interior stairwell, raised computer flooring, additional specialty plumbing (such as an executive shower) other than modifications to the specialty plumbing installed as part of the original Leasehold Improvements, additional kitchens other than modifications to the cafeteria and other kitchen areas installed as part of the original Leasehold Improvements, or vault incorporated into the structure of the Improvements without sending at least thirty (30) days prior written notice to Landlord and, if requested by Landlord within such thirty (30) day period, agreeing to remove such installations, at Tenant’s expense, upon the expiration or sooner termination of this Lease if then requested by Landlord, and (B) Tenant shall give Landlord at least ten (10) days prior written notice of any such alteration or additions to the Base Building Work whose cost will exceed Fifty Thousand Dollars ($50,000). Landlord agrees that with respect to any alteration or addition for which Tenant would have a removal obligation upon the expiration or termination of the Term, Landlord shall advise Tenant within fifteen (15) Business Days after Tenant’s written request as to whether Landlord will require such removal so that Tenant has a reasonable period of time to determine not to proceed with making such alteration or addition if the Landlord determines to require such removal. Landlord agrees that with respect to any alteration or addition to the Base Building Work that requires Landlord’s approval under this Article 11, Landlord shall advise Tenant within ten (10) Business Days, in the case of any alteration or addition to the Base Building Work that in Landlord’s reasonable opinion would result in a material reduction in the value of the Premises, or thirty (30) days, in the case of any other alteration or addition to the Base Building Work requiring Landlord’s approval, after Tenant’s written request to Landlord for such approval, as to whether Landlord approves or disapproves such alteration or addition. Tenant shall procure at its own expense such governmental approvals and permits as may be required for any alterations or additions made by Tenant. At Tenant’s expense, Landlord shall join in submitting Tenant’s plans for any necessary governmental approval, if required by applicable law. All such alterations or additions made by, or for, Tenant shall (A) comply with all Legal Requirements, (B) be completed in a good and workmanlike manner and with reasonable diligence and (C) be done at Tenant’s own expense. Upon receiving Landlord’s written request, Tenant shall furnish Landlord with copies of any and all final plans and specifications and all necessary governmental permits prepared or issued for all alterations or additions (whether or not Landlord’s consent was required in connection with such alterations or additions). Tenant shall carry builder’s risk insurance during the course of construction of any alterations or additions having a cost in excess of Two Hundred

Thousand Dollars ($200,000). All alterations and additions to the Improvements shall be and remain part of the realty and the property of Landlord and shall be subject to this Lease. Landlord shall not make any alterations or additions to the Premises except for (i) the initial construction of the Improvements in accordance with the Development Obligations Exhibit, (ii) alterations or additions approved by Tenant in writing, and (iii) Capital Expenditures required to be made by Landlord pursuant to Section 10.03(b), which Capital Expenditures shall be made in accordance with plans and specifications approved by Tenant, which approval shall not be unreasonably withheld.
ARTICLE 12 — LIENS
     Tenant shall keep the Landlord Property free from any liens arising from any work performed, materials furnished, or obligations incurred by or at the request of Tenant or arising from any breach by Tenant of its obligations under this Lease, and any tax liens with respect to any taxes Tenant is obligated to pay under this Lease or applicable law. If any lien is filed against the Landlord Property (or any portion thereof) which arises out of any purported act or agreement of Tenant, Tenant shall discharge the same within twenty (20) days after Tenant receives written notice of its filing by payment, filing of the bond required by law or otherwise. If Tenant fails to discharge such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, at its election and without prior notice to Tenant, discharge the lien by paying the amount claimed to be due, by obtaining the discharge by deposit with a court or a title company, or by bonding. Tenant shall pay on demand any amount paid by Landlord for the discharge or satisfaction of any such lien, together with interest thereon from the date of such expenditure until paid at the Default Rate, and all reasonable attorneys’ fees and other costs and expenses of Landlord incurred in defending any such action or in obtaining the discharge of such lien, together with all reasonable disbursements in connection therewith. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any Person of any labor or services or for the furnishing of any materials for any construction or alteration or the Landlord Property or any part thereof or to the creation or attachment, to the interest of Landlord on the Landlord Property, of any mechanic’s or other lien for any such labor, services or materials.
ARTICLE 13 — MAINTENANCE AND REPAIRS
     Subject to the provisions of Section 10.02, Tenant, at its sole cost and expense, shall maintain the Premises and all alterations or additions thereto in good repair and condition, and in compliance with all Legal Requirements and the Applicable Property Management Standards, except for ordinary wear and tear and damage by fire or other casualty.
ARTICLE 14 — SECURITY SERVICE
     Tenant may, at its sole cost and expense, from time to time establish or install any automated and/or non-automated security system and provide such security guard services in, on, or about the Premises as Tenant may from time to time determine.

ARTICLE 15 — BUILDING SERVICES AND UTILITIES
     Section 15.01 Services. Tenant shall arrange, through the Manager or as Tenant may from time to time determine, at Tenant’s sole cost and expense, for the following services, which shall, subject to Unavoidable Delays and Legal Requirements, be provided at such level and in such manner as Tenant may from time to time determine or in a manner appropriate for the operation of a Class A office facility in Gaithersburg and Rockville, Maryland, where expressly so specified below:
          (a) Electricity in an amount not exceeding the capacity of the Improvements as designed in accordance with the Final Base Building Plans and Specifications and any alterations thereto made by Tenant in accordance with the applicable provisions of this Lease;
          (b) Supplies for toilet rooms located in the Premises;
          (c) Cleaning and janitorial services in accordance with such standards and requirements as may be determined from time to time by Tenant;
          (d) Hot and cold running water in the toilet rooms and at all other locations in the Premises to which facilities for the use of water have been installed by Landlord or Tenant;
          (e) Heating, ventilating and air-conditioning to the Premises as determined by Tenant;
          (f) Automatically operated elevator service;
          (g) Replacement of all electric bulbs and fluorescent tubes in light fixtures in the Improvements;
          (h) Snow and ice removal, refuse disposal, recycling disposal and landscaping maintenance and replacement; and
          (i) Notwithstanding any provision in this Section 15.01 to the contrary, all landscaping and Base Building systems shall be maintained in a manner appropriate for the operation of a Class A office facility in Gaithersburg and Rockville, Maryland, including a prudent program of preventative maintenance, and detailed written logs of all such maintenance and repair procedures shall be maintained at the Premises and shall be available for Landlord’s inspection at any time during normal business hours. Landlord shall review the condition of the Premises and such written logs, and any reports related thereto submitted by the Manager or Tenant to Landlord, at least annually.

     Section 15.02 Electricity. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public utility providing the Improvements with electricity. Tenant’s use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. Tenant shall not install or operate in the Premises any electrically operated equipment which uses electric current in excess of the capacity specified in the Final Base Building Plans and Specifications without Landlord’s prior consent, which consent shall not be withheld if (a) Tenant agrees to pay the cost of any additional wiring or electrical equipment or installations which may be required for the operation of such equipment, (b) such additional wiring, equipment or installations are permissible under all Legal Requirements and requirements of the applicable insurance companies, (c) the installation of such feeders or risers will not cause permanent damage or injury to the Improvements or cause or create a dangerous condition, and (d) such installation shall not be otherwise prohibited under the provisions of this Lease.
     Section 15.03 Payment of Electricity Cost. Commencing on the Applicable Commencement Date and continuing thereafter throughout the Term, the cost of all electricity for the Premises, shall be billed directly to Tenant and Tenant shall pay for such electricity costs as an Operating Expense. Landlord shall obtain billings and meter readings for electricity as of the Business Day closest to, but preceding, the Applicable Commencement Date to aid in the proration of the cost of electricity. If billings or meter readings as of the Business Day preceding the Applicable Commencement Date are obtained, the cost of electricity shall not be prorated, but Landlord shall pay the charges for the period covered by the billings or meter reading and the amount paid shall not be included in Operating Expenses. If billings or meter readings as of the Business Day preceding the Applicable Commencement Date are not obtained for electricity, the charges for such electricity shall be prorated as of the Applicable Commencement Date on a per diem basis in accordance with the first bills for electricity rendered after the Applicable Commencement Date, but Tenant shall not be obligated to reimburse Landlord for the per diem charges attributable to the period before the Applicable Commencement Date covered by such bills. The cost of electricity shall be prorated at the expiration of the Term in the same manner as set forth above and Tenant’s obligation to reimburse Landlord for the per diem charges for electricity for the period up to and including the last day of the Term shall survive the expiration of the Term.
     Section 15.04 Cessation of HVAC and Mechanical Services. Landlord reserves the right to temporarily discontinue the service of heating, air-conditioning, ventilating, elevator, plumbing, electricity or other mechanical systems or facilities in the Improvements, if necessary by reason of accident or emergency, or for repairs, alterations, replacements, additions or improvements which, in the reasonable judgment of Landlord, are necessary or prudent, and which are the obligation of Landlord under this Lease, until said repairs, alterations, replacements, additions or improvements shall have been completed. The exercise of such right by Landlord shall not constitute an actual or constructive eviction, in whole or in part, and, as long as Tenant’s access to, or use of, the Premises is not unreasonably disturbed, Landlord’s exercise of any of the foregoing rights shall not relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent. Except in cases of emergency repairs, Landlord will give Tenant reasonable advance notice (but not less that 48 hours) of any contemplated stoppage of any such systems or facilities and Landlord, if requested to do so by Tenant, will reschedule any contemplated stoppage to avoid unreasonable interference with Tenant’s business. In all cases, Landlord shall complete any such repairs, alterations, replacements, additions or improvements as promptly as possible. Landlord shall also perform any such work in a manner reasonably designed to minimize interference with Tenant’s normal business operations.
     Section 15.05 Unavoidable Delays in Providing Building Services and Utilities. Landlord does not make any warranty that the services or utilities referred to in this Article 15 will be free from any irregularity or stoppage. However, if Landlord fails to supply, or is delayed in supplying, any service expressly or impliedly to be supplied by Landlord under this Lease, or is unable to make, or is delayed in making, any repairs, alterations, additions, improvements or decorations, or is unable to supply, or is delayed in supplying, any equipment or fixtures, and if such failure, delay or inability results from Unavoidable Delays, such failure, delay or inability shall nor constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent. Landlord shall notify Tenant of any scheduled, non-emergency interruption of any of the services referred to in this subsection promptly after Landlord receives notice that the interruption will occur.
     Section 15.06 Abatement of Rent. Notwithstanding the foregoing provisions of this Article 15, if, because of Landlord’s failure to provide any of the services referred to in this Article 15, a portion of the Premises becomes untenantable and Tenant is unable to and does not, in fact, use such portion of the Premises in the normal operation of Tenant’s business for a continuous period equal to or exceeding the Applicable Interruption Period (as hereafter defined in this Section 15.06) after Tenant’s written notice thereof to Landlord, Tenant shall be entitled to an abatement of Monthly Rent for the period of time beginning on the first day after the expiration of the Applicable Interruption Period and terminating upon the resumption of such services. As used herein, the term “Applicable Interruption Period” shall mean five (5) consecutive Business Days in the case of a condition that is within Landlord’s (rather than the Manager’s) reasonable control, twenty (20) consecutive days in the case of an adverse condition that is not within Landlord’s reasonable control but that exists within or arises from an event or circumstances occurring on or within the Premises, or sixty (60) consecutive days in the case of a condition that does not exist within and does not arise from any event or circumstances occurring on or within the Premises and is not within Landlord’s reasonable control. The provisions of this Section 15.06 shall not apply if the failure to provide any of the services described in this Article 15 is caused by, or arises from, Unavoidable Delays or the willful or negligent acts or omissions of Tenant or Tenant’s employee.

ARTICLE 16 — INSURANCE
     Section 16.01 Insurance Coverage. During the Term, Landlord and Tenant respectively, as hereinafter provided, shall obtain and keep in force with respect to the Premises the following insurance:
          (a) Subject to the provisions to Section 16.02(d), Tenant shall obtain and maintain in effect, at Tenant’s sole expense, commercial general liability insurance coverage covering personal injury and property damage, in limits not less than Ten Million Dollars ($10,000,000) inclusive. All such insurance policies shall name Tenant as named insured thereunder and shall name Landlord, Manager and Landlord’s Designated Mortgagees as additional insureds to the extent of Tenant’s indemnity obligations under this Lease.
          (b) Landlord shall insure the Improvements and the fixtures and leasehold improvements installed in the Improvements with All-Risk property insurance (with coverage at least as comprehensive as a standard ISO All-Risk property insurance policy), including, but not limited to, back up of sewers and drains and flood (if in a flood zone) and earthquake coverage (but only to the extent earthquake insurance continues to be available at commercially reasonable rates and is customarily carried by comparable office buildings in Gaithersburg and Rockville, Maryland), in an amount not less than one hundred percent (100%) of the then replacement cost (exclusive of footings and foundations), with loss payable to Landlord (or the First Mortgagee if required) if the insurance proceeds (exclusive of any business interruption or rent insurance proceeds) are Two Hundred Thousand Dollars ($200,000) or less or payable to the Insurance Trustee pursuant to Section 17.06 if greater than Two Hundred Thousand Dollars ($200,000). The policy shall be written on an agreed amount, no co-insurance basis.
          (c) Landlord shall maintain, for the benefit of Landlord and Tenant, rental loss insurance in the event of casualty to the Improvements, with loss payable to Landlord in an amount not less than twenty-four (24) months of Monthly Rent payable by Tenant hereunder with a deductible amount not exceeding the applicable amount set forth in Section 16.02(d).
          (d) The premiums for the insurance required to be maintained by Landlord during the Term pursuant to Sections 16.01(b) and (c) shall be reimbursed by Tenant to Landlord within thirty (30) days after such premiums have been paid by Landlord and substantiation thereof has been delivered to Tenant provided that the amount of such reimbursement shall not exceed the cost that would have been paid by Tenant if Tenant, rather than Landlord, had obtained the insurance required to be obtained by Landlord pursuant to Sections 16.01(b) and (c).
     Section 16.02 Insurance Requirements. With respect to all insurance required to be maintained pursuant to Section 16.01:
          (a) The party required to obtain such insurance (the “Insuring Party”) will deliver certificates and other satisfactory evidence of insurance to the other party on the Applicable Commencement Date, and thereafter the Insuring Party will endeavor to deliver certificates or other satisfactory evidence of insurance to the other party no later than thirty (30) days prior to the expiration date of the then current policies (provided that in no event shall the

Insuring Party deliver such certificates or other evidence later than ten (10) Business Days prior to the expiration date of the then current policies). Without limitation to Landlord’s other remedies under this Lease, if Tenant shall fail to carry and maintain any insurance required hereunder or shall fail to provide Landlord with the required evidence thereof, and such failure shall continue for three (3) Business Days after written notice thereof to Tenant, Landlord may, but shall not be obligated to do so, without waiving or releasing Tenant from any obligations of Tenant, purchase and maintain such insurance as may be required to cure such failure (for such purposes, failure to provide evidence of insurance shall also be deemed a failure to carry and maintain such insurance). All costs incurred by Landlord with respect to any such performance by Landlord (including reasonable attorneys’ fees) of Tenant’s insurance obligations shall be paid by Tenant to Landlord with interest at the Default Rate (which shall accrue from the date of Landlord’s payment of such costs) within ten (10) days’ after Landlord’s written demand therefor, which demand shall be accompanied by appropriate evidence of such costs.
          (b) All policies shall contain an undertaking by the insurers to notify Landlord, Tenant, and each Designated Mortgagee in writing not less than thirty (30) days before any reduction in coverage, other material modification, non-renewal, cancellation or other termination thereof.
          (c) Any insurance may be placed as part of any blanket policy carried by the Insuring Party and/or carried under primary and excess coverage policies.
          (d) Tenant may elect to self-insure or to have deductibles against the risks set forth in Section 16.01(a) provided that the aggregate amount of self-insurance and deductibles shall not exceed the first Five Million Dollars ($5,000,000) of any such loss. Landlord may elect to self-insure or have deductibles against the risks covered by the insurance set forth in Sections 16.01(b) and (c) provided that the aggregate amount of such self-insurance or deductibles with respect to any particular risk shall not exceed Twenty-Five Thousand Dollars ($25,000) subject to the CPI Increase between the Phase One Lease Commencement Date and the date of obtaining such insurance If Tenant elects to self-insure or to have deductibles, Tenant shall pay (for purposes of defense or indemnity) such funds that would otherwise have been payable by the insurer under the insurance policies required by Section 16.01(a). If Landlord elects to self-insure or have deductibles, Tenant shall pay (for purposes of repair or restoration or rent abatement) such funds that would otherwise have been payable by the insurer under the insurance policies required by Sections 16.01(b) and (c) in an amount not exceeding the aforesaid permitted self-insurance or deductibles.
          (e) Insurance under any primary coverage insurance policies shall be provided by companies licensed to do business in the State of Maryland and having an A.M. Best’s rating of at least A minus VIII.

     Section 16.03 Rights of Subrogation. All policies covering real or personal property or loss of rents which either party obtains affecting the Landlord Property or the Improvements shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Landlord and Tenant shall not be liable or responsible for, and each hereby releases the other and the partners, employees, officers, directors and agents of the other from any and all liability and responsibility to the other, or any person claiming by, through or under the Landlord or Tenant, by way of subrogation or right of recovery or otherwise for any damage or loss to their respective property due to hazards covered by policies of insurance obtained by such party or which should have been obtained by such party pursuant to this Lease.
     Section 16.04 Use of Premises. Tenant shall not use the Premises in a manner which would violate the requirements of any insurance policy affecting the Premises of which Tenant has been given written notice prior to such use.
ARTICLE 17 — DAMAGE BY FIRE OR OTHER CASUALTY
     Section 17.01 Obligation to Repair and Insurance Deficiency.
          (a) If the Premises shall be damaged by any casualty, Tenant shall promptly notify Landlord. If an election to terminate this Lease shall not have been made pursuant to this Article 17, Landlord shall repair said damage and restore and rebuild the Premises (including the Leasehold Improvements, but excluding the personal property of Tenant) after said damage occurs, and the Rental payable hereunder shall be abated until such time as the repair and restoration work is Substantially Completed and Tenant is not prevented by the condition of the Premises from occupying the Premises for the normal conduct of its business, which abatement shall be in the proportion that the Rentable Area of the portion of the Premises that is rendered unusable for the normal conduct of the business then conducted on the Premises bears to the Rentable Area of the entire Premises. Such repair and restoration work shall be promptly commenced and diligently prosecuted by Landlord until full completion thereof and shall be undertaken in a manner that will not unnecessarily interfere with Tenant’s occupancy of the portion of the Premises not requiring repair and restoration work. Tenant shall reasonably cooperate with Landlord in the submission by Landlord of any proof of loss to the insurance carrier(s) providing coverage for the cost of such repair and restoration work. Landlord shall apply all property insurance proceeds (but not rental loss insurance proceeds) received with respect to the Premises for the purpose of fully repairing and replacing the damage to the Premises unless an election to terminate this Lease is made pursuant to this Article 17.
          (b) If during the Term there is any casualty to the Premises that is not insurable under the insurance policy required to be maintained by Landlord under this Lease, then (i) Landlord shall not be obligated to pay the cost of repair and restoration (the “Repair Cost Amount”) if within sixty (60) days of the date of such casualty Landlord sends written notice to Tenant (the “Insurance Deficiency Notice”) advising Tenant of the estimated Repair Cost Amount and that Landlord elects not to pay the Repair Cost Amount, and (ii) in the event that Landlord delivers the Insurance Deficiency Notice to Tenant within such sixty (60)-day period, Tenant shall have the right, at its option, to terminate this Lease by sending written notice of such termination to Landlord within sixty (60) days after Tenant’s receipt of such Insurance Deficiency Notice, which termination shall be effective as of any date designated by Tenant in such termination notice that is not later than two (2) years from the date of the casualty, or if Tenant does not terminate this Lease as aforesaid, Tenant shall pay the Repair Cost Amount.
          (c) Notwithstanding the foregoing, if the insurance proceeds (i.e., the sum of self-insurance, deductibles and insurance company payments, as applicable) do not exceed Two Hundred Thousand Dollars ($200,000), Tenant shall have the right to perform (or arrange for the performance of) such repair and restoration work.
          (d) If pursuant to Section 17.01(c) Tenant elects to perform (or arrange for the performance of) the repair and restoration work, such repair and restoration work shall be diligently commenced and prosecuted by Tenant until full completion thereof, and Landlord shall cooperate with Tenant (including assisting in the process of obtaining all necessary permits) to have such repairs made promptly.
     Section 17.02 Tenant’s Termination Rights. If the Premises shall be so damaged by casualty to such extent that all or part of the Premises is rendered unusable for the normal conduct of Tenant’s business then conducted on the Premises and a reputable contractor selected by Landlord and reasonably approved by Tenant (or if Landlord fails to designate a reputable contractor reasonably approved by Tenant within thirty days after the casualty, a reputable contractor selected by Tenant and reasonably approved by Landlord) estimates that (taking into account the time to prepare plans and obtain permits) the Premises (including the Leasehold Improvements, but excluding the personal property of Tenant) cannot be substantially repaired within fourteen (14) months after the date such contractor’s estimate is delivered to Tenant and Landlord, Tenant may terminate this Lease by sending written notice of such termination to Landlord within one hundred twenty (120) days of the date such contractor’s estimate is delivered to Tenant and Landlord, which termination shall be effective as of any date designated by Tenant in such termination notice that is not later than two (2) years from the date of the casualty. If Tenant does not terminate (or is not entitled to terminate) this Lease pursuant to the preceding sentence but Landlord does not restore the Premises so that the entire Premises are Ready for Occupancy prior to the date (the “Restoration Deadline Date”) that is sixty (60) days after the estimated date of substantial completion set forth in such contractor’s estimate plus, if Tenant would have been entitled to terminate this Lease pursuant to this Section 17.02, the number of days that elapse between the date of delivery of such contractor’s estimate to Landlord and Tenant and the date on which Tenant’s termination right expires or is irrevocably surrendered by Tenant by written notice to Landlord, Tenant may terminate this Lease by sending written notice of such termination to Landlord within one hundred twenty (120) days after the Restoration Deadline Date, which termination shall be effective as of any date designated by Tenant in such termination notice that is not later than two (2) years from the date of such termination notice. In the event of such termination, Tenant shall not be responsible for paying any Repair Cost Amount pursuant to Section 17.01(b). The Restoration Deadline Date shall be extended day-for-day for each day of Tenant Delay impeding Landlord’s restoration work and day-for-day (up to a total not more than 120 days) for each day of Unavoidable Delay impeding Landlord’s restoration work. For purposes of this Section 17.02, the term “Tenant Delay,” as defined in Exhibit C to the Lease, shall also include delays due directly or indirectly to Tenant’s breach of its cooperation obligations under this Article 17.

     Section 17.03 No Damage Claim. No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Premises or the Leasehold Improvements.
     Section 17.04 Express Agreement. The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Premises or the Leasehold Improvements by fire or other casualty.
     Section 17.05 Lease Termination. In the event of the termination of this Lease pursuant to the provisions of Section 17.01(c) or Section 17.02, this Lease, the Term and the estate hereby granted shall expire as of the date of such termination in the same manner and with the same effect as if it were the date set for the normal expiration of the Term, and Rental shall be apportioned as of the effective date of such termination.
     Section 17.06 Disposition of Insurance Proceeds. If the insurance proceeds are in excess of Two Hundred Thousand Dollars ($200,000), all insurance proceeds shall be paid to a Qualified Institution designated by Tenant (subject to the following sentence) (the “Insurance Trustee”). If the First Mortgagee is a Qualified Institution, such First Mortgagee may act as Insurance Trustee. If the insurance proceeds do not exceed Two Hundred Thousand Dollars ($200,000), all such insurance proceeds shall be paid to the party responsible for repairing the damage pursuant to this Lease.
     Section 17.07 Disbursement of Insurance Proceeds. Insurance proceeds received by the Insurance Trustee shall be invested by the Insurance Trustee in Qualified Investments and such proceeds and earnings thereon shall be paid to the party (either Tenant or Landlord) that will be responsible for the repair of the Improvements (the “Restoration Party”), or as the Restoration Party may direct, from time to time as the restoration progresses, to pay or reimburse the Restoration Party for the costs of such restoration and repairs, upon written request of the Restoration Party accompanied by evidence satisfactory to the Insurance Trustee that (a) an amount equal to the amount requested is then due and payable or has been paid and is properly a part of such costs; and (b) the net insurance proceeds not yet advanced will be sufficient for the completion of the restoration and repairs. If at any time during the period of restoration and repairs, the Insurance Trustee shall determine that the insurance proceeds are insufficient to fully pay for such restoration, then upon notice to the Restoration Party by the Insurance Trustee, the Restoration Party (or such other party’ required under this Lease) shall deposit in trust with the Insurance Trustee such sums as then may be required, in addition to the net insurance proceeds then held by the Insurance Trustee, for the completion of the work (or shall provide other security satisfactory to the Insurance Trustee that such sums shall be paid). Upon receipt by the Insurance Trustee of evidence satisfactory to it that (i) the restoration and repair work has been completed, (ii) the cost thereof paid in full, and (iii) there are no mechanics’ or materialmen’s liens for labor or materials supplied in connection therewith, the balance, if any, of such insurance proceeds shall be paid to Tenant. If this Lease expires or terminates any funds then held or thereafter collected by the Insurance Trustee shall be paid by the Insurance Trustee to Landlord and any Mortgagees as their respective interests may appear.

     Section 17.08 Fees of Insurance Trustee. All reasonable fees and charges of the Insurance Trustee shall be paid out of the insurance proceeds.
     Section 17.09 Exculpation of Insurance Trustee. Neither Landlord nor Tenant shall hold the Insurance Trustee liable for any mistake or error in judgment in the discharge of its duties, but it shall be liable only for willful neglect; and said Insurance Trustee shall not be liable or responsible for the collection of any monies or the failure or refusal of any insurance company or third person or corporation from whom money may be due to pay the same; but it shall be the duty of such Insurance Trustee, in case of failure or refusal of any insurance company or third person or corporation to pay any policies or money due, to use all proper and legal means in conjunction and cooperation with Landlord and Tenant to recover the same, but at the expense of Tenant. In the event that the Insurance Trustee shall resign, which it shall have the right to do at any time upon giving sixty (60) days’ prior notice in writing to Landlord and Tenant, such resignation shall not be effective until such time as all of the funds then held by it are transferred to a successor insurance trustee, which shall be appointed in accordance with the foregoing provisions.
ARTICLE 18 — CONDEMNATION
     Section 18.01 Condemnation of Entire Premises. In the event that all of the Premises are taken or condemned for any public purpose, this Lease shall terminate as of the date of such taking.
     Section 18.02 Partial Condemnation; Tenant’s Right to Terminate Lease. In the event that more than twenty percent (20%) of the Rentable Area of the Premises shall be taken or condemned for any public purpose, or in the event of any taking or condemnation which prevents Tenant from having access to at least eighty percent (80%) of the Rentable Area of the Premises or which reduces the number of parking spaces available to Tenant below eighty percent (80%) of the number of parking spaces available to Tenant immediately prior to such taking or condemnation (a “Substantial Condemnation”), then, whether such taking or condemnation occurred on, before or after the Commencement Date, Tenant shall have the option, exercisable within six (6) months after Tenant receives notice of such taking or condemnation, to terminate this Lease, effective as of the date specified by Tenant in its notice of termination to Landlord, which effective date shall not be more than one (I) year after the date of Tenant’s notice of termination to Landlord.
     Section 18.03 Partial Condemnation; Partial Termination of Lease. In the event that a portion, but less than all, of the Premises should be taken or condemned for any public purpose or such taking or condemnation shall result in a denial of access to a portion, but less than all, of the Premises, then, whether such taking or condemnation occurred on, before or after the Commencement Date, this Lease shall terminate as of the date of such taking as to the portion of the Premises so taken or denied access, and, unless Tenant exercises its option to terminate this Lease pursuant to Section 18.02, this Lease shall remain in full force and effect as to the remainder of the Premises. In such event, the Rental attributable to the Premises will be diminished by an amount representing the part of such amounts equitably applicable to the portion of the Premises so taken.

     Section 18.04 Lease Termination. In the event of the termination of this Lease pursuant to the provisions of Sections 18.01, 18.02 or 18.06, this Lease and the Term and the estate hereby granted shall expire as of the effective date of such termination in the same manner and with the same effect as if that were the date set for the normal expiration of the Term, and Rental shall be apportioned as of the date of termination. The provisions of this Section 18.04 shall apply in the same manner to any partial termination of this Lease pursuant to the provisions of Section 18.03.
     Section 18.05 Condemnation Award. Landlord may appear in any condemnation proceeding or action or taking to negotiate, prosecute and adjust any claim for an award thereunder. Landlord shall be entitled to receive the entire award in any condemnation proceeding or action for taking, without deduction therefrom for any estate vested in Tenant by this Lease; provided that (i) nothing herein contained shall prohibit Tenant from seeking severance damages, moving expenses or any other award so long as any such award does not reduce the award payable to Landlord and (ii) in the event and to the extent that Tenant has paid the cost of any Leasehold Improvements from its own funds rather than being paid by Landlord pursuant to the Tenant Work Allowance, Tenant shall be entitled to seek reimbursement from the condemnation authority for the unamortized cost thereof provided that such reimbursement does not reduce the payment that would otherwise be made to the First Mortgagee.
     Section 18.06 Temporary Condemnation. If the temporary use or occupancy of all or any part of the Premises shall be condemned or taken for any public or quasi-public use prior to the expiration or termination of the Term, this Lease shall be and remain unaffected by such condemnation or taking and Tenant shall continue to pay in full the Rental payable hereunder (but Tenant shall be entitled to receive the entire condemnation award except for that portion thereof extending beyond the Term of this Lease); provided, however, that in the event of a Substantial Condemnation that is for a period of more than twelve (12) months, then, Tenant may elect to terminate this Lease by notifying Landlord of such election within six (6) months after Tenant receives notice of such taking, in which event this Lease, shall terminate as of the date specified in Tenant’s notice of termination to Landlord, which effective date shall not be later than twelve (12) months after the date of Tenant’s notice of termination to Landlord.
ARTICLE 19 — ASSIGNMENT AND SUBLETTING
     Tenant shall have the right to sell, assign or transfer this Lease or any interest herein or sublet the Premises or any part thereof without the necessity of obtaining the consent of Landlord. No sale, assignment, transfer or subletting by Tenant under this Lease shall relieve Tenant of its liability under this Lease, whether accruing before or after the date of such assignment or subletting, and Tenant shall continue to remain primarily liable for Tenant’s obligations under this Lease. Notwithstanding the foregoing, if Tenant or, if applicable, the then current Tenant under this Lease (provided such tenant is an Affiliate of Tenant or an Affiliate of Marriott International, Inc.) (hereinafter, the “Assigning Tenant”) assigns its interest in the Lease to an Affiliate of Tenant or an Affiliate of any guarantor of Tenant’s obligations under this Lease (hereinafter, a “Successor Tenant”), and provided such Successor Tenant expressly assumes all obligations of the Assigning Tenant under this Lease accruing prior to, on or after the date of such assignment, such Successor Tenant shall thereafter be the “Tenant” for all purposes under the Lease, and upon such assumption, the Assigning Tenant shall be relieved of all obligations under this Lease accruing prior to, on or after the date of such assignment. In the event Tenant shall assign or sublet its interest in the Lease or the Premises, Tenant shall immediately provide Landlord with written notice of such transaction and the name and address of such subtenant or assignee.
ARTICLE 20 — SURRENDER OF THE PREMISES
     Section 20.01 Condition of Premises; Hold-over Rent.
     (a) Upon the expiration of the Term or other termination of this Lease for any cause whatsoever, Tenant shall peacefully vacate the Premises as the Premises may have been improved or altered by Landlord or Tenant as permitted hereunder, but in a sanitary and pest-free condition, subject to reasonable use and wear thereof and damage to the Premises by fire or other casualty or condemnation, except that Tenant shall have the obligation to remove (i) any Hazardous Materials that may have been introduced onto the Premises by or through Tenant and that (A) violate, or give rise to actual or potential liability under, any applicable Environmental Law, (B) are asbestos or asbestos containing materials, or (C) are in containers or other removable installations, (ii) items whose removal by Tenant is required by any of the express provisions of this Lease, or (iii) any Alteration installed by Tenant in violation of the provisions of this Lease, and Tenant shall have the right to remove at any time during the Term of this Lease any items installed by Tenant at Tenant’s sole cost (i.e., not paid for by Landlord pursuant to the Development Obligations Exhibit) provided that Tenant shall repair any damage to the Landlord Property caused by such removal. Should Tenant continue to occupy the Premises after the termination of this Lease, whether the termination occurs by lapse of time or otherwise, such holding over, unless otherwise agreed to by Landlord in writing, shall constitute and be construed as a tenancy at will at a daily Rental equal to 1/30th of an amount equal to one hundred twenty-five percent (125%) of the Monthly Rent last in effect and subject to all of the other terms set forth herein, except any right to renew this Lease, but the foregoing shall not constitute a consent by Landlord to such holding over and shall not prevent Landlord from exercising any of its remedies under this Lease or applicable law by reason of such holding over.
     (b) If, however, Tenant, without Landlord’s consent, retains possession of the Premises after the expiration or earlier termination of the Term or past the expiration of any tenancy-at-will under Subsection 20.01(a) above, then Tenant shall pay to Landlord monthly rental equal to the Applicable Percentage (as defined below) of the Monthly Rent applicable immediately prior to the expiration or earlier termination of the Term. The “Applicable Percentage” shall be determined as follows: 150% for the first two (2) months of such holdover and 175% for the third month and any additional months of such holdover. Such holdover rent shall be full compensation to Landlord of all claims for damage arising by reason of Tenant’s failure to vacate the Premises and in no event shall Tenant have any other liability to Landlord by reason of such holdover, but the foregoing shall not be construed to prohibit Landlord from resorting to all available legal remedies available to Landlord for the eviction of a tenant that remains in possession after the expiration or sooner termination of the term of this Lease and the foregoing shall not relieve Tenant of its obligations under Article 26. No acceptance by Landlord of Rental during any such holdover without Landlord’s approval shall reinstate, continue or extend the Term or shall affect any notice of termination given to Tenant prior to the payment of such money, it being agreed that after the service of such notice or the commencement of any suit by Landlord to obtain possession of the Premises, Landlord may receive and collect when due any and all payments owed by Tenant under this Lease and otherwise exercise its rights and remedies. The making of any such payments by Tenant shall not waive such notice, or in any manner affect any pending suit or judgment obtained.
     Section 20.02 Removal of Personal Property. Upon the expiration of the Term or other termination of this Lease for any cause whatsoever, Tenant shall remove, at Tenant’s expense, all of its furniture, furnishings, personal property, and movable trade fixtures from the Landlord Property arid repair any damage caused to the Landlord Property by such removal. If Tenant fails to remove such items by such date and/or fails to repair such damage, Landlord shall have the right to exercise the remedies set forth in Section 23.02(e).
ARTICLE 21 — ESTOPPEL CERTIFICATES
     Section 21.01 Tenant Estoppel Certificate. Tenant agrees to furnish periodically, within twenty (20) days after written request therefor by Landlord, any Mortgagee or any purchaser of Landlord’s interest, a certificate signed by Tenant (which may require a true and correct copy of this Lease and any and all amendments hereto to be attached) certifying (to the extent same is true) that this Lease is in full force and effect and unmodified (or setting forth any modifications to this Lease); whether or not the Term has commenced and the amount of Monthly Rent then payable by Tenant under this Lease; that no Rental under this Lease has been paid more than sixty (60) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate); that Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rentals or other charges due or to become due hereunder except as set forth in such certificate; and that Tenant has no knowledge of any default by Landlord then existing under this Lease. To the extent that any of the foregoing assertions would not be true, Tenant’s certificate shall describe in reasonable detail the circumstances (including without limitation, the status of any claim of Tenant under Section 4.03 of this Lease) that then may make such assertions untrue. Any such certificate may be relied upon by any Landlord and prospective purchaser or Mortgagee of the Landlord Property or any part thereof.
     Section 21.02 Landlord Estoppel Certificate. Landlord agrees to furnish periodically, within twenty (20) days after written request therefor by Tenant, a certificate signed by Landlord containing substantially the same information as described in Section 21.01. Any such certificate may be relied upon by any prospective assignee or sublessee of Tenant.
ARTICLE 22 — SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
     Section 22.01 Subordination, Non-Disturbance and Attornment Agreement. Landlord shall not execute any Mortgage affecting all or any part of the Landlord Property unless (i) such Mortgage is a First Mortgage if entered into prior to the Phase Two Lease

Commencement Date and (ii) either (A) such Mortgage is by its terms expressly subordinate to this Lease and all rights and obligations under this Lease and a copy of such Mortgage is delivered to Tenant or (B) the Mortgagee (and the trustees thereunder if the Mortgage is a deed of trust) execute, acknowledge and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (a “SNDA Agreement”) in the form of Exhibit H attached hereto and made a part hereof, which form may be modified as reasonably required by any Mortgagee under a Mortgage entered into after the Phase Two Lease Commencement Date if and to the extent that any such modification does not materially and adversely affect Tenant’s rights or increase Tenant’s obligations under the form of SNDA Agreement attached hereto as Exhibit H. Tenant agrees to execute, acknowledge and deliver a SNDA Agreement to Landlord within twenty (20) days after written request therefor by Landlord.
     Section 22.02 Subordination; Attornment. In the event that a SNDA Agreement is not executed because a Mortgage is by its terms expressly subordinate to this Lease, then in the event of any foreclosure of such Mortgage or deed in lieu of foreclosure, Tenant shall attorn to the purchaser upon any such foreclosure sale or the grantee under any deed in lieu of such foreclosure, as the case may be, and shall recognize such purchaser or, grantee as the case may be, as Landlord under this Lease. Tenant hereby waives the right, if any, to elect to terminate this Lease or to surrender possession of the Premises in the event of the judicial or non-judicial foreclosure of any Mortgage (or any transfer in lieu thereof). The foregoing agreement of Tenant to attorn shall survive any such foreclosure sale, trustee’s sale, or conveyance in lieu thereof.
     Section 22.03 Designated Mortgagee Protections. In the event of any default by Landlord that would entitle Tenant to cancel the Lease, prior to exercising such right to terminate this Lease Tenant will provide each Designated Mortgagee with a copy of any uncured notice of such default served upon Landlord under the Lease, and agrees that notwithstanding any provisions of the Lease, if Landlord shall have failed to cure such default within the time provided for in this Lease (if any), then each Designated Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such reasonable additional time as may be necessary if, within such thirty (30) days, any Designated Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default but in no event exceeding ninety (90) days after expiration of Landlord’s cure period; provided, however, that if the default by Landlord is of such a nature that it may not be cured by such Designated Mortgagee without the Designated Mortgagee becoming owner of the Landlord’s Property, Tenant shall not exercise any rights to terminate this Lease (but Tenant may exercise any offset or cure rights granted to Tenant by this Lease and such rights shall not be abrogated by the provisions of this Section 22.03), if such Designated Mortgagee (a) commences a judicial or non-judicial foreclosure of Landlord’s interest in the Landlord’s Property within sixty (60) days of the expiration of Landlord’s cure period, (b) thereafter uses reasonable efforts to complete the foreclosure of Landlord’s interest in the Landlord Property, and (c) cures such default within thirty (30) days after the completion of such foreclosure or, if the cure cannot reasonably be effected within thirty (30) days, commences the cure within such thirty (30) day period and thereafter diligently pursues it to completion but not in any event to exceed ninety (90) days after completion of such foreclosure. Such Designated Mortgagee shall have the right to perform all obligations of Landlord under this Lease on behalf of Landlord without becoming an owner of the Landlord Property, but such Designated Mortgagee shall have no obligation to cure any default under this Lease unless it becomes an owner of the Landlord Property, in which event this Lease shall not be terminated while such remedies are being diligently pursued. The foregoing provisions of this Section 22.03 shall not apply to any right of Tenant to terminate this Lease pursuant to Article 4, Article 17 or Article 18 of this Lease, provided that Tenant gives to Landlord and the Designated Mortgagee such written notice, if any, that may be required by Article 4, Article 17 or Article 18 of this Lease. Any payments made by Designated Mortgagee to Tenant shall not affect or impair the other rights and remedies of Designated Mortgagee under its Mortgage or otherwise against Landlord or Tenant under the Lease or otherwise.
ARTICLE 23 — DEFAULT BY TENANT
     Section 23.01 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Tenant under this Lease: (a) if Tenant shall fail to pay any Rental as and when such Rental become due and payable and such failure shall continue for more than five (5) Business Days after written notice to Tenant specifying the amount, nature and due date of such Rental; (b) if Tenant shall fail to perform or observe any covenant or obligation hereunder and such failure shall continue for more than thirty (30) days after written notice to Tenant specifying in detail the nature of such default and the applicable lease provision that has been violated, or, if such failure cannot be cured with reasonable diligence within such thirty (30)-day period, if Tenant does not commence to correct same within said thirty (30)-day period and thereafter prosecute the correction of same with reasonable diligence to completion; (c) if any petition is filed by or against Tenant under any section or chapter of the present or any future Federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within ninety (90) days of its commencement), or if any order for relief shall be entered against Tenant in proceedings filed under any section or chapter of the present or any future Federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof; (d) if Tenant shall make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally as they become due; or (e) if a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant shall be appointed.
     Section 23.02 Landlord’s Remedies. Upon the occurrence of any Event of Default described in Section 23.01, Landlord may exercise any one or more of the following remedies, in addition to all other rights and remedies provided elsewhere in this Lease or now or hereafter provided at law or in equity:
          (a) Landlord may continue this Lease in full force and effect, and Landlord shall have the right and power, as attorney-in-fact for Tenant, to enter the Premises and remove therefrom all Persons and property. Landlord, as attorney-in-fact for Tenant, may from time to time sublet the Premises or any part thereof for the account of Tenant, for such terms (which may extend beyond the term of this Lease) and at such rents and on such other conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each such subletting (i) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than Annual Rent due hereunder, all costs of such subletting and such alterations and repairs incurred by Landlord and the amount, if any, by which the Annual Rent due hereunder for the period of such subletting (to the extent such period does not exceed the term of this Lease) exceeds the amount to be paid by the sublessee as rent for the Premises for such period or (ii) at the option of Landlord, rents received from such subletting shall be applied first, to payment of any indebtedness other than Annual Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Annual Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Annual Rent as the same becomes due hereunder. If such rents received from such subletting are in excess of the Annual Rent payable by Tenant under the terms of this Lease, Tenant shall be entitled to receive any of such excess remaining after all amounts payable to Landlord hereunder have been paid in full. If Tenant has been credited with any rents to be received by such subletting under option (i) and such rents shall not be promptly paid to Landlord by the sublessee(s), or if such rents received from such subletting under option (ii) during any month be less than the Monthly Rent to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Landlord’s taking possession of the Premises as attorney-in-fact for Tenant and any subletting for Tenant’s account shall not be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such reentry and subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for Tenant’s previous default.
          (b) Landlord may terminate this Lease at any time after and during the continuance of any Event of Default. No act by Landlord other than giving written notice of termination to Tenant shall terminate this Lease. Tenant agrees that the provisions of this Section shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to reenter the Premises being hereby expressly waived. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease. Should Landlord at any time terminate this Lease by reason of any Event of Default, Landlord may, in addition to any other remedy it may have, recover from Tenant (i) the amount by which the present value (as of the time of award) of the Annual Rent for the balance of the Term of this Lease exceeds the present value (as of the time of award) of the fair market rental value (on a net rent basis with the tenant paying all taxes, operating expenses and other costs payable by Tenant under this Lease) of the Premises for the same period, and (ii) any other damages proximately caused by Tenant’s failure to perform under this Lease, including, without limitation, any amount expended or to be expended by Landlord in an effort to mitigate damages (including, without limitation, advertising costs, brokerage fees, attorneys’ fees, and costs for maintaining the Premises and putting them into good order, condition, and repair, and performing such remodeling, renovations, or alterations as may be desirable to prepare the Premises for reletting), as well as any other damages that Landlord is entitled to recover under any law now or hereafter in effect. Landlord shall use commercially reasonable efforts to relet the Premises and mitigate any damages that it incurs but Landlord shall not otherwise have any obligation or liability for failure to relet.

          (c) Landlord may bring a detainer suit, summary proceeding or other legal action in order to recover possession of the Premises.
          (d) Landlord hereby reserves the right to institute successive legal actions to collect any damages payable to Landlord hereunder, it being intended that a suit for damages shall not bar any subsequent suit for damages that have subsequently accrued.
          (e) Upon any reentry by Landlord into the Premises under this Section 23.02, Landlord shall have the right to cause any movable furniture, equipment, trade fixtures, or other personal property left on the Premises to be removed and stored in a public warehouse or elsewhere at Tenant’s sole cost and expense, and/or to dispose of or sell such property and apply the proceeds therefrom pursuant to applicable law. In the event Landlord stores such property at premises owned or leased by Landlord, Landlord may charge Tenant for such storage at such reasonable rates as Landlord shall from time to time determine. The foregoing notwithstanding, nothing set forth in this paragraph or elsewhere in this Lease shall impose on Landlord any obligation for the care or preservation of such property so left upon the Landlord Property, except to the extent otherwise expressly provided by applicable laws.
          (f) All damages to which Landlord is entitled under this Section 23.02 shall bear interest from the date such damages become payable at an annual interest rate not to exceed the lesser of (i) the maximum rate allowed by law or (ii) the Default Rate.
     Section 23.03 Surrender of Premises. No act or thing done by Landlord or its agents during the Term shall constitute an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord pursuant to Section 23.02(b) or otherwise shall constitute an election by Landlord to terminate this Lease, unless a written notice of such intention is given to Tenant.
     Section 23.04 Waiver; Cumulative Rights. The waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease. Nor shall any consent by Landlord or Tenant in any one instance dispense with the necessity of consent in any subsequent or other instance. Nor shall any custom or practice that may develop between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon performance by the other in strict accordance with all of the terms, covenants, agreements, conditions, and provisions of this Lease. The subsequent acceptance by one party of any payment of Rental or any other amount owed by the other party under this Lease shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant, agreement, condition, or provision of this Lease, other than the failure to make the specific payment so accepted, regardless of the accepting party’s knowledge of such preceding breach at the time of the making or acceptance of such payment. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing and signed by such party. The rights granted to Landlord and Tenant in this Lease shall be cumulative of every other right or remedy which Landlord or Tenant may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
     Section 23.05 Waiver of Redemption. Tenant hereby waives, for itself and all Persons claiming by or under Tenant, all rights and privileges which it might have under any present or future law to redeem the Premises or to continue the Lease after being dispossessed or ejected from the Premises.
     Section 23.06 Landlord Cure Rights. If at any time or times Tenant shall be in default in the performance or observance of any of its covenants, agreements or undertakings provided in this Lease, and (a) if Tenant shall not cure or remedy such default within thirty (30) days after Landlord gives to Tenant written notice of such default and of Landlord’s intention to cure same if not remedied by Tenant within such 30-day period (in case of emergencies, which for purposes of this provision may include a default that would expose or threaten to expose Landlord to criminal liability or result or threaten to result in Landlord’s loss of marketable title to the Landlord Property, Tenant shall be given such notice as is reasonable under the circumstances), or (b) if such default cannot be cured with reasonable diligence within thirty (30) days, if Tenant shall not commence to cure and remedy such default within thirty (30) days after receipt of such written notice from Landlord and continue with reasonable diligence until such default is cured and remedied, then Landlord may, but shall not be obligated to, take such reasonable and appropriate action to cure and remedy such default by Tenant, provided that Landlord (except in cases of emergency) gives Tenant at least one (1) Business Day’s prior written notice of the commencement of such curative or remedial activities and Tenant shall, within thirty (30) days after receipt of demand therefor, accompanied by reasonable written evidence of payment of the amounts claimed, pay to Landlord an amount equal to all reasonable out-of-pocket costs and expenses (including reasonably attorneys’ fees and expenses) incurred by Landlord in so curing and remedying such default together with interest thereon at the Default Rate from the date of payment thereof by Landlord until paid by Tenant to Landlord. Notwithstanding any provision hereof to the contrary, if Tenant shall have notified Landlord within twenty (20) days after receipt of Landlord’s notice of Tenant’s alleged failure that Tenant disputes the failure alleged by Landlord, then Tenant shall not be obligated to make such payment to Landlord unless and until such obligation shall have been determined by non-appealable binding arbitration pursuant to the American Arbitration Association’s rules for arbitration of commercial disputes (and the parties hereby agree to submit such matter to arbitration and to pursue such arbitration proceedings to completion as promptly as possible, and with the understanding that the arbitrator shall be an attorney with at least ten years of practice in commercial office lease transactions in the metropolitan area in which the Landlord Property is located, that the arbitrator must determine that such failure alleged by Landlord either was or was not an obligation of Tenant hereunder, and that the arbitrator shall not, without the consent of the parties, determine a “middle ground” or compromise resolution of such dispute).
ARTICLE 24 — DEFAULT BY LANDLORD
     Section 24.01 Tenant’s Remedies. If at any time or times Landlord shall be in default performance or observance of any of its covenants, agreements or undertakings provided in this

Lease, and (a) if Landlord shall not cure or remedy such default within thirty (30) days after Tenant gives to Landlord written notice of such default and of Tenant’s intention to cure same if not remedied by Landlord within such 30-day period (in case of emergencies, Landlord shall be given such notice as is reasonable under the circumstances), or (b) if such default cannot be cured with reasonable diligence within thirty (30) days, if Landlord shall not commence to cure and remedy such default within thirty (30) days after receipt of such written notice from Tenant and continue with reasonable diligence until such default is cured and remedied, then Tenant may, but shall not be obligated to, take such reasonable and appropriate action to cure and remedy such default by Landlord, provided that Tenant (except in cases of emergency) gives Landlord at least one (1) Business Day’s prior written notice of the commencement of such curative or remedial activities and Landlord shall, within thirty (30) days after receipt of demand therefor, accompanied by reasonable written evidence of payment of the amounts claimed, pay to Tenant an amount equal to all reasonable out-of-pocket costs and expenses (including reasonably attorneys’ fees and expenses) incurred by Tenant in so curing and remedying such default together with interest thereon at the Default Rate from the date of payment thereof by Tenant until paid by Landlord to Tenant. Notwithstanding any provision hereof to the contrary, if Landlord shall have notified Tenant within twenty (20) days after receipt of Tenant’s notice of Landlord’s alleged failure that Landlord disputes the failure alleged by Tenant, then Landlord shall not be obligated to make such payment to Tenant unless and until such obligation shall have been determined by non-appealable binding arbitration pursuant to the American Arbitration Association’s rules for arbitration of commercial disputes (and the parties hereby agree to submit such matter to arbitration and to pursue such arbitration proceedings to completion as promptly as possible, and with the understanding that the arbitrator shall be an attorney with at least ten years of practice in commercial office lease transactions in the metropolitan area in which the Landlord Property is located, that the arbitrator must determine that such failure alleged by Tenant either was or was not an obligation of Landlord hereunder, and that the arbitrator shall not, without the consent of the parties, determine a “middle ground” or compromise resolution of such dispute). If Landlord fails to make a required reimbursement to Tenant within the applicable 30-day period (or, if applicable, within thirty days after the conclusion of the arbitration proceedings), Tenant shall have the right, without prejudice to its right to full payment of the amount owed by Landlord, to offset the amount due together with interest thereon at the Default Rate from the date of payment by Tenant until paid by Landlord to Tenant, against any payments of Rental next payable by Tenant under this Lease until such time as Tenant shall have been completely reimbursed for such costs.
     Section 24.02 Assignment by Landlord. In the event Landlord shall sell, assign, convey, or transfer its interest in the Landlord Property in accordance with the provisions of this Lease, Tenant agrees to attorn to such transferee, assignee or new owner. If all of Landlord’s interest in the Landlord Property shall be sold, assigned, conveyed, or transferred, then upon consummation of such sale, assignment, conveyance, or transfer, the then Landlord shall, to the extent that such transferee, assignee or new owner assumes Landlord’s liability and obligations accruing or to be performed from and after the date of such sale, assignment, transfer or conveyance, be freed and relieved from all liability and obligations accruing or to be performed from and after the date of such sale, assignment, transfer, or conveyance, and in such event Tenant agrees to look solely to the responsibility of such transferee, assignee, or new owner with respect to any obligations of Landlord accruing or to be performed from and after the date of such sale, assignment, transfer or conveyance. Notwithstanding the foregoing, no sale, conveyance, transfer, or assignment (other than an arms-length foreclosure or deed in lieu of foreclosure) shall relieve Landlord of its obligations hereunder unless and until the transferee shall have assumed and agreed to perform all of Landlord’s obligations coming due under the Lease from and after the effective date of such transaction. Landlord shall not be relieved of any obligations that shall have accrued with respect to the period prior to the effective date of such transfer, whether or not the transaction involves an arms-length foreclosure or deed in lieu of foreclosure. Tenant shall only be required to look to the new landlord for the fulfillment of Landlord’s obligations under this Lease accruing or to be performed from and after the date of such sale, assignment, transfer or conveyance. Notwithstanding any provision hereof to the contrary, no such sale, conveyance, transfer or assignment shall (i) relieve Landlord of its obligation to complete the Phase One Base Building Work and the Phase Two Base Building Work in accordance with the provisions of this Lease, to pay the Tenant Work Allowance and to perform Landlord’s obligations under the Development Obligations Exhibit, or (ii) release, affect, reduce or modify any of the obligations of the guarantors under the Guaranty executed pursuant to Section 30.02.
     Section 24.03 Non-Liability of Non-Landlord Persons. No disclosed or undisclosed principal of Landlord and no officer, director, stockholder, partner or agent of Landlord or any such principal shall have any personal liability for the failure of performance of any of Landlord’s obligations under this Lease, but the foregoing shall not be construed to relieve any Person from any liability that such Person may have by reason of any fraud or tortious conduct of such Person.
ARTICLE 25 — WAIVER OF LANDLORD’S LIEN
     Landlord hereby waives any statutory lien Landlord may have from time to time on Tenant’s personal property located in the Premises.
ARTICLE 26 — ATTORNEYS’ FEES AND LEGAL EXPENSES
     In the event either party requires the services of an attorney to prosecute or defend any arbitration, action or other proceeding in connection with enforcing the terms of this Lease (including an action or proceeding between one party and the trustee or debtor in possession while the other party is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code or any successor statute to such Code), or in the event suit is brought for the recovery of any amount due and owing under this Lease, or in the event that either party engages the services of an attorney to defend any action or proceeding brought by the other party, the prevailing party shall be entitled to recover all its costs and expenses in connection therewith (including court costs and reasonable attorneys’ fees, costs and disbursements) from the unsuccessful party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination.

ARTICLE 27 — NOTICES
     Section 27.01 Notice. Any notice or demand, consent, approval or disapproval, or statement (collectively called “notice” or “notices”) required or permitted to be given by the terms and provisions of this Lease shall be in writing, and shall be personally delivered with receipt acknowledged in writing, or sent by United States mail postage prepaid as registered or certified mail, return receipt requested, or by nationally recognized courier service guaranteeing overnight delivery and providing a confirmed receipt of delivery. Any notice shall be addressed to Landlord or Tenant, as applicable, at its address specified in Exhibit I attached hereto and made a part hereof as said address may be changed from time to time as hereinafter provided. By giving the other party at least ten (10) days’ prior written notice, either party may, by notice given as above provided, designate a different address or addresses for notices.
     Section 27.02 Delivery of Notices. Any notice shall be deemed given as of the date of delivery as indicated by affidavit in case of personal delivery or by the return receipt in the case of mailing or by the confirmation receipt of delivery by overnight delivery courier service.
ARTICLE 28 — PROPERTY MANAGEMENT
     Section 28.01 Property Manager. Property management functions shall be performed by a property manager (the “Manager”) pursuant to a management agreement (the “Management Agreement”) executed by Landlord, Tenant and the Manager. The Manager shall be selected by Tenant and may be replaced at any time or times by Tenant provided that Tenant’s selection of the Manager and any replacement Manager shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.
     Section 28.02 Property Management Agreement. The Management Agreement shall be in the form of the Management Agreement attached hereto as Exhibit O subject to such modifications thereof that may be mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld, provided that Tenant shall have the sole right to approve the amount of the management fee payable to the Manager. Tenant shall have the exclusive right to supervise the day-to-day operations of the Manager pursuant to the Management Agreement and to determine the precise scope and level of services, but such right shall not authorize the Manager to reduce the level of maintenance and repair services below the minimum required property management standards set forth in the Management Agreement, as such standards shall be established in good faith by Landlord and Tenant prior to execution of the Management Agreement, and thereafter as may be modified from time to time with the written approval of Landlord and Tenant (hereinafter referred to as the “Applicable Property Management Standards”). The Applicable Property Management Standards are intended to include requirements for such prudent preventive maintenance and repair procedures and processes as would be appropriate for a comparable Class A office facility located in Gaithersburg and Rockville, Maryland, and shall generally be in accordance with manufacturer recommended preventative maintenance schedules. Unless otherwise mutually determined by Landlord and Tenant, the Management Agreement shall allow Tenant, upon written notice to the Manager and Landlord, to terminate the Management Agreement unilaterally, without cause.

ARTICLE 29 — RENEWAL OPTIONS
     Section 29.01 Renewal Options.
          (a) Tenant shall have and is hereby granted an option (the “First Renewal Option”) to renew the Term of this Lease following the Initial Term Expiration Date for a term (the “First Renewal Term”) commencing upon the day after the Initial Term Expiration Date and ending on November 17, 2022 and an option (the “Second Renewal Option”) to renew the Term of this Lease following the expiration of the First Renewal Term for a term (the “Second Renewal Term”) commencing upon the day following the expiration of the First Renewal Term and ending upon the expiration of fifteen (15) years after the expiration of the First Renewal Term. The First Renewal Option and the Second Renewal Option are each hereinafter referred to as a “Renewal Option” and the First Renewal Term and the Second Renewal Term are each hereinafter referred to as a “Renewal Term.”
          (b) In the event that Tenant exercises any of the Renewal Options in accordance with the provisions hereof, then the Term shall be extended accordingly. Except as otherwise expressly provided herein, each Renewal Period shall be upon the same terms, covenants and conditions as set forth herein with respect to the immediately preceding portion of the Term, provided that (i) the Annual Rent for the First Renewal Term shall be as provided in Section 7.01 with the annual adjustment required by Section 7.02 continuing in effect without change for the entire First Renewal Term and (ii) the Annual Rent for the Second Renewal Term shall be equal to one hundred percent (100%) of the Fair Market Rent (as defined in Section 29.03 and as determined pursuant to Section 29.04) as of the date (the “Rent Determination Date”) that is twelve (12) months prior to the commencement of the Second Renewal Term, and the annual adjustment required by Section 7.02 during the Second Renewal Term shall be the Fair Market Annual Escalation (as defined in Section 29.03 and as determined pursuant to Section 29.04) as of the Rent Determination Date. All references in this Lease to the Term shall be construed to mean the initial Term and all extended terms with respect to which Tenant has exercised a Renewal Option.
          (c) Tenant’s Renewal Options shall not be affected or diminished by the fact that the Lease has been assigned by the original or any successor Tenant or Tenant has sublet all or any part of the Premises.
     Section 29.02 Exercise of Renewal Options. Each Renewal Option shall be exercisable by Tenant by giving written notice to Landlord of the exercise of such Renewal Option at least twelve (12) months before the expiration of the then current Term of this Lease.
     Section 29.03 Fair Market Rent and Fair Market Annual Escalation. The “Fair Market Rent” and the “Fair Market Annual Escalation” as of the Rent Determination Date shall be the annual rent and the annual escalation, respectively, that would be payable under a lease having the same terms and conditions as this Lease for the Second Renewal Term taking into account the annual rent and annual escalations being charged to tenants renewing comparable leases for comparable space in comparable office buildings in Gaithersburg and Rockville, Maryland on a net effective basis (and on the assumptions that the amount of space being leased is comparable to the Rentable Area of the Premises, that the space is leased to a tenant that is similar in reputation, financial strength and use of space to Tenant and its Affiliates) at its fair market rental value as of the Rent Determination Date, but adjusting such other market rents (a) to take account of the level, quality or extent of then existing tenant improvements in the Premises, as compared with the level, quality or extent of any tenant improvements or any tenant improvement allowances or refurbishment allowances to be provided under such comparable transactions and (b) to determine a net effective market rent to the Landlord (on a present value basis) by accounting for the extent to which (i) other rent comparables include (A) landlord payment of tenant improvement allowances and other tenant allowances, (B) rent abatement periods, (C) other tenant concessions, (D) brokerage fees, and (E) other costs and expenses customarily paid by landlords to or for the benefit of tenants in similar situations that are not payable by Landlord under this Lease, and (ii) in a renewal lease there are cost savings to the landlord (but not including the interruption in rental payments attributable to the “downtime” before securing a new tenant) that would not be obtained if the term of the lease is renewed by the existing tenant but would be incurred if the demised premises were leased to another tenant.
     Section 29.04 Determination of Fair Market Rent and Fair Market Annual Escalations.
          (a) In the event that prior to the exercise by Tenant of the Second Renewal Option, Landlord and Tenant do not mutually agree in writing on the Fair Market Rent for the Second Renewal Term, then on or prior to the date that Tenant exercises the Second Renewal Option (but not earlier than eighteen (18) months prior to the last date on which Tenant is required to exercise such Renewal Option) Tenant shall send written notice to Landlord (the “FMR Determination Notice”) requesting a determination of the Fair Market Rent and Fair Market Annual Escalation and contemporaneously with the delivery of the FMR Determination Notice to Landlord, Tenant shall deliver to Chicago Title Insurance Company or if Chicago Title Insurance Company is not then in existence, to First American Title Insurance Company or, if neither of such companies is then in existence, another nationally recognized title insurance company designated by Tenant (the “Escrow Agent”), a written document in a sealed envelope signed by Tenant and setting forth Tenant’s determination of the Fair Market Rent and Fair Market Annual Escalation (the “Tenant FMR Determination”).
          (b) Landlord shall deliver to the Escrow Agent within thirty (30) days after delivery by Tenant to Landlord of the FMR Determination Notice, a written document in a sealed envelope, signed by Landlord and setting forth Landlord’s determination of the Fair Market Rent and Fair Market Annual Escalation (the “Landlord FMR Determination”) and if Landlord fails to deliver the Landlord FMR Determination to the Escrow Agent prior to the expiration of such thirty (30)-day period, the Fair Market Rent and Fair Market Annual Escalation shall equal the Tenant FMR Determination. Upon the expiration of such thirty (30)-day period, the Escrow Agent shall open the sealed envelopes received from Landlord and Tenant and deliver copies of the Tenant FMR Determination and Landlord FMR Determination to both Landlord and Tenant. If the Tenant FMR Determination of Fair Market Rent and the Landlord FMR Determination of Fair Market Rent are within ten percent (10%) of each other; the Fair Market Rent shall equal the average of the Tenant FMR Determination and the Landlord FMR Determination. If the Tenant

FMR Determination of Fair Market Annual Escalation and the Landlord FMR Determination of Fair Market Annual Escalation are within ten percent (10%) of each other, the Fair Market Annual Escalation shall equal the average of the Tenant FMR Determination of Fair Market Annual Escalation and the Landlord FMR Determination of Fair Market Annual Escalation.
          (c) If either the Fair Market Rent or the Fair Market Annual Escalation are not finally determined pursuant to Section 29.04(b) and Landlord and Tenant fail to mutually agree in writing with respect thereto within thirty (30) days after delivery by the Escrow Agent to Landlord and Tenant of the Tenant FMR Determination and the Landlord FMR Determination, prior to the expiration of forty five (45) days after delivery by the Escrow Agent to Landlord and Tenant of the Tenant FMR Determination and the Landlord FMR Determination, Tenant shall deliver to the Escrow Agent a written document in a sealed envelope signed by Tenant and setting forth Tenant’s revised determination of the Fair Market Rent and Fair Market Annual Escalation (the “Revised Tenant FMR Determination”), which Revised Tenant FMR Determination shall not be lower in any respect than the Tenant FMR Determination, and Landlord shall deliver to the Escrow Agent a written document in a sealed envelope, signed by Landlord and setting forth Landlord’s revised determination of the Fair Market Rent and Fair Market Annual Escalation (the “Revised Landlord FMR Determination”), which Revised Landlord FMR Determination shall not be greater in any respect than the Landlord FMR Determination. If Tenant fails to deliver the Revised Tenant FMR Determination to the Escrow Agent prior to the expiration of such forty-five (45)day period, the Revised Tenant FMR Determination shall be deemed to be the same as the Tenant FMR Determination. If Landlord fails to deliver the Revised Landlord FMR Determination to the Escrow Agent prior to the expiration of such forty-five (45)day period, the Revised Landlord FMR Determination shall be deemed to be the same as the Landlord FMR Determination. If both Landlord and Tenant fail to deliver the Revised Landlord FMR Determination and the Revised Tenant FMR Determination to the Escrow Agent prior to the expiration of such forty-five (45)day period, the Revised Landlord FMR Determination shall be deemed to be the same as the Landlord FMR Determination and the Revised Tenant FMR Determination shall be deemed to be the same as the Tenant FMR Determination. Upon the expiration of such forty-five (45) day period, the Escrow Agent shall open the sealed envelopes received from Landlord and Tenant and deliver copies of the Revised Tenant FMR Determination and Revised Landlord FMR Determination to both Landlord and Tenant. If the Revised Tenant FMR Determination of Fair Market Rent and the Revised Landlord FMR Determination of Fair Market Rent are within ten percent (10%) of each other, the Fair Market Rent shall equal the average of the Revised Tenant FMR Determination and the Revised Landlord FMR Determination. If the Revised Tenant FMR Determination of Fair Market Annual Escalation and the Revised Landlord FMR Determination of Fair Market Annual Escalation are within ten percent (10%) of each other, the Fair Market Annual Escalation shall equal the average of the Revised Tenant FMR Determination of Fair Market Annual Escalation and the Revised Landlord FMR Determination of Fair Market Annual Escalation
          (d) If either the Fair Market Rent or the Fair Market Annual Escalation are not finally determined pursuant to Section 29.04(b) or Section 29.04(c) and Landlord and Tenant fail to mutually agree in writing with respect thereto within thirty (30) days after delivery by the

Escrow Agent to Landlord and Tenant of the Revised Tenant FMR Determination and the Revised Landlord FMR Determination, then Tenant shall have the option exercisable by sending written notice to Landlord prior to the expiration of such thirty (30) day period, to either (i) accept the Revised Landlord FMR Determination, to the extent not determined pursuant to Section 29.04(b) or Section 29.04(c), or (ii) to request that the matter be determined by the Qualified Brokers (hereafter defined). If Tenant does not send written notice to Landlord prior to the expiration of the thirty (30) day period referred to in the preceding sentence electing one of the options referred to in the preceding sentence, Tenant shall be deemed to have irrevocably waived its right to exercise the Second Renewal Option. If Tenant elects that the matter shall be determined by the Qualified Brokers, then prior to the expiration of thirty (30) days after such election by Tenant, Landlord and Tenant shall jointly appoint three (3) licensed real estate brokers each having at least ten (10) years’ experience in office building leasing in Gaithersburg and Rockville, Maryland (a “Qualified Broker”). In the event that Landlord and Tenant shall be unable to jointly agree within such thirty (30)-day period on the appointment of any Qualified Broker, such Qualified Broker shall be appointed by the then President of the Greater Washington Commercial Association of Realtors (or its successor organization) or if such President fails to act within twenty (20) days of either party’s request therefor, either party may apply for such appointment to the American Arbitration Association.
          (e) Within thirty (30) days after the appointment of the Qualified Brokers, each Qualified Broker shall send written notice to Landlord and Tenant choosing either the Revised Landlord FMR Determination or the Revised Tenant FMR Determination as being the same as or closest to the Qualified Broker’s determination of Fair Market Rent and Fair Market Annual Escalation, and the decision of a majority of the Qualified Brokers shall determine the Fair Market Rent and Fair Market Annual Escalation and shall be conclusive and binding upon Landlord and Tenant; provided, however, in the event that either the Fair Market Rent or the Fair Market Annual Escalation was determined pursuant to Section 29.04(b) or Section 29.04(c), then the determination of the Qualified Brokers shall be limited to that factor that was not determined pursuant to Section 29.04(b) or Section 29.04(c). The Qualified Broker may select only the Revised Landlord FMR Determination or the Revised Tenant FMR Determination and may not designate a different value as the Fair Market Rent or Fair Market Annual Escalation, as the case may be. The fees and costs of the Qualified Brokers shall be borne equally by Landlord and Tenant.
          (f) Nothing contained in this Section 29.04 shall be construed to obligate Tenant to exercise any Renewal Option as a result of invoking the procedures set forth in Section 29.04(a), Section 29.04(b) and Section 29.04(c) and Tenant may exercise or not exercise any Renewal Option before or after commencing or completing the procedures set forth in Section 29.04(a), Section 29.04(b) and Section 29.04(c); provided, however, that in the event that Tenant elects to have any matter determined by the Qualified Brokers pursuant to Section 29.04(d), Tenant shall be deemed to have irrevocably exercised the Second Renewal Option.
     Section 29.05 Amendment to Lease. At any time after Tenant exercises any Renewal Option and the Annual Rent for such Renewal Period has been determined, Landlord and Tenant shall, within fifteen (15) days after request by the other party, join with the requesting party in executing and delivering an amendment to this Lease which sets forth the Annual Rent for such Renewal Term and confirms the extension of the Term for such Renewal Term.
     Section 29.06 Strict Enforcement of Time Limitations of Renewal Options. Tenant hereby specifically acknowledges and agrees that the time limitations upon the exercise of any Renewal Option will be strictly enforced, that any attempt to exercise such Renewal Option at any other time shall be void and of no force or effect, and that if any such Renewal Option is not exercised within the applicable time period, Landlord intends immediately thereafter to undertake appropriate efforts relating to the marketing or management of the space affected by the Renewal Option. The period of time within which a Renewal Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Renewal Option for any reason whatsoever.
ARTICLE 30 — GUARANTEES
     Section 30.01 Tenant Guarantee. Simultaneously with the execution and delivery of this Lease, Tenant shall cause Marriott International, Inc. to execute and deliver to Landlord the Guaranty in the form attached hereto as Exhibit K and made a part hereof.
     Section 30.02 Landlord Guarantee. Simultaneously with the execution and delivery of this Lease, Landlord shall cause Fremont Investors, Inc. to execute and deliver to Tenant the Guaranty in the form attached hereto as Exhibit L and made a part hereof and Landlord shall cause Fremont Group, L.L.C. and Fremont Investors, Inc. to execute and deliver to Tenant the letter agreement in the form attached hereto as Exhibit P and made a part hereof.
ARTICLE 31 — ENVIRONMENTAL PROVISIONS
     Section 31.01 Environmental Compliance by Tenant. Tenant shall not cause or permit or suffer, and shall require its subtenants and its and their respective officers and employees not to cause or permit or suffer, the existence, use, release, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material on, in or from the Premises in violation of or in a manner that gives rise to actual or potential liability under any applicable Environmental Law. In no event, however, shall Tenant install any underground storage tank at the Landlord Property. At its own cost an expense, Tenant shall, and shall require its employees and its subtenants and assigns and its and their respective officers and employees to, comply with all applicable Environmental Laws with respect to the Premises and remedy, or cause to be remedied in a timely manner (and in any event within the time period permitted by applicable Environmental Laws), any violation of any applicable Environmental Law with respect to the Premises. It is understood and agreed, however, that Tenant and its subtenants shall not have any liability or responsibility for Hazardous Materials that migrate to the Premises from real property beyond the boundaries of the Premises where the existence, use, release, generation, storage, recycling, transportation or disposal was not caused by Tenant or its subtenants or their respective officers or employees.
     Section 31.02 Notices of Environmental Violations. Within thirty (30) days after obtaining actual knowledge thereof, each party shall give to the other party written notice of the occurrence of any of the following events: (i) the issuance by any Governmental Authority of any complaint, citation, summons, order or notice of violation, non-compliance or liability of any nature whatsoever with regard to the Landlord Property (or any part thereof) or the use thereof with respect to Environmental Laws; (ii) the filing or threatened filing or any lien or other encumbrance against the Landlord Property (or any part thereof) by any Governmental Authority under any Environmental Law; or (iii) the commencement of any action, suit or other proceeding by any Governmental Authority or other person or entity alleging a violation of any Environmental Law relating to the Landlord Property (or any part thereof) or any operations performed thereon or therefrom that relate to the Landlord Property.
     Section 31.03 Tenant Indemnity. Tenant shall defend all actions against the Tenant Indemnified Parties with respect to, and shall pay, protect, indemnify and save harmless the Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising by reason of a breach of Tenant’s obligations under this Article 31 This Section 31.03 shall survive the expiration or earlier termination of this Lease.
     Section 31.04 Landlord Indemnity. Landlord shall defend all actions against Tenant, any assignee or subtenant thereof, or any of their officers, directors, partners or shareholders (the “Landlord Indemnified Parties”), with respect to, and shall pay, protect, indemnify and save harmless the Landlord Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising by reason of the existence, use, release, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material on, in or from the Premises in violation of or in any manner that gives rise to liability under applicable Environmental Law (i) if and to the extent occurring prior to the Phase One Lease Commencement Date with respect to the Phase One Premises or prior to the Phase Two Lease Commencement Date with respect to the Phase Two Premises and not caused by Tenant or any contractor (or subcontractor thereof) engaged by Tenant or (ii) caused by Landlord or Landlord’s contractors or the agents (excluding Manager and any contractor hired through Manager except to the extent that the action of Manager was directed by or in complicity with Landlord) or employees thereof. This Section 31.04 shall survive the expiration or earlier termination of this Lease.
ARTICLE 32 — MISCELLANEOUS
     Section 32.01 Brokers.
          (a) Tenant agrees to pay to Julien J. Studley, Inc. (“Studley”) a fee in an amount set forth in a separate agreement executed by Tenant and Studley. Landlord acknowledges that Studley has been acting solely on behalf of Tenant and is not representing Landlord’s interests, and that Studley is not an agent of Tenant and has no authority to make any representation or commitment, or incur any obligation, on behalf of Tenant. No commission or other compensation shall be payable to Studley in the event that Tenant exercises any Renewal Option or First Refusal Option, except that if Tenant engages Studley to perform services in connection with such Renewal Option or First Refusal Option, Tenant shall pay to Studley such compensation that may be agreed upon in writing by Studley and Tenant at the time of such engagement.
          (b) Landlord agrees to pay to McShea & Company, Inc. (“Landlord’s Broker”) such compensation that may be payable to Landlord’s Broker in respect of this Lease.
          (c) Except as set forth in Section 32.01(a) or Section 32.01(b), Landlord and Tenant each represent and warrant that it has not entered into any agreement with, nor otherwise had any dealings with, any other broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith. Landlord and Tenant each agree to indemnify and hold the other harmless from any costs (including, but not limited to, court costs, investigation costs, and reasonable attorneys’, fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between such party and any such agent or broker or arising by reason of a failure of such party to perform its obligations under Section 32.01(a) or Section 32.01(b), as the case may be.
     Section 32.02 No Partnership. This Lease is not intended to create a partnership or joint venture between Landlord and Tenant in the conduct of their respective businesses.
     Section 32.03 Severability. If any provision of this Lease is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Lease shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Lease, and the remaining provisions of this Lease shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Lease.
     Section 32.04 Headings. The article and section headings and the Table of Contents contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles and sections hereof.
     Section 32.05 Binding Effect. All agreements and covenants herein contained shall be binding upon and shall inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.
     Section 32.06 Entire Agreement. This Lease contains the final and entire agreement between the parties, and they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not contained in this Lease, as amended or modified from time to time in accordance with Section 32.07. Except as otherwise expressly provided in this Lease, Tenant hereby expressly waives its rights under any and all Legal Requirements to terminate this Lease (whether prior to or after the commencement of the Term)

or to withhold any payment owed by Tenant under this Lease, on account of any damage, condemnation, destruction or state of disrepair of the Premises or any part thereof, it being the parties’ intent that the provisions of this Lease shall govern the parties’ rights and obligations with respect to such matters.
     Section 32.07 Amendments. No amendment or modification of this Lease shall be binding or valid unless expressed in a writing executed by both parties hereto. In the event any approval or consent is required pursuant to any provision of this Lease, such approval or consent shall be deemed given only if it is in writing, executed by the party whose approval or consent is required.
     Section 32.08 Governing Law; Venue. This Lease shall be governed by and construed under the laws of the State of Maryland. Any action brought to enforce or interpret this Lease shall be brought in a court of appropriate jurisdiction in the State of Maryland.
     Section 32.09 Exhibits. The exhibits referred to in this Lease are by this reference incorporated fully herein. The term “this Lease” shall be considered to include all such exhibits.
     Section 32.10 Signage. At all times during the Term (a) Tenant shall have the exclusive right to erect and maintain (and Landlord shall not remove or otherwise interfere with) signage on the Premises, provided that (i) the same is at Tenant’s expense (except to the extent paid from the Tenant Work Allowance payable by Landlord under the Development Obligations Exhibit), and (ii) the Tenant complies with all applicable Legal Requirements and the requirements of the Washingtonian Center Declaration, and (b) the Improvements shall be known by such name that may be designated from time to time by Tenant. At all times during the Term, Landlord shall not erect or place any signage on the Premises without the prior written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion. Notwithstanding the foregoing, during the last twelve (12) months of the Term of this Lease Landlord shall have the right to install a sign indicating that the Premises will be available for leasing, provided that the location and design of such sign shall be subject to Tenant’s reasonable approval. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost and expense shall remove any such signage from the Landlord Property and repair any damage caused to the Improvements in connection with the use, installation or removal of such signage.
     Section 32.11 Proprietary Marks. All Tenant Proprietary Marks shall remain the exclusive property of Tenant or its Affiliates and nothing contained herein shall confer on Landlord the right to use the Tenant Proprietary Marks. Upon the expiration or termination of this Lease, Tenant shall have the right to remove from the Premises all signs and other items containing the Tenant Proprietary Marks and in such event, Tenant shall, at its sole cost and expense, repair any damage caused to the Improvements in connection with the use, installation or removal of such Tenant Proprietary Marks. In the event of a breach by Landlord of the covenants in this Section 32.11, Tenant shall be entitled to injunctive relief and to any other right or remedy available to Tenant at law or in equity. The provisions of this Section 32.11 shall survive the expiration or termination of this Lease.

     Section 32.12 Inspection of Premises. Landlord and its agents and designees may enter upon and examine the Premises or perform Landlord’s obligations under this Lease at reasonable times with at least one (1) Business Day’s prior written notice to Tenant (except in emergencies or routine entries, such as by Landlord’s janitors, necessary to perform Landlord’s obligations under this Lease), accompanied by a representative of Tenant that Tenant shall make available to Landlord, and show the Premises to prospective purchasers, Mortgagees or lessees as long as such examination or showing shall not unreasonably interfere with the business operations of Tenant on the Premises.
     Section 32.13 Rooftop Equipment. Tenant shall have the right during the entire Term to install, operate and maintain on the roof of the Improvements such antennas, satellite dishes and other equipment (“Rooftop Equipment”) as Tenant may desire. Landlord shall incur no cost, expense, liability or obligation whatsoever in connection with the installation, operation, maintenance, repair or existence of the Rooftop Equipment. Tenant shall be solely responsible for the cost of preparing any plans and specifications for installing any Rooftop Equipment, and throughout the Term Tenant shall be solely responsible for the cost of installing, operating, maintaining and repairing the Rooftop Equipment and the cost of repairing any damage to the roof in connection with the installation, operation, maintenance, repair, replacement or removal of the Rooftop Equipment. Tenant at its sole cost and expense shall obtain any permits, licenses or other approvals required by any Governmental Authority for the installation and use of the Rooftop Equipment and shall comply with all Legal Requirements and the requirements of the Washingtonian Center Declaration with respect thereto. During the Term, Tenant shall have the right to remove and/or replace any Rooftop Equipment. Upon expiration of the Term, Tenant shall remove all Rooftop Equipment and shall repair any damage to the Improvements caused in connection with such removal.
     Section 32.14 No Light, Air or View Easement. No diminution or shutting off of light, air or view by any structure that may be erected on any land beyond the boundaries of the Landlord Property shall in any way affect this Lease, abate any Rental hereunder, or otherwise impose any liability on Landlord.
     Section 32.15 Survival of Certain Obligations. The respective parties’ remedies, payment obligations, indemnities, waivers and releases under this Lease, with respect to the parties obligations under this Lease during the Term and any holdover period, and with respect any cost or expense incurred during or with respect to the Term or any holdover period, shall survive the expiration or termination of this Lease.
     Section 32.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY AND EACH PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER

ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.
     Section 32.17 Recordation of Lease. Neither party shall record or cause to be recorded this Lease or a memorandum of this Lease. If either party shall breach the requirement of the preceding sentence, such party shall pay any and all taxes, fees and other charges assessed because of such recordation.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed and sealed by their duly authorized signatories under seal as of the day and year first above written.

LANDLORD:

WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall	(SEAL)

David M. Wall
Executive Vice President

TENANT:

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ C.B. Handlon	(SEAL)

	Name:	C.B. Handlon

	Title:	Vice President/Corporate Treasurer

FIRST AMENDMENT TO LEASE AGREEMENT
          This First Amendment to Lease Agreement (this “Amendment”) dated as of November 30 , 2000 is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (hereinafter, the “Landlord”), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (hereinafter, the “Tenant”).
RECITALS:
A.	Landlord and Tenant entered into that certain Lease Agreement dated as of June 27, 2000 (hereinafter, the “Lease”), pursuant to which Landlord demised and leased to Tenant the Premises (as defined in the Lease).

B.	The Premises are encumbered by that certain Declaration of Covenants, Conditions, Restrictions and Easements dated May 23, 1986 executed by Washingtonian Investors Limited Partnership and recorded in the land records of Montgomery County, Maryland (the “Land Records”) at Liber 7144 Folio 287 (the “Original Declaration”), as supplemented by (i) a First Supplement to Declaration of Covenants, Conditions, Restrictions and Easements for Washingtonian Center dated December 29, 1988 and recorded in Liber 9123 Folio 600 among the Land Records (the “First Supplement”), (ii) a Second Supplement to Declaration of Covenants, Conditions, Restrictions and Easements for Washingtonian Center dated April 10, 1990 and recorded in Liber 9268, Folio 504 among the Land Records (the “Second Supplement”), (iii) a Third Supplement to Declaration of Covenants, Conditions, Restrictions and Easements dated March 15, 1990 and recorded in Liber 9237, Folio 4 among the Land Records (the “Third Supplement”), and (iv) a Fourth Supplement to Declaration of Covenants, Conditions, Restrictions and Easements dated May 2, 1997 and recorded in Liber 14856, Folio 256 among the Land Records (the “Fourth Supplement”) (the Original Declaration, the First Supplement, the Second Supplement, the Third Supplement and the Fourth Supplement, collectively, the “Declaration”).

C.	Due to an indexing error in the Land Records, (i) the Tenant was not provided a copy of the Fourth Supplement to the Declaration prior to the execution of the Lease, (ii) the Fourth Supplement was not included as a “Permitted Title Exception” (as defined in the Lease) to the leasehold title insurance policy to be issued to the Tenant pursuant to the Lease, and (iii) the Fourth Supplement was not included in the definition of the “Washingtonian Center Declaration” contained in the Lease.

D.	Landlord and Tenant desire to amend the Lease to make appropriate references to the Fourth Supplement as provided herein.

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NOW, THEREFORE, in consideration of the, mutual covenants and agreements herein contained, Landlord and Tenant do hereby covenant and agree to and with each other as follows:

1.	Section 1.01 of the Lease is amended to delete the definition of the “Washingtonian Center Declaration”, and to substitute the following in lieu thereof:

“Washingtonian Center Declaration” shall mean the Declaration of Covenants, Conditions, Restrictions and Easements dated May 23, 1986 executed by Washingtonian Investors Limited Partnership and recorded in Liber 7144 Folio 287 of the Land Records of Montgomery County, Maryland, as supplemented by:

Document Name	Date of Document	Recorded	Liber	Folio
First Supplement	December 29, 1988	December 15, 1989	9123	600
Second Supplement	April 10, 1990	April 10, 1990	9268	504
Third Supplement	March 15, 1990	March 19, 1990	9237	004
Fourth Supplement	May 2, 1997	May 7, 1997	14856	256
2.	Exhibit D of the Lease is hereby amended to delete item 3 thereof and to substitute the following in lieu thereof:

Declaration of Covenants, Conditions, Restrictions and Easements recorded in Liber 7144 at folio 287 as supplemented by Liber 9123 at folio 600, Liber 9268 at folio 504, Liber 9237 at folio 4 and Liber 14856 at folio 256.

3.	Except as modified hereby, Landlord and Tenant hereby ratify the Lease.

4.	This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one agreement.
[signatures on the following page]

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          IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be signed and sealed by their duly authorized signatories under seal as of the day and year above first written.

LANDLORD:

WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall	(SEAL)

David M. Wall
Executive Vice President

TENANT:

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ C.B. Handlon	(SEAL)

Carolyn B. Handlon
Vice President/Corporate Treasurer

3

SECOND AMENDMENT TO LEASE AGREEMENT
     This Second Amendment to Lease Agreement (this “Amendment”) dated as of March 15, 2001, is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (hereinafter, the “Landlord”), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (hereinafter, the “Tenant”).
RECITALS:
A.	Landlord and Tenant entered into that certain Lease Agreement dated as of June 27, 2000, and First Amendment to Lease Agreement dated as of November 30, 2000 (said Lease Agreement, as amended, is hereinafter referred to as the “Lease”), pursuant to which Landlord demised and leased to Tenant the Premises (as defined in the Lease). Capitalized terms not defined herein shall have the meanings given to them in the Lease.

B.	Section 4.01 of the Lease contains certain conditions precedent to Tenant’s obligations under the Lease, which conditions must be satisfied on or prior to April 1, 2001, the Conditions Fulfillment Date, in order to preclude Tenant’s right to terminate the Lease pursuant to its Section 4.02.

C.	Concurrently with the execution and delivery of this Amendment, Tenant, Landlord and Construction Lender are entering into a Tri-Party Agreement and an Escrow Agreement, which taken together with the execution of this Amendment and delivery to Construction Lender of the Letter of Credit (hereafter defined) shall be deemed to satisfy all of the requirements of Section 4.01(a)(v) of the Lease.

D.	The conditions precedent under Section 4.01(a)(v) of the Lease include the requirement that Tenant, Landlord, and Construction Lender shall have entered into a written agreement providing for the Construction Lender (1) to hold in escrow the Landlord Equity Funds and Cost Overrun Funds referred to in Section 4.01(a)(vi) of the Lease and each Letter of Credit delivered pursuant to Section 4.01(c), (2) to agree to draw upon each such Letter of Credit when entitled or required to do so or for the purposes required for Landlord Equity Funds and Cost Overrun Funds, (3) to agree to disburse such Landlord Equity Funds and Cost Overrun Funds (and the proceeds of any Letter of Credit) solely for the purpose of paying the costs of development and construction of the Phase One Improvements and the Phase Two Improvements (including the Tenant Work Allowance) and other costs payable under the construction loan documents, and (4) to agree that it shall not disburse any of such funds (and the proceeds of any Letter of Credit) to Landlord or any Affiliate thereof until the occurrence of the Phase One Lease Commencement Date and the date that the Phase Two Premises are Ready for Occupancy and the payment to or for the benefit of Tenant of the full amount of the Tenant Work Allowance.

E.	Landlord desires to deliver into escrow with Construction Lender a single letter of credit from Bank of America in the form attached hereto as Exhibit A (the “Letter of Credit”) in the amount of [...***...] to satisfy Landlord’s total monetary obligation with respect to the Landlord Equity Funds and Cost Overrun Funds as of the Conditions Fulfillment Date.

F.	Construction Lender is willing, pursuant to the terms of the Escrow Agreement, (1) to hold the Letter of Credit in escrow, (2) to draw upon it as and when directed by Landlord, (3) automatically to draw upon the full amount of the Letter of Credit in the event that the expiration date of the Letter of Credit is not extended at least thirty (30) days prior to its expiration date and Construction Lender has not received, at least thirty (30) days’ prior to such expiration date, a satisfactory replacement letter of credit, (4) to apply the proceeds of the Letter of Credit to a pledged, controlled deposit account (the “Borrower’s Funds Account”) as and when directed by Landlord, (5) to apply the proceeds of the Letter of Credit in such other manner as Landlord and Tenant may mutually direct, (6) to consent to amendments, reductions, modifications, or replacements of the Letter of Credit only as and when mutually directed by both Landlord and Tenant, and (7) to deliver or surrender the Letter of Credit as and when mutually directed by both Landlord and Tenant.

G.	Landlord and Tenant desire to modify the Lease so as (1) to allow the terms of the above-described Escrow Agreement to satisfy the provisions of the Lease relating to Construction Lender’s obligations regarding the Letter of Credit and the proceeds thereof and (2) to require both Landlord and Tenant to deliver written instructions to Construction Lender requiring it to take actions regarding the Letter of Credit and its proceeds consistent with what the Lease (as heretofore in effect) contemplated to be required of Construction Lender.
NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, Landlord and Tenant do hereby covenant and agree to and with each other as follows:
1. In the event that there should be a default in any of Landlord’s monetary obligations under any of the construction loan documents, Landlord agrees to promptly send written notice thereof to Tenant and Landlord agrees, within ten (10) Business Days after receiving Tenant’s written request, either (A) to cure such default or (B) to instruct Construction Lender (i) to draw upon so much of the Letter of Credit as may be required to cure such default and (ii) to deposit the proceeds of such draw into the Borrower’s Funds Account. Landlord further agrees to instruct Construction Lender to use such proceeds deposited into the Borrower’s Funds Account solely for the purpose of paying the costs of development and construction of the Phase One Improvements and the Phase Two Improvements (including the Tenant Work Allowance) and other costs payable under the construction loan documents.
2. Upon the occurrence of the circumstances set forth in Section 4.03(a)(i), (ii), (iii) or (iv) of the Lease, Landlord shall, within ten (10) Business Days after Tenant’s request, instruct Construction Lender (i) to draw upon the entire balance of the Letter of Credit and (ii) to deposit the proceeds of such draw into the Borrower’s Funds Account. Landlord further agrees to instruct Construction Lender to use such proceeds deposited into the Borrower’s Funds Account solely for the purpose of paying the costs of development and construction of the Phase One Improvements and the Phase Two Improvements (including the Tenant Work Allowance) and other costs payable under the construction loan documents.
3. In the event that on the Phase Two Actual Construction Commencement Date there have been any cost overruns with respect to the Phase One Premises (that is, costs relating to the Phase One Premises in excess of the costs therefor set forth in the project budget for the Phase One Premises approved by the Construction Lender on the date of closing of the construction loan), Landlord agrees, to the extent such cost overruns shall not have been paid for by Landlord from its own equity rather than from the proceeds of draws against the Letter of Credit, to cause the Letter of Credit to be amended on or before the Phase Two Actual Construction Commencement Date so as to increase it by an amount equal to the entire amount of such cost overruns not to exceed [...***...] plus any deficiency in the remaining Landlord Equity Funds then available based upon the budget approved at that time by the Construction Lender.
4. Upon the occurrence of either (a) the date on which the Phase One Lease Commencement Date shall have occurred, the Phase Two Premises shall be Ready for Occupancy and the payment to or for the benefit of Tenant of the full amount of the Tenant Work Allowance shall have been made or (b) the date on which the Lease shall have been terminated as to the Phase Two Premises or as to both the Phase One Premises and Phase Two Premises, Tenant shall, within ten (10) Business Days after Landlord’s written request, deliver to Construction Lender written instructions that the Letter of Credit be delivered back to Landlord for cancellation and that any remaining proceeds of previous draws under the Letter of Credit then held by Construction Lender shall be refunded to Landlord or disbursed in such manner as Landlord may direct, subject to Construction Lender’s rights under the construction loan documents.
5. From time to time Landlord may desire to amend or replace the Letter of Credit. For example, Landlord may desire to reduce the amount of the Letter of Credit as it pays certain construction costs from its own equity and thereby reduces the amount of the Landlord Equity Funds that it is required to maintain in escrow under Section 4.01(a)(vi) of the Lease. For another example, Landlord may desire to increase the amount of the Letter of Credit (in lieu of depositing cash with Construction Lender) in the event that on the Phase Two Actual Construction Commencement Date there should be a deficiency in the remaining Landlord Equity Funds then available based upon the budget approved at that time. Tenant agrees, within ten (10) Business Days after receipt of (a) a written request from Landlord to amend or replace the Letter of Credit and (b) satisfactory evidence that the substitute letter of credit or the Letter of Credit as so amended will satisfy the requirements of Section 4.01(c) of the Lease, to deliver to Construction Lender written instructions to consent to such amendment or replacement of the Letter of Credit if such Letter of Credit complies with the requirements of the Lease and is delivered to Construction Lender, with an acknowledgment executed by Construction Lender and delivered to Landlord and Tenant that Construction Lender shall hold such amendment or replacement in accordance with the provisions of the Escrow Agreement as the Letter of Credit (or an amendment thereof, as the case may be).
6. Tenant hereby acknowledges and agrees that the Letter of Credit, Tri-Party Agreement, Escrow Agreement, and this Amendment, when duly executed and delivered, together satisfy all of the conditions precedent under Section 4.01(a)(v) and Section 4.01(a)(vi) of the Lease.
7. Capitalized terms used in this Section 7 and not otherwise defined herein shall have the meanings given them in that certain Promissory Note Secured by Deed of Trust dated as of March 15, 2001, by Landlord in favor of Construction Lender, a copy of which Promissory Note has been provided to Tenant. Landlord acknowledges that were Tenant to exercise its construction loan purchase option under the Tri-Party Agreement, Tenant would not want to incur the cost of a Fixed Rate Price Adjustment by prepaying loan principal and interest before the maturity date of any Fixed Rate Period. Landlord therefore covenants and agrees that if it shall enter into any Fixed Rate Agreement it shall not select any Fixed Rate Period thereunder with any expiration date later than December 1, 2004, without Tenant’s prior written consent.

8. The last sentence of Section 4.01(a)(iv) of the Lease is hereby amended to read in its entirety as follows: “The amount of the construction loan for the Phase One Premises shall not exceed eighty-five percent (85%) of the projected costs (exclusive of land) of the development and construction of the Phase One Improvements, and the amount of the construction loan for the Phase One and Phase Two Premises combined shall not exceed eighty-five percent (85%) of the projected costs (exclusive of land) of the development and construction of the Phase One and Phase Two Improvements.”
9. Except as modified hereby, Landlord and Tenant hereby ratify the Lease.
10. This Amendment may be executed in multiple counterparts, which when taken together shall constitute one agreement.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be signed and sealed by their duly authorized signatories as of the day and year first above written.

LANDLORD:

WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall

Name:	David M. Wall

Title:	Executive Vice President

TENANT:

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ C.B. Handlon

Name:	C.B. Handlon

Title:	Sr. VP & Treasurer

THE UNDERSIGNED GUARANTOR UNDER
THAT GUARANTY OF CERTAIN LEASE
OBLIGATIONS DATED AS OF JUNE 27, 2000,
HEREBY CONSENTS TO THE FOREGOING LEASE
AMENDMENT AND REAFFIRMS ITS OBLIGATIONS
UNDER SAID GUARANTY.

FREMONT INVESTORS, INC.

By:	/s/ R.S. Kopf

Name:	R.S. Kopf

Title:	Managing Director — Operations,

General Counsel and Secretary

THIRD AMENDMENT TO LEASE AGREEMENT
     This Third Amendment to Lease Agreement (this “Amendment”) dated as of May 15, 2001, is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (hereinafter, the “Landlord”), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (hereinafter, the “Tenant”).
RECITALS:

A.	Landlord and Tenant entered into that certain Lease Agreement dated as of June 27, 2000, First Amendment to Lease Agreement dated as of November 30, 2000, and Second Amendment to Lease Agreement dated as of March 15, 2001 (said Lease Agreement, as amended, is hereinafter referred to as the “Lease”), pursuant to which Landlord demised and leased to Tenant the Premises (as defined in the Lease). Capitalized terms not defined herein shall have the meanings given to them in the Lease.

B.	Exhibit N attached to the Lease serves the purpose of distinguishing Storage Space and Office Space for purposes of determining Rentable Area and defining Landlord’s obligations with respect to Base Building Work for Storage Space and Office Space of the cellar floor, and the Exhibit N presently attached to the Lease incorrectly identifies certain space as Storage Space when it should be designated as Office Space.

C.	Landlord and Tenant desire to modify the designation of Storage Space and Office Space in said Exhibit N to correct the error.
NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, Landlord and Tenant do hereby covenant and agree to and with each other as follows:
1. Exhibit N of the Lease is hereby deleted and replaced in its entirety by Attachment A attached hereto.
2. As modified by such change in Exhibit N of the Lease, it is estimated that the aggregate Rentable Area of the Office Space included in the Phase One Premises and the Phase Two Premises will be [...***...] that the Rentable Area of the Storage Space included in the Phase One Premises and the Phase Two Premises will be [...***...] and that aggregate Rentable Area of the Office Space and the Storage Space included in the Phase One Premises and the Phase Two Premises will be [...***...]. As provided in Section 1.01 of the Lease, however, for purposes of computation of the Annual Rent payable pursuant to Section 7.01, the aggregate Rentable Area of the Office Space comprising part of the Phase One Premises and the Phase Two Premises shall not exceed [...***...] and the aggregate Rentable Area of the Office Space and the Storage Space comprising part of the Phase One Premises and the Phase Two Premises shall not exceed [...***...]
3. Except as modified hereby, Landlord and Tenant hereby ratify the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be signed and sealed by their duly authorized signatories as of the day and year first above written.

LANDLORD:

WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall

Name:	David M. Wall

Title:	Executive Vice President

TENANT:

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ A. Bradford Bryan

Name:	Executive Vice President

Title:	A. Bradford Bryan

THE UNDERSIGNED GUARANTOR UNDER
THAT GUARANTY OF CERTAIN LEASE
OBLIGATIONS DATED AS OF JUNE 27, 2000,
HEREBY CONSENTS TO THE FOREGOING LEASE
AMENDMENT AND REAFFIRMS ITS OBLIGATIONS
UNDER SAID GUARANTY.

FREMONT INVESTORS, INC.

By:	/s/ R.S. Kopf

Name:	R.S. Kopf

Title:	Managing Director

FOURTH AMENDMENT TO LEASE AGREEMENT
          This Fourth Amendment to Lease Agreement (this “Amendment”) dated as of October 10, 2003, is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (hereinafter, the “Landlord”), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (hereinafter, the “Tenant”).
RECITALS:
A.	Landlord and Tenant entered into that certain Lease Agreement dated as of June 27, 2000. First Amendment to Lease Agreement dated as of November 30, 2000. Second Amendment to Lease Agreement dated as of March 15, 2001, and Third Amendment to Lease Agreement dated as of May 15, 2001 (said Lease Agreement, as amended, is hereinafter referred to as the “Lease”), pursuant to which Landlord demised and leased to Tenant the Premises (as defined in the Lease). Capitalized terms not defined herein shall have the meanings given to them in the Lease.

B.	Exhibit C attached to the Lease requires that Landlord construct certain Base Building Work and Leasehold Improvements and provides that Landlord provide a Tenant Work Allowance to be applied against the Tenant Work Costs.

C.	Section 3.4 of Exhibit C provides that not later than the Phase Two Lease Commencement Date, Landlord shall pay to Tenant any remaining amount of the Tenant Work Allowance that has not been paid, applied or reserved in accordance with the provisions of Exhibit C.

D.	The parties desire to amend the Lease to provide that upon Landlord’s payment of such remaining amount of the Tenant Work Allowance, Landlord shall have no further obligation to construct any further Leasehold Improvements other than Landlord’s obligations under Article 5 of Exhibit C to the Lease and Landlord’s obligations to construct such portions of the Leasehold Improvements (including, without limitation, punch-list work) for which work has been duly authorized by Tenant in accordance with Exhibit C and this Amendment prior to the Phase Two Lease Commencement Date (“Pre-PTLCD Authorized Work”) or for which Landlord has withheld reserves from the Tenant Work Allowance as set forth below.

E.	The parties intend and desire that the Construction Schedule for Landlord Work will provide for the Substantial Completion of all Landlord Work not later than July 1, 2004.
NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained. Landlord and Tenant do hereby covenant and agree to and with each other as follows:
1. Section 3.4 of Exhibit C to the Lease is hereby amended by inserting, immediately after the sentence that begins with the words “Not later than the Phase Two Lease Commencement Date” and ends with the words “in accordance with this Exhibit C,” the following provisions:
For such purposes Landlord shall only reserve such amounts (the “TI Reserve”), if any, as are reasonably determined to be prudent, based upon appropriate substantiating data (such as contractor estimates and/or invoices) obtained by Landlord and provided to and reasonably approved by Tenant, to cover any unpaid Tenant Work Costs for any of the following items

(“TI Reserve Costs”): (i) any Tenant Mandated Base Building Change Orders, (ii) any Leasehold Improvements that shall have been Substantially Completed, (iii) any Pre-PTLCD Authorized Work (as defined in the Fourth Amendment to Lease Agreement dated as of October 10, 2003), and (iv) any “punch-list” items identified by Landlord and Tenant relating to such Substantially Completed Leasehold Improvements (excluding, however, (x) the cost of punch-list items that are the responsibility of the Landlord’s Contractor to perform at Landlord’s Contractors expense pursuant to the construction contract or any other agreement between Landlord’s Contractor and Landlord, and (y) costs and expenses required to be paid by Landlord pursuant to Article 5 of Exhibit C to the Lease). With Landlord’s tender of payment to Tenant of any unspent balance of the Tenant Work Allowance in excess of the TI Reserve (the “Excess Allowance”), Landlord shall provide to Tenant a detailed statement of the dollar amount of the TI Reserve and of the work (the “TI Reserve Work”) described in clauses (iii) and (iv) of the preceding sentence. Within sixty (60) days after completing the TI Reserve Work, Landlord shall (x) pay to Tenant any remaining unspent portion of any TI Reserve (the “Final TI Payment”) and (y) deliver to Tenant data, reasonably acceptable to Tenant, substantiating the payment of all TI Reserve Costs to which portions of the TI Reserve have been applied. In the event that the TI Reserve shall be insufficient or unavailable (e.g., as a result of making the Final TI Payment before all of the TI Reserve Costs had actually been paid) to cover (A) any TI Reserve Costs duly paid by Landlord after delivering the Excess Allowance to Tenant and/or (B) any other Tenant Work Costs duly paid by Landlord in connection with Tenant Improvements hereafter constructed by Tenant, excluding, however, costs and expenses that are the responsibility of Landlord to pay under Article 5 of Exhibit C to the Lease, Tenant shall reimburse Landlord for such excess TI Reserve Costs or excess Tenant Work Costs (as the case may be) within the same requisition and payment schedule as is set forth above in this Section 3.4. Notwithstanding any provision of the Lease to the contrary, upon paying the Excess Allowance and the Final TI Payment (if any) to Tenant, Landlord shall have no further obligation with respect to any Leasehold Improvements (whether for construction, payment or otherwise), other than the completion of the TI Reserve Work and other than Landlord’s obligations under Article 5 of Exhibit C to the Lease as said obligations relate to Base Building Work and Leasehold Improvements constructed by Landlord. As to Leasehold Improvements constructed by Tenant, (i) Landlord and Tenant shall comply with the Tenant Plan review and approval procedures set forth in this Exhibit C and (ii) the provisions of Section 11 of the Lease shall otherwise control.
2. Tenant agrees not to direct Landlord to perform any Landlord Work whose Substantial Completion cannot reasonably be achieved by July 1, 2004.
3. All references to the Leasehold Improvements in Section 5.02 of the Lease shall mean (and shall be limited to) the portion of the Leasehold Improvements included in the Pre-PTLCD Authorized Work.
4. Except as modified hereby, Landlord and Tenant hereby ratify the Lease.
[signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be sided and sealed by their duly authorized signatories as of the day and year first above written.

LANDLORD:

WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall

Name:	David M. Wall

Title:	Executive Vice President

TENANT:

MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ A. Bradford Bryan Jr.

Name:	A. Bradford Bryan Jr.

Title:	Executive Vice President

THE UNDERSIGNED GUARANTOR UNDER THAT GUARANTY OF CERTAIN LEASE OBLIGATIONS DATED AS OF JUNE 27, 2000, HEREBY CONSENTS TO THE FOREGOING LEASE AMENDMENT AND REAFFIRMS ITS OBLIGATIONS UNDER SAID GUARANTY.

FREMONT INVESTORS, INC.

By:	/s/ Mark H. Simpson

Name:	Mark H. Simpson

Title:	Managing Director

THE UNDERSIGNED GUARANTOR UNDER THAT GUARANTY OF LEASE DATED AS OF JUNE 27, 2000, HEREBY CONSENTS TO THE FOREGOING FOURTH AMENDMENT TO LEASE AGREEMENT DATED AS OF OCTOBER 10, 2003 AND REAFFIRMS ITS OBLIGATIONS UNDER SAID GUARANTY.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ A. Bradford Bryan Jr.

Name:	A. Bradford Bryan Jr.

Title:	Executive Vice President

FIFTH AMENDMENT TO LEASE AGREEMENT
          This Fifth Amendment to Lease Agreement (this “Amendment”) dated as of February 13, 2004, is made by and between (i) WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP, a California limited partnership (hereinafter, the “Landlord”), and (ii) MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC., a Delaware corporation (hereinafter, the “Tenant”).
RECITALS:
A.	Landlord and Tenant entered into that certain Lease Agreement dated as of June 27, 2000, First Amendment to Lease Agreement dated as of November 30, 2000. Second Amendment to Lease Agreement dated as of March 15, 2001, Third Amendment to Lease Agreement dated as of May 15, 2001, and Fourth Amendment to Lease Agreement dated as of October 10, 2003 (said Lease Agreement, as amended, is hereinafter referred to as the “Lease”), pursuant to which Landlord demised and leased to Tenant the Premises (as defined in the Lease). Capitalized terms not defined herein shall have the meanings given to them in the Lease.

B.	Section 7.1 of Exhibit C attached to the Lease provides that once the Rentable Area for (a) the Phase One Improvements or (b) the Phase Two Improvements has been agreed upon by Landlord and Tenant, the parties shall include in the Memorandum of Commencement Date relating to such space the Rentable Area so determined for such Applicable Premises.

C.	Set forth in Exhibit A attached to this Amendment is the parties’ jointly agreed-upon determination of the final measurement of the Rentable Areas for both the Phase One Improvements and the Phase Two Improvements.

D.	Although the Rentable Area shown in Exhibit A for the Phase One Improvements is greater than the Rentable Area set forth in the Memorandum of Commencement Date dated May 20, 2002, Landlord is willing to waive any increase in the Rental allocable to such difference in the two calculations of the Rentable Area for the Phase One Improvements until May 20, 2004.
NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained. Landlord and Tenant do hereby covenant and agree to and with each other as follows:
1. Section 7.1 of Exhibit C attached to the Lease is hereby amended to read in its entirety as follows:
As recited in the Fifth Amendment to Lease Agreement dated as of February 1, 2004. Landlord and Tenant have reached a joint determination of Rentable Areas for the Phase One Improvements and the Phase Two Improvements, which Rentable Areas shall be as set forth in Exhibit A attached to said Fifth Amendment.
2. Notwithstanding the fact that the agreed upon Rentable Area of the Phase One Improvements is greater than the Rentable Area set forth in the Memorandum of Commencement Date dated May 20, 2002. Landlord hereby agrees to waive and forgive any increase in the Rental allocable to such difference in the two calculations of the Rentable Area for the Phase One Improvements until

May 20, 2004. Effective as of May 20, 2004, such waiver shall expire and the Rental allocable to the Phase One Improvements on and after May 20, 2004. shall be based upon the final measurement of the Rentable Area of the Phase One Improvements set forth in Exhibit A attached hereto.
3. Except as modified hereby, Landlord and Tenant hereby ratify the Lease.
     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be signed and sealed by their duly authorized signatories as of the day and year first above written.

LANDLORD:
WASHINGTONIAN PROPERTIES LIMITED PARTNERSHIP

By: Fremont Properties, Inc., General Partner

By:	/s/ David M. Wall

Name:	David M. Wall

Title:	Chief Operating Officer

TENANT:
MARRIOTT INTERNATIONAL ADMINISTRATIVE SERVICES, INC.

By:	/s/ A. Bradford Bryan Jr.

Name:	A. Bradford Bryan Jr.

Title:	Executive Vice President

THE UNDERSIGNED GUARANTOR UNDER THAT GUARANTY OF CERTAIN LEASE OBLIGATIONS DATED AS OF JUNE 27, 2000, HEREBY CONSENTS TO THE FOREGOING FIFTH AMENDMENT OF LEASE DATED AS OF FEBRUARY 1, 2004, AND REAFFIRMS ITS OBLIGATIONS UNDER SAID GUARANTY.

FREMONT INVESTORS, INC.

By:	/s/ Mark H. Simpson

Name:	Mark H. Simpson

Title:	President

THE UNDERSIGNED GUARANTOR UNDER THAT GUARANTY OF LEASE DATED AS OF JUNE 27, 2000, HEREBY CONSENTS TO THE FOREGOING FIFTH AMENDMENT TO LEASE AGREEMENT DATED AS OF FEBRUARY 1, 2004 AND REAFFIRMS ITS OBLIGATIONS UNDER SAID GUARANTY.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ A. Bradford Bryan Jr.

Name:	A. Bradford Bryan Jr.

Title:	Executive Vice President

EXHIBIT G
Addresses for Notices
MIASI
Carolyn Handlon
Senior Vice President, Finance and Treasurer
Department 924.11
Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817

With a copy to:	Senior Vice President, Finance Department 70/107.09 Marriott International, Inc. Architecture and Construction Division 10400 Fernwood Road Bethesda, Maryland 20817

With a copy to:	Marriott International, Inc. Law Department, Department 52.923 10400 Fernwood Road Bethesda, Maryland 20817 Attention: General Counsel

With a copy to:	Chris Wolf Studley, Inc. 555 Thirteenth Street, N.W. Suite 420 East Washington, D.C. 20004-1115

With a copy to:	Joseph M. Fries, Esq. Arent Fox LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5339

BroadSoft

Prior to occupancy:	BroadSoft, Inc. 220 Perry Parkway Gaithersburg, Maryland 20877 Attention: General Counsel
Exhibit G – Page 1

With a copy to:	BroadSoft, Inc. 220 Perry Parkway Gaithersburg, Maryland 20877 Attention: Chief Financial Officer

After occupancy:	Two Washingtonian Center 9737 Washingtonian Boulevard Gaithersburg, Maryland 20878 Attention: General Counsel

With a copy to:	Two Washingtonian Center 9737 Washingtonian Boulevard Gaithersburg, Maryland 20878 Attention: Chief Financial Officer
Exhibit G – Page 2

EXHIBIT H
Approved Parking Signage Design Criteria
[Photo of Parking Signage Design Criteria]
Exhibit H – Page 1

EXHIBIT I
Rules and Regulations
     In the event there is any conflict between this Exhibit I and other provisions of the Sublease, the other provisions of the Sublease shall take priority over this Exhibit I. Any violation of this Exhibit I, which continues beyond any applicable cure period contained in the Sublease, will constitute a default under the Sublease; provided, however, that if BroadSoft fails to comply with any rule or regulation contained in this Exhibit I or with any future reasonable rule or regulation promulgated by MIASI twice in any twelve (12) month period, and provided MIASI gave written notice to BroadSoft of each such violation, then during the balance of such twelve (12) month period, BroadSoft shall not be entitled to any further written notice with respect to a violation of the same such rule or regulation.
     MIASI may, upon request by BroadSoft, waive compliance by BroadSoft of any of the following rules and regulations, provided that (i) no waiver shall be effective unless signed by MIASI or MIASI’s authorized agent, and (ii) no such waiver shall relieve BroadSoft from the obligation to comply with any rule or regulation in the future, unless expressly consented to by MIASI. MIASI shall not unreasonably withhold consent to any requested modification to these rules that may be required in order to make a reasonable accommodation to a person with disabilities.
1.	Except as provided in the Sublease, no signs, logos, posters, advertisements, notices or other lettering shall be inscribed, painted, affixed or displayed on any exterior window, door or other exterior part of the Building, except of such color, size and style, and in such places, as shall be first approved in writing by MIASI, which approval may be withheld by MIASI in its sole and absolute discretion. If such sign, logo, poster, advertisement, notice or other lettering is exhibited without the required approval, MIASI shall have the right to remove the same and BroadSoft exhibiting the same shall be liable for any and all expenses incurred by MIASI by said removal.
2.	No awning or other projection shall be attached to the exterior walls of the Sublet Premises. No curtains, drapes, blinds, shades or screens visible from the exterior of the Building or visible from the exterior of the Sublet Premises, shall be attached to or hung in, or used in connection with any exterior window or door of the Sublet Premises without the prior written consent of MIASI, which consent shall not be unreasonably withheld. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color reasonably acceptable to MIASI, and attached in the manner approved by MIASI, which approval shall not be unreasonably withheld.
3.	BroadSoft shall not place against glass partitions or doors or windows any objects that would be unsightly from the Building corridors or from the exterior of the Building or the Common Areas and will promptly remove any such objects upon notice from MIASI.
4.	BroadSoft shall not make excess noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices that emit excessive sound or other waves or disturbances or create obnoxious odors, any of which may be offensive to the other tenants and occupants of the Building, or that would materially interfere with the operation of any existing device, equipment, radio television broadcasting or reception from or within the Building or elsewhere and shall not, absent written consent from MIASI, place or install any projections, antennas, or similar devices inside or outside of the Sublet Premises or on the Building,.
5.	BroadSoft shall not waste electricity, water, heating, or air conditioning and shall use reasonable efforts to cooperate fully with MIASI to insure the effective operation of the Building’s heating and
Exhibit I – Page 1

air conditioning systems and shall refrain from attempting to adjust any controls other than unlocked room thermostats installed for BroadSoft’s use. BroadSoft shall keep closed all corridor doors on multi-tenant floors and all corridor doors that are rated for fire egress. No doors, windows, light fixtures, or any lights or skylights that reflect or admit light into halls or other places of the Building shall be covered or obstructed. No person shall waste water by interfering or tampering with the faucets or otherwise. BroadSoft shall exercise reasonable care and caution that all water faucets or water apparatus are shut off each day before the Sublet Premises are left unoccupied and that all electricity or gas shall likewise be carefully shut off so as to prevent waste of such utility or possible property damage or injury to MIASI’s janitor or other employees or representatives or to other occupants of the Building; provided, however, that BroadSoft may use such electricity as is reasonably necessary to light the Sublet Premises at all times.

6.	[Intentionally Omitted].

7.	In no event shall BroadSoft bring into the Building inflammables, such as gasoline, kerosene, naphtha and benzene, or explosives or any other article of intrinsically dangerous nature, except those items used in normal general office operations, such as reproductive equipment, etc. and in the operation of the Parking Garage located adjacent to the Building. If, by reason of the failure of BroadSoft to comply with the provisions of this subparagraph, any insurance premium for all or any part of the Building shall at any time be increased, MIASI shall have the option to require BroadSoft to make immediate payment of the increase in such insurance premium caused by BroadSoft.

8.	The Sublet Premises shall not be used for cooking (i.e., the use of devices with an open heating element), lodging, sleeping, or for any immoral or illegal purpose. Microwave ovens, toasters, coffee makers, food, and vending machines may be used in kitchen or kitchenette areas of the Sublet Premises, provided that all such equipment is UL approved and further provided that all such coffee makers are equipped with a properly functioning automatic shut-off device.

9.	BroadSoft and BroadSoft’s employees, agents, visitors and licensees shall observe faithfully and comply strictly with these Rules and Regulations.

10.	Subject to the provisions of the Sublease, (i) no additional locks or bolts of any kind shall be placed by BroadSoft upon any of the doors or windows by BroadSoft and (ii) no changes shall be made in existing locks or the mechanics thereof in the Common Areas, without the prior written consent of MIASI, which consent shall not be unreasonably withheld, conditioned or delayed. Except for the doors to BroadSoft’s reception areas on the floors of the Building which are solely Subleased by BroadSoft, the doors leading to the corridors or main halls shall be kept closed during Business Hours except as they may be used for ingress or egress. BroadSoft shall, upon the termination of its tenancy, return to MIASI all keys used in connection with the Sublet Premises, including any keys to the Sublet Premises, to rooms and offices within the Sublet Premises, to storage rooms and closets, to cabinets and other built-in furniture, and to toilet rooms, whether or not such keys were furnished by MIASI or procured by BroadSoft. On termination of BroadSoft’s Sublease, BroadSoft shall disclose to MIASI the combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Sublet Premises.

11.	Except as set forth in the approved Plans, BroadSoft shall not affix any floor covering in any manner, except as reasonably approved by MIASI. Any carpeting cemented down shall be installed with a releasable adhesive or other releasable fastening process.

12.	The water and wash closets, toilets, urinals, wash bowls, drinking fountains and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no
Exhibit I – Page 2

sweepings, rubbish, rags, hazardous substances not permitted under the Sublease, coffee grounds, paint or other foreign substances shall be thrown or deposited therein.

13.	Except as set forth in the approved Plans, no extensive electric or other wires for any purpose shall be brought into the Sublet Premises without MIASI’s written permission, which shall not unreasonably be withheld, and MIASI, acting reasonably, may specify the manner in which same may be performed or installed. At no time shall more than two electrical devices be connected to any one duplex outlet. Multiple adapters, with the exception of “surge protectors,” are prohibited. Any extension cord used shall be a two-wire cord with ground, shall be sized according to the power draw on the circuit, and shall be a UL approved extension cord.

14.	No bicycles or vehicles shall be brought into or kept in occupied portions of the Building, nor shall any animals, birds or pets (other than helper animals) be brought into or kept in or about BroadSoft’s Sublet Premises or in the Building.

15.	BroadSoft shall not throw anything out of the door or windows, off any balcony, or down any passageways or elevator shafts.

16.	MIASI’s employees are prohibited from receiving articles delivered to the Building and, if such employee receives any article for BroadSoft, such employee shall be acting as the agent of BroadSoft for such purpose. MIASI assumes no liability and shall bear no risk in connection with such deliveries.

17.	All loading, unloading, receiving, relocating from one portion of the Sublet Premises to another portion of the Sublet Premises or delivery of goods and supplies, or disposal of garbage or refuse, shall be made only through the loading dock entryway and freight elevators provided for such purposes and as indicated by MIASI. ABSOLUTELY NO DELIVERIES INTO OR OUT OF THE BUILDING OF ANY KIND MAY BE MADE THROUGH THE FRONT OR REAR LOBBIES. BroadSoft shall be responsible for any damage to the Building or the property of its employees or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Sublet Premises or the Building.

18.	All hand trucks used anywhere in the Building shall be equipped with rubber tires and side guards. BroadSoft shall not place upon any floor of the Sublet Premises a load that exceeds the structural design for the live load in that area of the Building. MIASI reserves the right to reasonably prescribe the weight and position of all safes, files and heavy installations that BroadSoft wishes to place in the Sublet Premises so as to properly distribute the weight thereof, or to require plans prepared by a qualified structural engineer, at BroadSoft’s sole cost and expense, for such heavy objects.

19.	Live/cut Christmas trees (unless certified to be treated with fire retardant), candles, and open flames are strictly prohibited. BroadSoft may use electrical decorative lights only if the same are UL approved.

20.	BroadSoft shall be responsible for all persons for whom it authorizes entry into the Sublet Premises, and shall be liable for all acts of such persons. Anything herein to the contrary notwithstanding, MIASI shall not be liable for any lack of security in respect to the Building whatsoever. In case of invasion, mob, riot, public excitement, act of terrorism, or other commotion, MIASI reserves the right, in its sole good faith discretion, to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of BroadSoft’s employees or the protection of the Building and the property therein. In such case, MIASI shall in no event be liable for damages for
Exhibit I – Page 3

any error or other action taken with regard to the admission or exclusion from the Building of any person.
21.	All entrance doors to the Sublet Premises shall be locked against ingress when the Sublet Premises are not in use. All corridor doors shall also be closed during times when the HVAC equipment in the Building is operating so as not to dissipate the effectiveness of the system or place an overload thereon.
22.	BroadSoft shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.
23.	Subject to the provisions of the Sublease, MIASI reserves the right at any time and from time to time to add to these Rules and Regulations such other and further reasonable rules or regulations as MIASI may deem appropriate. MIASI also reserves the right at any time and from time to time to rescind, alter or waive, in whole or in part, any of these Rules and Regulations when it is deemed necessary, in MIASI’s reasonable judgment, to do so. MIASI shall give BroadSoft reasonable prior notice of any additions, alterations, rescissions, or other changes in or to any provisions of these Rules and Regulations, and such additions, alterations, rescissions, or changes shall operate only prospectively. In no event, however, shall MIASI adopt or enforce Rules and Regulations in a manner unfairly discriminatory against BroadSoft.
24.	BroadSoft shall not stock, pile, store, or place any objects in any freight elevator lobby, in any hallways or corridors, in any Common Areas, or closer than 18 inches to the ceiling of its Sublet Premises. All costs of relocating or adding sprinkler heads (if any) due to walls or objects in a BroadSoft area that project closer than 18 inches to the ceiling, shall be at BroadSoft’s cost.
25.	BroadSoft shall be responsible for any damage to carpeting and flooring (i) as a result of rust, staining, or corrosion caused by any spillage of food or chemicals by BroadSoft, its agents, employees, contractors or invitees, or (ii) by any of BroadSoft’s potted plants, file cabinets, pot holders, roller chairs, or other metal objects.
26.	Except as set forth in the approved Plans, no security system may be installed without MIASI’s prior written approval of such system, which approval shall not be unreasonably withheld.
27.	BroadSoft shall not obstruct, or sweep or throw dirt or any other substance into, or temporarily or permanently store or dispose of any trash, garbage, waste, or refuse in, any sidewalk, hall, passage, balcony, exit, entrance, elevator, or stairway of the Building, or use the same for any purpose other than for ingress to and egress from BroadSoft’s Sublet Premises. No person shall go upon or use the roof of the Building, unless expressly so authorized by MIASI, or as otherwise provided in the Sublease.
28.	No trash, garbage, waste, or refuse shall be stored or disposed of in any Common Areas, except in the dumpsters or trash containers provided by MIASI for that purpose. BroadSoft shall only use such dumpsters and trash containers for disposal of non-hazardous trash or waste generated at the Building in connection with the ordinary conduct of BroadSoft’s business at the Building in accordance with the terms and conditions of its Sublease. BroadSoft shall reasonably cooperate with MIASI in the implementation of a reasonable recycling program for the Building.
29.	BroadSoft shall by written notice to MIASI appoint a person or persons to act as BroadSoft’s authorized representatives. All BroadSoft requests to MIASI or its management for services shall be
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made through the authorized representatives. BroadSoft’s authorized representatives shall also serve as BroadSoft contacts in the event of Building emergencies, interruptions of services, or security problems.
30.	In the event MIASI shall elect, or be required, to perform any maintenance, repairs, alterations, improvements, or installations on BroadSoft’s Sublet Premises, BroadSoft shall, upon MIASI’s request, move any file cabinets, furniture, or equipment as required by MIASI’s workers in order for them to obtain full, unobstructed access to the area where their work is to be performed.
31.	Smoking of cigarettes, cigars, and pipes is prohibited in Building lobbies, stairways, corridors, elevators, restrooms, and other Common Areas, and in all occupied spaces within the Building as well. All cigarettes, cigars, and pipes shall be extinguished before entering the Building.
32.	MIASI may exclude or expel from the Building any person who, in the judgment of MIASI, shall in any manner do any act in material violation of any of these rules or regulations (as the same may be amended).
33.	Any non-standard services shall be provided at prevailing market rates charged by other landlords of comparable Class A buildings in Montgomery County, MD, which charge shall not include an administrative fee, overhead or profit for MIASI or any MIASI Affiliate. By way of example and not limitation, these non-standard services shall include (i) additional janitorial services, (ii) additional keys, (iii) re-keying locks, (iv) replacing bulbs in non-standard fixtures, (iv) any repair or maintenance to non-standard improvements or to supplemental HVAC systems installed by tenant, or (v) repairs or replacement to drywall, common areas, ceiling tile, elevator cabs, parking surfaces, landscaping or other surfaces necessitated by actions of a tenant or the tenant’s visitors.
Exhibit I – Page 5

EXHIBIT J
HVAC Design Specifications

Indoor Design Conditions:

Summer	75 degrees F / 50% R.H.
Winter	70 degrees F

Outdoor Design Conditions:

Summer	95 degrees F DB / 78 degrees F WB
Winter	10 degrees F

Lighting and Power Loads:

Office Space	5 watts/sf (2 watts/sf lights, 3 watts/sf power)

Occupancy Load:

Office	1 Person / 142 rentable SF

Outside Air Quantity:

20 CFM / Person
Exhibit J – Page 1

EXHIBIT K
Approximate Location of Expansion Space
[Diagram of Expansion Space]
Exhibit K – Page 1

EXHIBIT L
[Intentionally Omitted]
Exhibit L – Page 1

EXHIBIT M
Satellite Antenna Installation Requirements
1. Installation requires MIASI and Landlord approval (Marriott & James Campbell).
2. A permit must be pulled from the City of Gaithersburg.
3. Final inspection certificate and approval sticker must be provided to the management office upon completion.
4. A complete scope of work must be provided to the management company to include a construction schedule, before any work is to be done.
5. All after-hours assistance from the management staff will be billed back to BroadSoft (e.g., for x-ray and core drilling work, if applicable).
6. The installation contractor must provide the management company a certificate of insurance listing the additional insured. (See Property Manager for details).
7. Antenna cannot be visible from the ground, per city of Gaithersburg.
8. Antenna cannot be attached to the parapet wall.
9. Antenna cannot be placed on the penthouse roof.
10. Antenna cannot be attached to the mechanical curtain wall.
11. Antenna must be connected to a frame and base, weighted by cinder blocks. Frame, base, and rubber (mat) padding must set directly on the protective felt on roof insulation not on top of the rock ballast.
12. The frame/base must be grounded.
13. The antenna cannot be located between the window washing anchors and the roof edge.
14. If core drilling is required for conduit to enter the building, the roof must be Cobalt X-rayed if the G.P.R. results are inconclusive (Ground Penetrating Radar). The GPR’d /X-rayed positions must be approved by the building structural engineer (SK&A) prior to being core drilled. This is a post tension, poured concrete slab building, which requires such measures.
15. All new roof penetrations will be sealed by the building’s roofing contractor (Prospect Roofing) and tested for water tightness.
16. Any future roof leaks that are directly caused from this penetration will be the responsibility of BroadSoft.
Exhibit M – Page 1